As filed with the Securities and Exchange Commission on April 21, 2006
Registration No. 333-128752

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO FORM S-3
ON
Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRESCIENT APPLIED INTELLIGENCE, INC.
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	7371 (Primary Standard Industrial Classification Code Number)	73-1247666 (I.R.S. Employer Identification No.)
1247 Ward Avenue
West Chester, Pennsylvania 19380
(610) 719-1600
(Address and telephone number of principal executive offices and principal place of business)
Thomas W. Aiken
Senior Vice President and Chief Financial Officer
1247 Ward Avenue
West Chester, Pennsylvania 19380
(610) 719-1600
(Name, address and telephone number of agent for service)
Copy to:
Lance M. Hardenburg
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
(214) 953-0053
     Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed Maximum	Amount of
Title of Each Class of	to be	Maximum Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share(1)	Offering Price(1)	Fee(2)
Common Stock, $.001 par value	51,697,154	$0.175	$9,047,001.90	$968.03 (3)

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c), based upon the average of the bid and ask prices reported on the OTC Bulletin Board on April 20, 2006.

(2)	Calculated by multiplying the maximum aggregate offering price by 0.000107.

(3)	A registration fee of $1,771.53 was previously paid by the registrant on September 30, 2005.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated April 21, 2006
PROSPECTUS
PRESCIENT APPLIED INTELLIGENCE, INC.
Common Stock, $.001 par value
51,697,154 Shares
     The selling stockholders named in this prospectus may use this prospectus to offer and sell up to 51,697,154 shares of our common stock, $0.001 par value per share, including 28,425,976 shares that are currently outstanding, 16,854,794 shares issuable upon conversion of certain shares of preferred stock and 6,416,384 shares that are issuable to the selling stockholders upon exercise of outstanding warrants. The selling stockholders will receive all the proceeds from the sale of the offered shares. See “Selling Stockholders” on page 38 of this prospectus.
     Our common stock trades on the OTC Bulletin Board maintained by the NASD under the symbol “PPID.OB.” The closing price of our common stock on the OTC Bulletin Board on April 20, 2006 was $0.16 per share.
     The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus to read about certain factors you should consider before deciding whether to invest in our common stock.
     Prescient Applied Intelligence, Inc. is a Delaware corporation. Our principal executive offices are located at 1247 Ward Avenue, West Chester, Pennsylvania 19380, and our phone number is (610) 719-1600. In this prospectus, references to “Prescient,” “the company,” “we,” “us” and “our” refer to Prescient Applied Intelligence, Inc. and its subsidiaries.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2006.

-i-

PROSPECTUS SUMMARY
     Investors should pay particular attention to the information regarding investment risks related to Prescient and this offering of its common stock that are included in the section entitled “Risk Factors” on page 2 of this prospectus.
Our Company
     Prescient Applied Intelligence, Inc. was originally formed in 1985 as Applied Intelligence Group, an Oklahoma corporation. In 1998, the company name was changed to The viaLink Company. In 1999, the company reorganized as a Delaware corporation.
     On December 31, 2004 the company merged with Prescient Systems, Inc. and the name was changed to Prescient Applied Intelligence, Inc. (the “Merger”). In connection with the Merger, the Company revised its capitalization by converting all of its debt instruments to equity instruments, converted certain preferred stock instruments to common stock and other preferred stock issuances, effected a 20-1 reverse stock split and raised cash through the sale of equity instruments.
     Prescient provides subscription-based business-to-business electronic commerce services that enable companies in the consumer packaged goods, retail and automotive industries to efficiently manage their highly complex supply chain information. These activities are referred to as advanced commerce offerings. Prescient also sells supply chain planning solutions to consumer products companies, referred to as supply chain offerings. Prescient’s offerings allow manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to plan, communicate and synchronize item, pricing and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. Prescient offers both the advance commerce and supply chain applications in combined offerings to existing and potential customers and considers this one business segment.
     Prescient’s clients and customers range from small, rapidly growing companies to large corporations in the consumer packaged goods, retail and automotive parts retail industries and are geographically dispersed throughout the United States, Canada and the United Kingdom.
Terms of the Offering

Common stock offered by our selling stockholders	51,697,154 shares

Common stock to be outstanding after the offering	73,024,306 shares (assumes all warrants and convertible securities are exercised and that all shares offered are sold)

Use of Proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

NASD OTC Bulletin Board Symbol	PPID.OB

RISK FACTORS
     The value of our business and an investment in our common stock is subject to the significant risks inherent in our business. Investors should consider carefully the risks and uncertainties described below and the other information in this prospectus. If any of the events described below actually occur, our profitability may decline or we may incur losses, which in turn could cause the price of our common stock to decline, perhaps significantly.
Risks Related To Our Company
If we fail to obtain additional funding, we will be required to suspend or halt our operations.
To date, we have funded our operations primarily through proceeds from the public and private placements of equity and debt securities, as well as contractual revenue arrangements with our customers. We believe that our existing cash and cash equivalents and expected revenue from our customers will not be sufficient to meet our operating and capital requirements through 2006.
We will require additional capital in the near future. We retained an investment banker in March 2006 to assist us in raising capital. There are, however, no assurances that funding will be available when we need it on terms that we find favorable, if at all. We may seek to raise these funds through public or private equity offerings, debt financings, credit facilities, or other arrangements.
If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and they may experience substantial dilution. We may also issue equity securities that provide for rights, preference and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of our common stock and our preferred stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If adequate funds are not available or are not available on acceptable terms, we will be required to suspend or halt our operations.
We are dependent upon the operation of an outsourced data center for the timely and secure delivery of our advanced commerce services.
We currently use Hewlett-Packard’s data center as the host for our advanced commerce services. We are dependent on a continued relationship with Hewlett-Packard, or another outsourced data center vendor, for the timely and secure delivery of our advanced commerce services. If our outsourced data center fails to meet our expectations in terms of reliability and security, or if the outsourced data center vendor, as our largest vendor, withdraws its support, our ability to deliver our advanced commerce services will be seriously harmed, resulting in the potential loss of customers and subscription revenue. Furthermore, if our relationship with the outsourced data center vendor were terminated, we would be forced to find another service provider to host our services.
Under the terms of a Remote Resourcing Agreement, our data center is expected to be moved from the Hewlett-Packard site to a data center owned by an affiliate of Tak Investments, LLC. We are currently negotiating the terms of moving our data center including a dispute over unpaid fees related to the new data center and certain other services. We currently estimate the fee dispute to be between $210,000 and $357,000. At December 31, 2005 $210,000 has been accrued in connection with this dispute. Our total commitment to Tak under the term of the disputed Remote Resourcing Agreement is approximately $7.3 million over a period of five years, which represents approxima tely $3.6 million for data center services, as well as our current estimate of potential obligations for remaining services required to be performed by Tak under the agreement. The timing of the data center move is still uncertain. If the move occurs, our monthly operating expense will be less than we are currently paying to Hewlett-Packard. There is no assurance that this potential new data environment will improve operations or even equal our current operations. In the process of moving the data environment, our customers may experience outages in availability to our hosted data environment. Such outages may result in loss of existing customers, require us to pay damages and may impact our ability to acquire new customers.
If we fail to negotiate favorable terms under our Remote Resourcing Agreement, our cash flows, results of operations and financial condition will be significantly impacted, including a potential cessation of operations.
We entered into a five-year Remote Resourcing Agreement with an affiliate of Tak Investments, LLC in April 2005. Tak Investments is one of our significant investors. Under the terms of the Remote Resourcing Agreement, we are expected to receive a number of services, including, without limitation, a new data center, EDI VAN services and technical and professional consulting services. Other than receiving EDI VAN services, none of the others services have yet to commence. We are currently in dispute over unpaid fees under this agreement. We currently estimate the fee dispute to be between $210,000 and $357,000. As of December 31, 2005, $210,000 has been accrued in connection with this dispute. Our total commitment to Tak under the term of the disputed Remote Resourcing Agreement is approximately $7.3 million over a period of five years, which represents approximately $3.6 million for data center services, as well as our current estimate of potential obligations for remaining services required to be performed by Tak under the agreement. We are also currently negotiating the terms of our on-going rights and obligations under this agreement. If the result of our negotiations of the fee dispute and the on-going rights and obligations are not favorable, we may be required to pay significant fees in both the near and long-term. We may not have sufficient cash on-hand to pay these fees, which will have a significant impact on our cash flows, results of operations and financial condition, including a potential cessation of operations.
If our security measures are breached and unauthorized access is obtained to a customer’s data, our advance commerce services may be perceived as not being secure and customers may curtail or stop using our service.
Our advance commerce services involves the storage, analysis, and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss or corruption of this information, litigation, and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance, or otherwise, and, as a result, an unauthorized party obtains access to one or more of our customers’ data, our reputation could be damaged, our business may suffer, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage computer systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. While we are not aware of any such breach, if an actual or perceived breach of our security occurs, the perception by existing or potential customers of the effectiveness of our security measures could be harmed and we could lose sales and customers.
We have received a “Going Concern” opinion from our independent registered public accounting firm.
Our independent public accounting firm issued a report on our consolidated financial statements for the fiscal year ended December 31, 2005, with an explanatory paragraph regarding our ability to continue as a going concern. Such an opinion by our independent registered public accounting firm may impact our dealing with third parties, such as customers, suppliers and creditors, because of concerns about our financial condition. Any such impact could have a material adverse effect on our business, operating results and financial condition.
The interests of our controlling stockholders may conflict with our interests and the interests of our other stockholders.
As of December 31, 2005, SDS Capital Group SDC LTD and its affiliate, Northsound and its affiliates, Newspring Ventures and Tak Investments, LLC owned approximately 18%, 13%, 9%, and 16%, respectively, of our outstanding common stock on a fully diluted basis. If our controlling stockholders choose to act together, they may be able to exercise control over us, including the election of directors and the approval of actions submitted to our stockholders. In addition, without the consent of these controlling stockholders, we may be prevented from engaging in transactions that would be beneficial to our other stockholders. Therefore, the interests of the controlling stockholders may materially conflict with our interests and the interest of our other stockholders.
We have a history of operating losses and will have future operating losses.
Our predecessor, The viaLink Company (viaLink), had a history of operating losses and incurred net losses of approximately $7.5 million in 2004, and our consolidated company incurred a net loss of $2.3 million for the year ended December 31, 2005. As of December 31, 2005, we had an accumulated deficit of approximately $105 million representing the sum of our historical net losses and will incur losses in the future. Going forward, we will continue to expend resources to develop and market our products and services.
Our current cost reduction efforts could severely limit our ability to maintain and grow our business.

Our current cost reduction efforts place significant demands on management and operational resources. We may not be able to maintain and grow our business at current staffing levels. Additionally, the failure to retain the highly trained technical personnel that are essential to our product development, marketing, service and support may limit the rate at which we can generate revenue and develop new products or product enhancements.
We have an annual limitation on the use of our net operating loss carry forwards.
Due to the change of ownership resulting from our merger with Prescient Systems, Inc. on December 31, 2004, we are subject to an annual limitation on the use of our net operating loss carry forwards.
Acquisitions may disrupt or otherwise have a negative impact on our business.
We may make investments in and acquisitions of complementary companies, technologies, and assets. Future acquisitions are subject to the following risks:
•	acquisitions may cause a disruption in our ongoing business, distract our management and other resources, and make it difficult to maintain our standards, controls, and procedures;

•	we may acquire companies in markets in which we have little experience;

•	we may not be able to successfully integrate the services, products, and personnel of any acquisition into our operations;

•	we may be required to incur debt or issue equity securities, which may be dilutive to existing stockholders, to pay for the acquisitions;

•	we may be exposed to unknown or undisclosed liabilities; and

•	our acquisitions may not result in any return on our investment and we may lose our entire investment.
Any failure to adequately expand our direct sales force will impede our growth.
We expect to be substantially dependent on our direct sales force to obtain new customers and to manage our customer base. We believe that there is significant competition for direct sales personnel with the advanced sales skills and technical knowledge we need. Our ability to achieve significant growth in revenue in the future will depend, in large part, on our success in recruiting, training, and retaining sufficient direct sales personnel. New hires require significant training and may, in some cases, take more than a year before they achieve full productivity. Our recent hires and planned hires may not become as productive as we would like, and we may be unable to hire sufficient numbers of qualified individuals in the future in the markets where we do business. If we are unable to hire and develop sufficient numbers of productive sales personnel, sales of our products and services may suffer.
If our services and software fail to gain market acceptance, our business will be materially adversely affected.
Virtually all of our revenue for the foreseeable future will be derived from implementation fees, subscription revenues, license sales, and related maintenance and professional fees. We need to generate an increased amount of revenues from these services. A number of factors will determine whether these services achieve market acceptance, including:
•	competitive offerings;

•	performance and functionality of the services;

•	ease of adoption;

•	satisfaction of initial subscribers; and

•	success of our marketing efforts.
If market acceptance develops more slowly than expected, or fails to develop at all, our business, operating results and financial condition will be seriously damaged.
Our success is dependent upon a critical mass of leading retailers and suppliers subscribing to our advanced commerce services.
The success of our advanced commerce business depends on a significant number of retailers subscribing to and using these services and linking with manufacturers, wholesalers and distributors over the Internet (or other technologies) through our advanced commerce suite of services. We cannot predict if, or when, a significant number of manufacturers, suppliers and retailers will subscribe to our services. To encourage purchasers to subscribe to and use our advanced commerce services, we must offer a broad range of product, price and promotion information from a large number of suppliers through our advanced commerce service. However, to attract suppliers to subscribe to our advanced commerce solutions, we must increase the number of retailers who use our services. If we are unable to build a critical mass of retailers and suppliers, we will not be able to benefit from a network effect where the value of our services to each subscriber significantly increases with the addition of each new subscriber. Our inability to achieve this network effect would reduce the overall value of our services to retailers and suppliers and, consequently, would harm our business.
Our advanced commerce sales cycle causes unpredictable variations in our operating results.
Our advanced commerce sales cycle has been and may continue to be unpredictable. Our sales cycle is also subject to delays because we have little or no control over customer-specific factors, including customers’ budgetary constraints and internal acceptance procedures. Consequently, we may spend considerable time and expense providing information to prospective customers about the use and benefits of our services without generating corresponding revenue. The length of the sales pursuit makes it difficult to accurately forecast the quarter in which implementation and subscription services will occur. This may cause our revenues from those services to be delayed from the expected quarter to a subsequent quarter or quarters or to vary from quarter to quarter. Furthermore, we have little or no control over customer-specific deployment plans, including but not limited to the expansion of the customer’s trading community. Our future revenue growth is dependent upon the addition of new customers and the expansion of our existing customers’ trading communities. As a result, our revenues and results of operations in any quarter may not meet market expectations or be indicative of future performance.
We depend on suppliers for the success and accuracy of our advanced commerce services.
We depend on suppliers to subscribe to our advanced commerce services in sufficient and increasing numbers to make the services attractive to retailers and, consequently, other suppliers. In order to provide retailers accurate data, we rely on suppliers to update their item, price and promotion information stored in the advanced commerce database. We cannot guarantee that the item, price and promotion information available from our services will always be accurate, complete and current, or that it will comply with governmental regulations, such as those relating to pricing alcohol and liquor or nutritional guidelines. Incorrect information could expose Prescient to liability if it harms users of our services or results in decreased adoption and use of these services.
Our customer base is concentrated and our success depends in part on our ability to retain existing customers and subscribers.
If one or more of our major advanced commerce customers were to substantially reduce or terminate their use of these services, our business, operating results and financial condition would be harmed. In 2005, our advance commerce revenues, which are primarily subscriptions, comprised approximately 59% of total revenues, and approximately 43% of our advanced commerce subscription revenues were derived from our five largest customers. Our largest customer in 2005 accounted for approximately 13% of total revenues and our largest advance commerce customer accounted for 24% of subscription revenue. The amount of our revenues attributable to specific customers is likely to vary from year to year. We do not have long-term contractual commitments with any of our current customers, and our customers may terminate their contracts with little or no advance notice and without significant penalty. As a result, we cannot be certain that any of our current customers will be customers in future periods. A customer termination would not only result in lost revenue, but also the loss of customer references that are necessary for securing future customers.
We expect to face increased competition with our advanced commerce services; if we are unable to compete successfully, our business will be harmed.
If we face increased competition with our advanced commerce services, we may not be able to sell our advanced commerce services on favorable terms. Furthermore, increased competition could reduce our advanced commerce market share or require us to reduce the price of our services.
To achieve market acceptance and thereafter to increase our advanced commerce market share, we will need to continually develop additional services and introduce new features and enhancements. Our potential competitors may have significant advantages over us, including:
•	significantly greater financial, technical and marketing resources;

•	greater name recognition;

•	the ability to offer a broader range of products and services; and

•	larger customer bases.
Consequently, if we are unable to compete successfully, our business will be harmed.
There can be no assurance that future sales of new supply chain licenses will increase enough to ensure revenue growth and profitability.
We have a history of uneven revenue performance due to the unpredictable nature of our supply chain software license sales. There can be no assurance that new supply chain software license sales will ever increase sufficiently enough for our retailer-centric solutions business to achieve consistent growth and profitability
Our supply chain solutions are dependent upon the Microsoft platform for our business rules, which may limit our acceptance by potential customers.
Our supply chain solutions are dependent on Microsoft operating systems and PC based systems to run our business rules. While the solutions can run databases on Unix or Linux, it cannot run business rules on these platforms. Therefore, the inability of our supply chain solutions to run business rules on non-Microsoft platforms may severely limit our potential customer base.
Industry competitors have licensed our supply chain application code and could develop a product competitive to our own technology, or partner with an organization that would offer a more robust solution.
Ross signed a technology licensing agreement with our predecessor, Prescient Systems’ on April 21, 2004, under which it licensed application code owned by Prescient Systems in order to resell and build out a Ross-specific solution based upon Prescient Systems’ technology. The agreement with Ross included a non-compete clause that restricted Ross’ ability to compete with Prescient Systems for one year. Ross is no longer prohibited from selling directly into our customer base with a competing solution. Therefore, we may have to compete against solutions provided by Ross that are based on our own technology. Ross also has the ability to partner with other providers of consumer goods industry point solutions, thus rounding out Ross’ ERP solution. If Ross is able to offer a more robust solution to the consumer goods industry, there can be no assurance that we will be able to offer comparable functionality. Therefore, there can be no assurance that we will be able to compete effectively against Ross.

We must adapt to technology trends and evolving industry standards to remain competitive. We may be unable to adapt our offerings to meet the continuing evolution of the advanced commerce and supply chain markets, or capitalize on more advanced technology offerings.
The web-based advanced commerce market is characterized by rapid changes due to technological innovation, evolving industry standards and changes in customer needs. Our future success will depend on our ability to continue to develop and introduce a variety of new services and enhancements that are responsive to technological change, evolving industry standards and customer requirements on a timely basis. We cannot be certain that technological developments and products and services that our competitors introduce will not cause our existing services, and new technologies in which we invest, to become obsolete.
The supply chain market is evolving to include new, more advanced technology offerings such as RFID (radio frequency identification) for the gathering, exchange, and analysis of information. As the market continues to evolve, additional competitors may enter the market and competition may intensify. The software market is characterized by rapid changes, and is highly competitive with respect to the need for timely and state-of-the-art product innovation. Our success, in part, depends on our ability to remain abreast of the latest technologies and to incorporate new and advanced technologies into our product offerings. There can be no assurance that we will be sufficiently innovative to remain competitive.
Our success is dependent on retaining key personnel.
We are highly dependent on our president and chief executive officer, Jane F. Hoffer. The loss of Ms. Hoffer’s services could have a material adverse effect on our future operations. Our success is also dependent on our ability to attract, retain, and motivate highly trained technical, marketing, sales, and management personnel. There is no assurance we will be able to retain our key employees or that we will be successful in attracting and retaining such personnel in the future and an inability to do so would materially adversely affect our business.
Risks Related To This Offering
Our stockholders will experience dilution in connection with the exercise of warrants and stock options and the conversion of our preferred stock.
Our stockholders will experience dilution in connection with the exercise of warrants and stock options into shares of our common stock and the conversion of shares of our preferred stock into shares of our common stock. As of December 31, 2005 we had :
▪	outstanding warrants exercisable into approximately 7.2 million shares of our common stock ;

▪	outstanding stock options exercisable into approximately 3 million shares of our common stock; and

▪	outstanding shares of preferred stock convertible into approximately 19.2 million shares of our common stock.
The sale of a substantial number of shares of our common stock underlying the above warrants, options or preferred stock, or even the potential for such sales, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of equity securities.
We are required to pay penalty payments in connection with contractually managed registration obligations and such payments may materially impact our cash flows, results of operations and our financial condition.
We are contractually obligated to register with the Securities and Exchange Commission (SEC) certain shares of our common stock, including shares underlying outstanding warrants and preferred stock. Under such contractual arrangements, we are required to pay penalties if we do not meet certain timelines in such required registration. We have not met these timelines. We are, therefore, accruing monthly cash penalty payments. As of December 31, 2005, we have paid or accrued $223,000 in penalties for failure to meet the contractually mandated registration timelines. We will continue to accrue $29,000 in penalties per month for the foreseeable future until such registration becomes effective. We may be unable to complete such registration and may be required to continue to accrue penalty payments. The payment of such penalties may have a material impact on our cash flows, results of operations and our financial condition.
There are certain rules applicable to our common stock as a “penny stock, ” and those rules may limit the liquidity and the resale of our common stock.
The SEC has promulgated rules governing the trading in penny stocks, defined generally as low-priced (below $5), speculative securities of very small companies. While penny stocks generally trade over-the-counter, such as on the OTCBB or the Pink Sheets, they may also trade on securities exchanges, including foreign securities exchanges. Under these rules, our common stock is currently classified as a penny stock. As a penny stock, our common stock is currently subject to rules promulgated by the SEC that impose additional sales practice requirements on broker-dealers that might sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. Further, if the price of the stock is below $5 per share and the issuer does not have $2.0 million or more net tangible assets or is not listed on a registered national securities exchange or Nasdaq, sales of such stock in the secondary trading market are subject to certain additional rules promulgated by the SEC. Our common stock is currently subject to these additional rules. These rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, and disclosure of the compensation to the broker-dealer and the salesperson working for the broker-dealer in connection with the transaction. These rules and regulations may affect the ability of broker-dealers to sell our common stock, thereby effectively limiting the liquidity of our common stock. These rules may also adversely affect the ability of persons that acquire our common stock to resell their securities in any trading market that may exist at the time of such intended sale. Furthermore, penny stocks, including our common stock, may trade infrequently, which means that it may be difficult to sell penny stock shares, including shares of our common stock, once you own them. Investors in penny stocks, including our common stock, should be prepared for the possibility that they may lose their whole investment.
Our common stock price is likely to remain highly volatile.
The market for stocks of technology companies has been highly volatile over the past few years. Throughout this period, the market price of our common stock has experienced significant volatility, and our daily trading volume has been, and will likely continue to be, highly volatile. Investors may not be able to resell their shares of our common stock following periods of price or trading volume volatility because of the market’s adverse reaction to such volatility. Factors that could cause volatility in our stock price and trading volume, in some cases regardless of our operating performance, include, among other things:
•	general economic conditions, including suppressed demand for technology products and services;

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations;

•	new products or services;

•	changes in the market valuations of other software or technology companies;

•	failure to meet analysts’ or investors’ expectations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, or joint ventures;

•	our cash position and cash commitments;

•	our prospects for advance commerce and software sales and new customers; and

•	additions or departures of key personnel.

Our forward-looking statements may prove to be inaccurate.
     This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about Prescient’s forecasts, expectations, beliefs, performance, plans, strategy, objectives, and intentions. Although we believe that the forecasts, expectations, beliefs, performance, plans, strategy, objectives and intentions reflected in, or suggested by, those forward-looking statements are reasonable, it is possible that one or more, or even all, of them may not be achieved or realized. Factors that could cause actual results to differ materially from the forward-looking statements made in this prospectus are set forth in this “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements attributable to Prescient are qualified in their entirety by those cautionary statements. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements. The words “intend,” “anticipate,” “believe,” “estimate,” “plan” and “expect,” and similar expressions as they relate to us, are included to identify these forward-looking statements. Forward-looking statements include those that address activities, developments or events that we expect or anticipate will or may occur in the future. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The actual outcome of the events described in these forward-looking statements could differ materially. Risks, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:
•	the risks associated with growth;

•	changes in consumer demand and preferences that cause people to desire services other than those offered by Prescient; and

•	risks associated with our lack of liquidity.
     These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.
     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and the applicable prospectus supplement.
USE OF PROCEEDS
     This prospectus has been distributed solely to permit the selling stockholders to offer and sell shares of our common stock to the public. Prescient is not offering shares for sale, and it will receive no proceeds from the resale of shares by the selling stockholders. However, we have received proceeds from the original issuance of the outstanding shares covered by this prospectus.
     The potential net proceeds to Prescient from the exercise of the warrants for shares of common stock covered by this prospectus will be up to approximately $7.7 million. Prescient intends to use such net proceeds, if any, for general working capital and other corporate purposes. As of the end of trading hours on April 20, 2006 when Prescient’s common stock closed at $0.16 per share, none of the warrants to acquire the 6,416,384 warrant shares covered by this prospectus were “in-the-money,” meaning that the holder of the warrant could acquire the shares at a strike price lower than the market price then in effect. The price of Prescient’s common stock would have to rise to $2.00 per share in order for warrants to acquire the remaining warrant shares to be “in-the-money.” There can be no assurance that any of these warrants will be exercised before they expire and, as a result, that Prescient will receive any proceeds from them.
DIVIDEND POLICY
     Prescient never declared or paid cash dividends on its capital stock and does not intend to pay cash dividends on its capital stock in the foreseeable future. The company currently expects to retain any future earnings to fund the operation and expansion of its business. Any future determination as to the payment of dividends will be at the discretion of the board of directors.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     The company’s common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB). The following table sets forth, for the periods indicated, the high and low closing prices of the common stock as reported by the OTCBB, adjusted to give effect to the 1 for 20 reverse stock split effective December 31, 2004. These prices may not be an accurate indicator of the value of our shares. Bid and asked prices entered by market makers are inter-dealer price quotations and do not reflect retail markup, markdown or commissions.

	Common Stock Price
	High	Low
2003:
First Quarter	$3.80	$1.80
Second Quarter	3.10	1.50
Third Quarter	3.00	1.70
Forth Quarter	2.70	1.20

2004:
First Quarter	$2.10	$1.20
Second Quarter	1.76	0.86
Third Quarter	1.20	0.84
Fourth Quarter	1.10	0.70

2005:
First Quarter	$1.15	$0.33
Second Quarter	0.57	0.28
Third Quarter	0.51	0.27
Fourth Quarter	0.33	0.11
As of December 31, 2005 there were 43,645,703 shares of common stock outstanding, held of record by approximately 458 persons.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Overview
Prescient was originally formed in 1985 as Applied Intelligence Group, an Oklahoma Corporation. In 1998, its name was officially changed to The viaLink Company. In 1999, the company reorganized as a Delaware Corporation. On December 31, 2004, The viaLink Company merged with Prescient Systems, Inc. and changed its name to Prescient Applied Intelligence, Inc.
Prescient Systems was founded in 1982 as Lucas, Bear and Associates, Inc. Prescient Systems was renamed in 1996, after a management buyout of Lucas, Bear & Associates, Inc., led by Jane Hoffer, current president and CEO. In 2000, Prescient Systems acquired Proasis Ltd., a provider of Advanced Planning and Scheduling, or APS, software based in the United Kingdom. Coupling industry insight with strategic growth, Ms. Hoffer, Prescient Systems’ CEO since 1996, and her team evolved Prescient Systems into a premier provider and innovator of retailer-centric planning and collaboration solutions. As a combined organization, we believe that we deliver the industry’s broadest offering with solutions to encompass retailers and suppliers and enable their ability to collaborate through shared point-of-sale data. We provide a continuum of solutions that aligns suppliers (manufacturers and distributors) and retailers to meet consumer demand.
Our advanced commerce solutions for retailers and supply chain solutions for suppliers enable retail trading partners to align planning and execution with changing market needs to facilitate collaboration and advanced commerce. The solutions capture information at the point of sale, provide greater visibility into real-time demand, and turn information into action. As a result, the solution drives efficiencies from the retail “shelf” through the entire supply chain.
Sources of Revenue

We derive our revenues from monthly subscriptions to our advance commerce customers. Additionally, we derive revenue from the sale of licenses of our supply chain planning software along with related maintenance revenue. We also provide professional services to our customers.
Subscriptions and Implementation — For use of our subscription advance commerce service, customers pay either a flat monthly subscription rate or a rate based on the number of trading partners and the size and complexity of the trading relationships. Other services are available for additional monthly subscription fees. Subscription advance commerce services are provided by and are resident on our database servers. Customers gain access to and use our advance commerce services through means ranging from Internet web browsers to fully automated batch interfaces imbedded in the customer’s IT systems. For new advanced commerce transactions, customers are charged an implementation fee ranging from $200 for an on-line implementation to more than $100,000 for complex supplier and retailer installations, and such fees are due in advance, are nonrefundable and are separately priced from the use of advance commerce services. Implementation fees are separately priced based on time and materials. Complex implementation costs consist primarily of labor by technical support personnel to configure customer data and establish a connection to our advance commerce services. Basic implementation services, including training the customer on how to use these services and how to format and populate the database with the customer’s data, are provided to all customers. Services beyond the basic implementation services include consulting services that help customers modify their own IT systems and procedures to enable more automated interfaces with our advance commerce services. We have no obligation to perform any future implementation services and no additional implementation services are necessary upon renewal of the service by the customer.
We recognize revenues for our subscription and basic implementation services ratably over the term of the subscription arrangement. Revenues collected in advance are deferred and recognized as earned. We recognize implementation fees and associated costs for the more involved implementation activities as the services are provided. Implementation fees and associated direct costs to provide basic implementations are deferred and recognized over the period the subscription-based services are provided. Implementation fees and associated direct costs for basic implementations are deferred because we do not have an objective basis to determine the fair value of the basic implementation services and they are essential to subscription to our services. The fair value of more involved implementation activities is established using a residual method and generally equals the amount charged by us based on time and materials.
In cases where customers are charged a “per use” fee, we recognize revenues for subscription fees for customer use of services as these services are provided. Revenues collected in advance and revenues dependent upon future performance criteria are deferred and recognized as earned and those performance criteria are met.
License and maintenance — Software license revenue is recognized upon shipment of the software product, where no significant obligations by us exist, the payment is fixed or determinable, the arrangement is evidenced by an agreement and collection is probable. Maintenance revenues are recognized ratably over the maintenance period, in accordance with the terms of the related agreements. We use the residual method of allocating a portion of the total fee to maintenance and license fees when both are included in the total contract fee (license and maintenance). Service revenues, including training and implementation consulting, are separately priced and are recognized as the services are performed, based upon the fair value of services performed.
Professional services revenue is recorded as service is performed. A Professional Services Agreement is a time and materials agreement for services provided by us for new and existing customers. Professional services performed include implementation, training, audit assessment, upgrades, and enhancements.
Operating Expenses
We classify our operating expenses as follows:
Customer Operations and Support. Customer operations expense consists of personnel costs associated with implementation, consulting and other services and costs of operating, maintaining and accessing our technical operations and hosting facilities. Customer operations expense also includes the cost of providing support and maintenance to customers.
Development. Development expense includes personnel and contract labor costs and professional fees incurred for product development, enhancements, upgrades, quality assurance and testing.
Selling and Marketing. Selling and marketing expense consists primarily of personnel costs, travel, seminars and technical conferences, and limited advertising and public relations programs ..

General and Administrative (G&A). G&A expense consists primarily of the personnel and other costs for the administration of our financial and human resources requirements and the fees and expenses associated with legal, accounting and other services.
Results of Operations
The following unaudited pro-forma summary financial information for the year ended December 31, 2004 has been prepared to give effect to our merger with Prescient Systems accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The unaudited summary financial information for the year ended December 31, 2004 gives pro-forma effect to the merger as if the merger had occurred on January 1, 2004.
The unaudited pro-forma summary financial information is based upon available information and upon certain estimates and assumptions that we believe to be reasonable. This unaudited pro-forma summary financial information is presented for illustrative purposes only and does not purport to be indicative of the results of operations of the combined company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. This unaudited pro-forma financial information is based upon our historical consolidated financial statements and the historical consolidated financial statements of Prescient Systems and the respective notes thereto.

	For the Years ended December 31,
	2005	2004	2004
	Actual (2)	Actual (1)	Pro-Forma (2)
	in thousands (except per share amounts)
Revenue:
Subscription	5,306	4,893	4,893
Implementation	212	281	281
Licenses	559	—	2,748
Maintenance	1,572	—	1,692
Professional services	1,741	—	1,067

Total revenue	9,390	5,174	10,681

Operating expenses:
Customer operations	4,572	3,371	4,292
Development	1,393	1,548	2,205
Selling and marketing	2,172	720	2,130
General and administrative	2,887	2,175	4,536
Non-cash stock compensation	—	301	301
Depreciation and amortization	518	147	213

Total operating expenses	11,542	8,262	13,677

Loss from operations	$(2,152)	$(3,088)	$(2,996)

Net loss	$(2,334)	$(7,473)	$(7,075)

Net loss applicable to common stock	$(2,421)	$(8,690)	$(8,292)

Net loss applicable to common stock per share	$(0.07)	$(0.89)	$(0.31)

(1)	Historical viaLink business only

(2)	Historical viaLink business and historical Prescient Systems business
Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004.
On December 31, 2004, Prescient Systems was merged into viaLink. Results for the year ended December 31, 2005 include both the results of the former viaLink and Prescient Systems. The results for the year ended December 31, 2004 are for viaLink prior to the merger with Prescient Systems.

Revenues. Our revenues are comprised of revenues for subscriptions and implementation fees for our advanced commerce solutions, as well as license, maintenance and services revenues for our retail-centric solutions. The following table sets forth for the periods indicated the components of revenue included in our consolidated statements of operations:

	For the year ended December 31,
	2005	2004
Revenues:
Subscription services	$5,306,092	$4,893,691
Implementation fees	212,309	280,808
Licenses	558,621	—
Maintenance	1,572,241	—
Professional services	1,741,076	—

	$9,390,339	$5,174,499

Subscription revenues have increased 8% from 2004 to 2005. This increase is due to increases in the number of subscribers and increases in our subscription rates. Continued subscription revenue growth is dependent upon the number of subscribers to services and how many trading partners with which they are exchanging data (connections) and is also dependent upon increasing the number of connections between existing customers and adding new customers, as well as increases in our subscription rates. The rate at which the connections increase can vary significantly from customer to customer depending upon each customer’s deployment strategy.
Implementation revenues decreased 24% from 2004 to 2005. This decrease is due to fewer implementations being performed at lower total average prices per implementation in 2005.
License revenues were approximately $559,000 in 2005. This category of revenue is a result of the merger with Prescient Systems on December 31, 2004. These revenues are comprised of both perpetual, adaptive and ASP license sales. We sold six new licenses in 2005 and upgraded three existing customers. In providing transparency as to the pro-forma revenue amounts in 2004, prior to our merger with Prescient Systems, Prescient Systems recorded a unique licensing revenue transaction with Ross Systems for $1.5 million, which transaction also generated other revenues of $70,000 in 2004. Future licensing revenue are dependent upon the timing of volume of licenses entered into and cannot be accurately predicted.
Maintenance revenues were $1.6 million in 2005. This category of revenue is the result of the merger with Prescient Systems on December 31, 2004. This represents revenue of over 60 active supply chain maintenance agreements that are billed annually throughout the year. Maintenance revenue is primarily associated with new license sales and services performed with existing accounts.
Professional services revenues were $1.7 million in 2005. This category of revenue is the result of the merger with Prescient Systems on December 31, 2004. Professional services revenue mainly results from new license installation, training, follow-up training on existing installations, application analysis and custom enhancements.
Customer Operations. Customer operations expense consists of personnel costs associated with implementation, consulting and other services and costs of operating, maintaining and accessing our technical operations and hosting facilities. Customer operations expense also includes the cost of providing support and maintenance to customers. Customer operations expense increased to 4,572,000 in 2005, as compared to $3,371,000 in 2004. This increase is due primarily to an increase of $589,000 in personnel costs as the result of severance payments for certain former viaLink employees who left the company in 2004, and to an increase in headcount to 25 at December 31, 2005, compared to 20 at December 31, 2004. Additional increas es in operating expenses reflect the larger revenue base being supported. Most notable increases were in cost of sales of $156,000, maintenance of $18,000, amounts accrued under the Remote Resourcing Agreement of $210,000, telephone charges of $43,000, third-party support of $28,000, and equipment rent of $22,000.
Development. Development expense includes personnel and contract labor costs and professional fees incurred for product development, enhancements, upgrades, quality assurance and testing. Development expenses decreased to $1,393,000 in 2005, as compared to $1,549,000 in 2004. This decrease is due to decreases in personnel costs of $127,000 and decreases in travel of $23,000. Our development team consisted of 12 people at December 31, 2005 as compared to 13 people at December 31, 2004.

Selling and Marketing. Selling and marketing expense consists primarily of personnel costs, travel, seminars and technical conferences, and limited advertising and public relations programs. Selling and marketing expense increased to $2,172,000 in 2005, as compared to $720,000 in 2004. This increase is due to increases in personnel costs of $747,000, recruiting fees of $103,000, an increase of $182,000 in advertising and promotion costs, an increase of $184,000 in professional fees and an increase in travel and communication of $130,000. Additional increases in operating expenses reflect the larger revenue base being supported.
General and Administrative (G&A) and non-cash stock compensation. G&A expense consists primarily of the personnel and other costs for the administration of our financial and human resources requirements and the fees and expenses associated with legal, accounting and other services. G&A expense increased to $2,888,000 in 2005, as compared to $2,175,000 in 2004. G&A personnel costs increased $499,000, offset in part by a decrease in severance payments in the amount of $664,000 for certain former viaLink executives who left the company in 2004. The G&A staff included 3 people at December 31, 2004 as compared to 5 at December 31, 2005. G&A in 2004 consisted of finance and human resources support, where in 2005 this includes executive finance, human resources and network administration. Other expenses that increased were $197,000 for office rent and associated utilities associated with the addition of a second office in West Chester, Pennsylvania, $175,000 for legal fees, $143,000 for accounting fees, $42,000 for print and copy charges, $45,000 for travel, $81,000 for other professional fees, and $239,000 for bad debt expense. Non-cash stock compensation of $0 and $301,000 in 2005 and 2004, respectively, was included in the statement of operations for restricted stock grants during the period.
Depreciation and Amortization. Depreciation and amortization expense increased to $518,000 in 2005, as compared to $147,000 in 2004. Amortization increased primarily due to amortization of certain intangibles as the result of the merger.
Tax provision — Deferred tax assets and deferred tax liabilities are separately recognized and measured at currently enacted tax rates for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is not “more likely than not” that all or a portion will be realized. We established a full valuation allowance for the net deferred tax assets as of December 31, 2005 and 2004, such deferred tax assets generated principally by net operating losses recorded. We will continue to provide a full valuation allowance for future and current net deferred tax assets until such time as we believe we have sufficient objective evidence to support that it is more likely than not the asset will be realized. We note that our ability to utilize existing net operating losses as of the date of our merger will be severely limited in the future under IRS Section 382 due to the change in our ownership.
Other income (expense) — Interest expense, net conversion expenses and change in fair value of derivative and warrant liability represents the non-cash interest expense for the amortization of the initial debt discount recorded for each of our notes payable, and interest expense on the capital lease with HP with expired in 2004. The debt discount was amortized over the life of each note up through December 31, 2004, the date of conversion. The change in fair value of the derivative and warrant liability, resulting from the instruments being considered an embedded derivative, was applicable through December 31, 2004, the date of conversion.
Accrued damages to stockholders in the amount of $135,000 and $47,000 represent contractually obligated penalty payments arising from registration rights agreements with certain common and preferred stockholders, respectively.
Liquidity and Capital Resources
Our principal potential sources of liquidity are cash on hand, cash generated from current revenues and cash provided from financing activities. As of December 31, 2005, we had cash and cash equivalents of $716,345. Based on our most recent projections, we believe our current level of liquid assets and the expected cash flows from contractual revenue arrangements will not be sufficient to finance our capital requirements and anticipated operating losses through 2006. We will require additional capital in the near future. We retained an investment banker in March 2006 to assist us in raising capital. There are, however, no assurances that funding will be available when we need it on terms that we find favorable, if at all.
During the twelve months ended December 31, 2005, $2.3 million was used in our operating activities. Cash used in operating activities during 2005 reflects a net loss of $2.3 million. Cash used in operating activities also reflects $518,000 of depreciation and amortization. Primary uses of cash include a decrease in accounts payable and accrued liabilities of $233,000 relating mainly to higher legal, and accounting fees paid, partially offset by amounts due to Tak Investments, LLC and an increase in accounts receivable of $369,000 due to a higher revenue base with additional revenue categories including licenses, maintenance and professional fee billings. There is a dispute over amounts due to Tak Investments, LLC over unpaid fees related to the new data center and certain other services. An estimate of the liability is between $210,000 and $357,000. At December 31, 2005, $210,000 has been accrued in connection with this dispute. Our total commitment to Tak under the term of the disputed the Remote Resourcing Agreement is approximately $7.3 million over a period of five years, which represents approximately $3.6 million for data center services, as well as our current estimate of potential obligations for remaining services required to be performed by Tak under the agreement. The Remote Resourcing Agreement is for a term of five years beginning April 2005.
During the twelve months ended December 31, 2005, approximately $289,000 was used in our investing activities reflecting capital expenditures of $115,000, which was for telephone and computer equipment, as well as $174,000 for merger related expenses. During 2004, our capital expenditures were $71,000.
Effective May 4, 2005, we closed a financing transaction pursuant to which we received $2,250,000 (gross) or $1,895,000 (net) of new financing. This new capital was initially received as bridge notes payable for a total of $500,000. The bridge note funds were received on April 12, 2005 ($250,000) and April 28, 2005 ($250,000) and these notes, including interest, were converted to common stock along with $1,750,000 of additional cash at the closing of this financing in May 2005.
This financing transaction resulted in the issuance by us to Tak Investments, LLC of 5,113,036 shares of our common stock and warrants to purchase 1,534,091 shares of our common stock for $1.00 per share. As a result of the financing, we converted all of our issued and outstanding Series F
Convertible Preferred Stock into (i) 239.9 shares of newly created Series G Convertible Preferred Stock; (ii) 3,357,745 shares of our common stock; and (iii) warrants to purchase 2,643,292 shares of our common stock for $1.00 per share. In connection with dilutive issuances of stock options, the exercise price of these warrants were reduced to $.96 per share.
In connection with this financing, we were required to obtain $1.5 million of additional financing within 120 days from closing, which we did not do. As a result, we were required to issue to Tak Investments, LLC an additional 5,113,636 shares of our common stock and to lower the exercise price on 1,534,091 of the warrants issued to Tak Investments, LLC from $1.00 to $0.50 per share. In connection with dilutive issuances of stock options, the exercise price of warrants issued to Tak were further reduced to $.49 per share. As a result of this additional issuance, the Certificate of Designation for our Series F Convertible Preferred Stock required us to issue to the former holders of our Series F Convertible Preferred Stock an additional 3,357,745 shares of our common stock and 240 shares of our Series G Convertible Preferred Stock. The additional shares of our common stock and Series G Convertible Preferred Stock were issued to the former holders of our Series F Convertible Preferred Stock on December 31, 2005. We do not believe any “beneficial conversion features” resulted from these transactions.
We have incurred operating losses and negative cash flow in the past and expect to incur operating losses in the future. Spending may increase in the future for further technology and product development and other technology and database costs. We expect to incur increases in sales related expense as additional sales management and sales representatives are hired.
Our current and former independent auditors issued their Independent Auditors’ Report on our consolidated financial statements for the fiscal year ended December 31, 2005 and 2004, respectively, with an explanatory paragraph regarding our ability to continue as a going concern. We have generated net losses for the years ended December 31, 2005 and 2004 and have an accumulated deficit of $105 million as of December 31, 2005. We have inc urred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow in the future. We have experienced lower new license signings for our supply chain solutions and delays in signing small supplier customers, which were an important component of expected subscription and implementation revenues for advance commerce. We continue to pursue sales efforts with (a) new retailers to create new communities, (b) small to medium size suppliers for the use of the supply chain software and (c) suppliers that will become subscribers to our advanced commerce services within existing and new hub communities.
We need additional capital in 2006 in order for us to execute our current business plan successfully. The amount of additional capital needed will be dependent upon (a) our services achieving market penetration, (b) the timing of additional customer signings, (c) the ability to maintain current decreased levels of spending, and/or (d) the amount, if any, of unanticipated expenditures. There can be no assurance as to whether, when or the terms upon which any such capital may be obtained. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms will have a material adverse effect on our business, financial condition and results of operations, including our ability to continue as a going concern.
Set forth below is a summary of our current obligations as of December 31, 2005 to make future payments due by the period indicated below, excluding payables and accruals ..

	Total	Within 1 year	2 - 3 years	4 - 5 years
Contractual Obligations
Rental lease obligations	$875,000	$351,000	$257,000	$267,000
Equipment lease obligations	152,000	57,000	95,000	—
Obligations under Remote Resourcing Agreement (1)	7,305,000	1,565,000	3,444,000	2,296,000
Obligations in conneciton with HP data center	426,000	426,000	—	—

	$8,758,000	$2,399,000	$3,796,000	$2,563,000

(1)	Includes $3.6 million for data center services, as well as our current estimate of the potential obligations for remaining services required to be performed by Tak under the Remote Resourcing Agreement
Recently Issued Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” (“FAS 155”). FAS 155 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” FAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 was issued to improve financial reporting by eliminating the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. Providing a fair value measurement election also results in more financial instruments being measured at what the FASB regards as the most relevant attribute for financial instruments, fair value. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative-effect adjustment to beginning retained earnings. We do not expect the adoption of FAS 155 to have a material impact on our financial condition or results of operations.
In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections, which addresses the accounting and reporting for changes in accounting principles. FAS 154 replaces APB 20 and FIN 20 and is effective for accounting changes in fiscal years beginning after December 31, 2005. This Statement applies to all voluntary changes in accounting principle. This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement redefines restatement as the revising of previously issued financial statements to reflect the correction of an error.
In December 2004, FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, which eliminates an exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This Statement became effective for us for nonmonetary asset exchanges occurring on or after January 1, 2006. We do not believe the adoption of this statement will have a material impact on our financial statements.
In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), “Share-Based Payment”, which addresses the accounting for transactions in which an entity exchanges our equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and our related implementation guidance. This statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of those awards. This statement became effective for us as of January 1, 2006.

In March 2005, FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143” (“FIN 47”). This Interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or)  method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation is effective no later than the end of fiscal years ending after December  15, 2005 (December 31, 2005, for calendar-year enterprises). We adopted FIN 47 during the first quarter of 2005 and the adoption did not have a material effect on our financial position or results of operations.
DESCRIPTION OF BUSINESS
Prescient Applied Intelligence, Inc. (f.k.a. The viaLink company) originally formed in 1985 as Applied Intelligence Group, an Oklahoma Corporation. In 1998, Applied Intelligence Group changed its name to The viaLink Company. In 1999, viaLink reorganized as a Delaware corporation. On December 31, 2004, viaLink merged with Prescient Systems, Inc. and changed its name to Prescient Applied Intelligence, Inc. References to “Prescient” or “the company” refer to Prescient Applied Intelligence, Inc. and its subsidiaries following the merger.
Prescient provides subscription-based business-to-business electronic commerce services that enable companies in the consumer packaged goods, retail and automotive industries to efficiently manage their highly complex supply chain information. These activities are referred to as advanced commerce offerings. Prescient also sells supply chain planning solutions to consumer products companies, referred to as supply chain offerings. Prescient’s offerings allow manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to plan, communicate and synchronize item, pricing and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. Prescient offers both advance commerce and supply chain applications in combined offerings to existing and potential customers and considers this one business segment.
Prescient’s customers range from small, rapidly growing companies to large corporations in the consumer packaged goods, retail and automotive parts retail industries and are geographically dispersed throughout the United States, Canada and the United Kingdom.
INDUSTRY BACKGROUND
Technology that Impacts the Consumer Experience
As competition increases and consumer loyalty declines, retailer trading partners must focus on creating store and brand loyalty, improving customer satisfaction, and building destination-faithful traffic. This is accomplished through a detailed understanding of consumer demand combined with effective retail execution.
According to a 2005 retail industry market analysis conducted by a leading industry analyst retailers will be investing in technology that helps them build brand and store loyalty through a better shopping experience and flawless execution on the sales floor. These technology investments include better store systems and planning applications that focus on demand intelligence to more accurately forecast from supplier to shelf.
IT Cost Containment
In order to stay focused on the consumers, retailers need to free up working capital to invest in merchandising and promoting products, creating the need to operate more efficiently .. Between now and 2009, retailers will invest in commercially available software systems to replace internally developed applications because they can no longer afford to support them. Industry analysts suggest that retailer software spending will move towards technology capabilities like demand planning and global supply network visibility — applications that use consumer demand information to optimize merchandising plans and drive more efficient store execution.
Software as a Service (On Demand)

Faced with lower IT budgets and the need to rapid return on investment, chief information officers are hesitant to invest money up front to buy software only to realize later that the product did not deliver what they expected. An alternate model is a subscription-based one, where the customer pays for the software based on usage. Many different terms have been coined for the on- demand business, including “application service provider” (ASP) or “software as a service” (SaaS).
The overwhelming preference of customers to enter subscription-based contracts with on-demand vendors versus license-based contracts is an indication that the traditional software model is not providing the right value to customers. Companies that recognize the value proposition of the on-demand model are poised to benefit in a big way. According to a recent survey conducted among more than 300 organizations, supply chain management was identified as the area most commonly considered (40%) for an on-demand model.
The Importance of Collaboration
Companies that want to succeed in today’s highly competitive retail market are continually seeking new ways to enhance the productivity of their enterprise business systems and processes. We believe that those companies that effectively communicate, collaborate, and integrate with their business partners — suppliers, distributors, wholesalers, and retailers — can realize significant competitive advantages in the form of lower costs and greater responsiveness to true consumer demand. Significant process improvements are possible when trading partners collaborate to find a better mutual set of practices that focus on value-added, consumer-driven activities on the sales floor.
SOLUTIONS
Advanced Commerce Solutions for Retailers
We believe that collaboration between retailers and suppliers is the key to success in today’s competitive markets. Increased visibility into point-of-sale data helps retailers and suppliers increase supply chain efficiencies. From this vantage point, retailers can see potential out-of-stocks, and when they share this data with suppliers, the information can be used to monitor production, delivery, and inventory levels; or to change practices so the right products arrive on store shelves at the right time and price. And the execution of that process must be underpinned by solid supply chain technology.
Our advanced commerce solutions provide suppliers and retailers with benefits throughout the business cycle from product introduction through invoicing and support, enhanced analysis and planning functions across business functions, including:
•	Reduced invoice discrepancies through synchronization of trading information, thereby reducing write-offs and the administrative costs associated with discrepancy resolution;

•	Increased sales from reducing out-of-stocks and improving replenishment processes;

•	Reduced manual data entry and price book maintenance, thereby increasing overall administrative efficiency;

•	Improved ability to manage pricing and to protect gross margin in an environment with constantly changing prices;

•	Increased sales force productivity resulting from decreased time spent resolving errors and disputes and increased time actually selling;

•	Enhanced promotion effectiveness and ability to facilitate more efficient new product introductions due to greater trading information visibility; and

•	Improved delivery and store receiving process.
The advanced commerce product offering consists of the following services:
Joint Planning
Collaborative Exchange. Collaborative Exchange is a web-based collaboration tool that allows retailers and their trading communities to compare forecast information. In addition to providing a mutually accessible repository for forecast data, Collaborative Exchange goes one step further by actively alerting users when forecast discrepancies exceed customizable parameters. The highly configurable system allows users to set specific alert levels as discrepancies can vary across product lines. Designed to be user-friendly, Collaborative Exchange features intuitive, one-click navigation between levels of detail. No additional software is needed beyond Internet Explorer, making Collaborative Exchange a practical and cost-effective solution for suppliers. Collaborative Exchange uses data that is stored in existing enterprise resource planning (ERP) and forecasting systems, and is compatible with existing productivity tools such as Microsoft Excel and Access.
Advanced Commerce
Scan Based Trading (SBT). Our SBT solution eliminates supply chain inefficiencies and helps retailers and suppliers get product to the store shelves more quickly, efficiently, and profitably. SBT is an advanced commerce practice where the supplier retains ownership of the inventory until it scans at the cash register. Once the retailer and supplier have agreed to begin an SBT relationship, the first step is item and price authorization. This process matches retailer and supplier product data to eliminate invoice discrepancies at the point of sale. Our SBT system receives the scan sales data and maintains it in a repository to ensure that product movement data is available to all members of the trading community. Implementation creates increased demand visibility and improved forecast accuracy. Our SBT solution is offered as a hosted service, so implementation is immediate and always available.
Advanced Commerce Modeling. Our Advanced Commerce Modeling solution includes a SBT Simulation tool that enables retail trading partners to replicate and test SBT scenarios without committing to full-scale implementation, and a Pay On Scan (POS) Audit tool that enables suppliers to identify discrepancies in POS settlements. SBT Simulation provides visibility into commerce level data, like true SBT, but doesn’t involve inventory buy back or actual invoice generation. The simulation supplies a snapshot of the information, and subsequently the value, that an organization can gain from an SBT implementation. The POS Audit utilizes the retailer’s pay on scan catalog information and compares actual settlement to what a supplier thinks settlement should be. It also enables suppliers to spot exceptions and discrepancies and take the necessary action to resolve them, resulting in more cost-effective retailer relationships.
Scan Based Trade Promotions. Our Scan Based Trade Promotions enables consumer products companies to track and measure the effectiveness of its trade promotions. The Sarbanes-Oxley Act of 2002 (SOX) (specifically section 404), requires that internal controls must be in place to ensure that a company is correctly reporting its finances. We believe consumer products companies are at significant risk in their financial reporting around trade promotion management. Our Scan Based Trade Promotions includes a joint repository where item, price, and promotion information are kept by store and by day, allowing the daily monitoring of scan sales to determine which promotions are the most effective. In support of SOX compliance requirements, our solution ensures process and technology accuracy and reliability through the capture, tracking, and analysis of the trade promotion management transaction.
Global Data Sync Adaptor. Our Global Data Sync ( GDS) Adaptor provides retailers with a “one pipe” solution for receiving data from their Global Data Synchronization Network (GDSN) and non-GDSN suppliers. The GDS Adapter enables retailers to synchronize and receive item and price data in the format of their choice, for whatever items they specify, no matter where the data originates. Suppliers publish their data to their desired data pool, which is routed through Our GDS Adapter. Suppliers who don’t publish to a pool can send their data directly to us.
Advanced Commerce Repository. Our Advanced Commerce (AC) Repository facilitates alignment between trading partners by creating a trusted, secure, third party data management system that provides both retailers and suppliers with a common view of commerce-level data: by authorized item, by store and by day. This data of record then becomes the foundation of the trading partner relationship.
Visibility & Analytics. Our Visibility & Analytics solution gives retailers a clear view into critical aspects of their supply chain operations so that they can better serve the consumer. Our solution provides analysis of scan sales data by store, by day, by category, and by supplier so that retailers understand what is selling, the velocity at which a product is moving, and how profitable it is. In addition, our solution helps retailers analyze shrink, which suppliers are better at managing it, and how to use that information to prevent stock outs.
Retailer-Centric Solutions for Suppliers
We introduced retailer-centric solutions in response to the increasing need for suppliers to adapt their supply chain planning initiatives to the varying requirements of different trading partners. Our offerings enable value-added collaboration with key trading partners, increased visibility into real-time demand and POS information, and actionable information for better decision-making across the entire supply chain. Our retailer-centric planning solutions are available on a subscription, hosted, or license basis.
We bundle independent modules together in the most commonly used configurations. We currently offer bundled solutions in the following categories: Planning Solutions, Retailer-Centric Analytics, and Compliance.

Planning Solutions
Demand Planning. Our Demand Planning Suite helps users analyze POS data and other demand signals to gain insight into customer demand. Examples of the benefits derived from using our Demand Planning Suite include: i) improved forecast accuracy (Tropicana has seen a 2% increase per year in our forecast accuracy); ii) reduced inventory levels (FosterGrant lowered its inventory levels by 33% 90 days post-implementation); and iii) increased service levels (PaperPak Products increased its service levels from 92% to 98% and won “Supplier of the Year” from our key trading partners).
Inventory Planning. Our Inventory Planning Suite helps customers achieve balance between inventory investment and optimal customer service levels. Users can easily manage the complex sets of data and parameters that impact their businesses, including seasonal builds, desired service levels, and manufacturing constraints.
Replenishment Planning. Our Replenishment Planning Suite synchronizes all of the elements affecting inventory so that it is available for timely distribution to customers. Our solution considers consumption rates and inventory levels, and automatically calculates time-phase safety stocks and replenishment quantities for each item and each location.
Production Line Sequencing. Our Production Line Sequencing solution is a robust software application that enables more effective use of resources to meet customer demand and corporate goals. Production Line Sequencing works with existing ERP systems, combining master data with the latest forecasts, customer orders, on-hand inventories, and planned receipts to generate production plans and master production schedules.
New Product Introduction & Product Profiling. Our Product Profiling facilitates new product introductions, conducts promotion analysis, and manages the product lifecycle. By providing a detailed analysis of past demand patterns and applying that data to similar products, Product Profiling helps customers understand what makes a product launch successful, how a promotion will impact demand forecasts and revenue streams, and how long a product is likely to be profitable. It also creates seasonality profiles and helps manage inventory pipeline fill requirements through increased visibility into consumer demand.
Retailer-Centric Analytics
Our Retailer-Centric Analytics Suite enables users to analyze, access, and store retail-level data, i.e., product information collected by retailers when products are scanned through checkout. Our solution gives users visibility into information at three levels: consumer, customer, and enterprise enabling them to analyze what products are moving and where; how profitable these products are; and how well an organization is performing in terms of revenue, profit trends, inventory analysis, and customer service. At the foundation of this product suite is a repository where all data for forecasting and analysis is stored, allowing users access to all available information for decisions as and when needed. This repository fuels our planning systems, giving users the ability to integrate analytics with planning for even greater supply chain visibility. As a web-based application, the Retailer-Centric Analytics Suite allows multiple users easy access to the same information.
Compliance
Vendor-Managed Inventory (VMI). VMI programs are gaining in popularity because suppliers have come to realize that VMI offers the opportunity to better align themselves with their trading partners and add value to those relationships. Our VMI solution provides collaboration tools that increase supply chain efficiencies, lower inventory, and enhance trading partner relationships. The solution is pre-mapped to the specific requirements of each trading partner for the transfer of electronic data directly into our system. This enables suppliers to analyze retailer-supplied demand information, automatically generate orders for each customer, set inventory policy at the retailer’s distribution center and monitor on-going inventory levels, determine which items need to be replenished, and how to ship them most cost-effectively. Our VMI suite has the flexibility and functionality to scale to accommodate new trading partners. Our solution delivers real value for suppliers through fewer out-of-stocks, increased inventory turns, and increased customer satisfaction and loyalty.
Key Trading Partner Collaborative Planning. Our Key Trading Partner Collaborative Suite is targeted toward the prospective user that desires to forecast and analyze information for its one key customer. Key Trading Partner Collaborative Planning Suite integrates information from the customer’s collaboration hub into a planning desktop. Whether the customer is a mega-store retailer or a regional drug store chain, the user will receive a retail roadmap specific to that customer, pre-mapped to the collaboration hub information, as part of this bundled application

Professional Services
We provide professional consulting services to ensure that our solutions are seamlessly integrated into our customers’ business processes as quickly and efficiently as possible. Beyond implementation of our solutions, we have developed a portfolio of service offerings designed to deliver unparalleled performance throughout the lifecycle of the customer’s solution. Specific services are customizable for each customer / situation and include the following: implementation, business optimization, technical services, education, business process outsourcing, and support. The intent of such services is to enable customers to maximize the speed, effectiveness, and overall value of our offerings. We believe that the ability to create value for our customers is critical to our long-term success. The following are some of our professional consulting services :
•	Implementation. Implementation of our supply chain and advanced commerce solutions focuses on time to deliver, quality, knowledge transfer and attainment of business goals. Additional services include expanding our footprint within existing accounts and assisting customers with upgrades by evaluating and implementing new releases of our technology.

•	Business Optimization. Our business optimization services include assessments of our customers’ and prospects’ existing business processes around critical issues such as supply chain, scan based trading readiness, system configuration evaluation, and trading partner performance. We identify key performance indicators for a customer’s business, help determine baselines, and assist with the implementation of process changes.

•	Technical Services. Our technical services include: technology consulting, software enhancements, database migration (for supply chain upgrades), on-line batch conversion (for advanced commerce upgrades), and database health checks.

•	Education. We offer a variety of training venues to meet the changing requirements of our customer’s business processes including: on-site courses; Prescient Knowledge Exchange , a quarterly intensive training program; customized training materials and documentation; and web-based courses.

•	Business Process Outsourcing. We began offering our supply chain solutions as a service in 2005. Offerings include: VMI Analyst services, where we supply experienced personnel along with our software; hosting services, which eliminates any IT constraints on the customer; and remote management services, where we remotely manage the customer’s “Prescient” environment.

•	Support. We provide subscription support for our advanced commerce customers. Subscription support provides access to domain experts for assistance with configuration, business rules analysis, and data management processing. We also offer tiered support agreements for supply chain licenses. Customers can select standard, premium, or premium plus support levels.
STRATEGY
Our objective is to maintain our position as a leading provider of advance commerce and supply chain solutions for retail trading partners by enhancing collaboration from the point-of-sale through the entire supply chain. Our solutions translate consumer insight into better execution at the store shelf by capturing scan-sales data, improving forecast accuracy and increasing supply chain efficiencies.
The following are our strategies to achieve our objective:
•	We are the only company to offer a continuum of solutions for retailers and suppliers: We believe our position as the only company to offer solutions that address the needs of both retailers and suppliers, from the capture of scan-sales data to increased supply chain efficiencies to stocked shelves, provides us with the opportunity to attract a critical mass of retailers and suppliers.

•	Deliver technology that focuses on the consumer experience. We expect this will be accomplished through an emerging industry trend that analysts have labeled DDSN — the Demand-Driven Supply Network, alternately known as the Consumer-Driven Supply Network or Customer Focused Differentiation. Our response to this trend is the Consumer ZOOM Demand Network, which supports the need to focus on real-time consumer demand through collaboration between retail trading partners to ensure a positive shopping experience for the consumer. Our Consumer ZOOM Demand Network model builds on supply chain management concepts by integrating demand data (gathered at the point of sale) into the end-to-end supply chain network of consumers, retailers, consumer product manufacturers, distributors, and raw material suppliers.

•	Deliver the majority of solutions through subscription-based offerings. Our advanced commerce solutions have historically been offered through a subscription-based model. Positioned effectively for the industry shift toward on-demand solutions, we derived 59% of our revenue in 2005 from subscription-based contracts.

•	Provide cost-effective solutions that are fast and easy to implement. We believe that our on-demand model removes many of the traditional barriers to technology adoption, enabling retailers and suppliers to implement our solutions quickly, with less risk, fewer resources and reduced up-front investment.

•	Provide solutions that enhance collaboration between retailers and suppliers. The sharing of scan sales data is the foundation for collaboration between retail trading partners, and supports other critical commerce activities, such as demand planning, trade promotion effectiveness, inventory management, and invoice reconciliation. We believe that our collaboration offerings, including Collaborative Exchange and Vendor-Managed Inventory, can benefit both retailers and suppliers through improved forecast accuracy, increased sales, fewer out-of-stocks, lower inventory levels, and higher customer satisfaction.

•	Build strategic alliances and business relationships. We combine and complement our solutions with the competencies of third parties, including consulting firms and technology providers like Silvon Software and Microsoft. We are a Microsoft Business Solutions ISV partner, and also partner with various Microsoft resellers. We are also actively engaged in key industry associations, including: RILA (Retail Industry Leaders Association), VCF (Vendor Compliance Federation), NACDS (National Association of Chain Drug Stores), and PLMA (Private Label Manufacturer’s Association).
TECHNOLOGY PLATFORM
Our advanced commerce technology platform is based on open architectures and industry standard technologies. It provides an efficient and effect e-commerce model because it acts as the single interface between one retailer and its community of suppliers, or one supplier and its community of retailers. This removes the challenges that both retailers and suppliers face when exchanging information with multiple trading partners who communicate in different ways.
Access to our advanced commerce services is available through a variety of methods, including an Internet browser and sophisticated EDI using an XML-based interface. In order to maintain the security of our database, users do not have direct access to the underlying data stored in the Oracle database. Users connect to application programs, which interpret the requests for service, then connect to the Oracle database for access to the underlying data. We expect to issue four advanced commerce releases on an annual basis, and expect to provide service packs with enhancements throughout the year.
Our advanced commerce services production operations are housed and hosted in a facility that is secured through a variety of technical and physical protection mechanisms, including a full-time professional security staff. The facility provides redundant infrastructure such as backup utilities and communication lines to support a high availability operation. The Hewlett-Packard servers hosting these services include fail-over capability, with redundant data storage and communications resources. Under the terms of a Remote Resourcing Agreement, our data center is expected to be moved from the Hewlett Packard site to a site owned by an affiliate of ours, Tak Investments, LLC. This agreement was entered into in May 2005 and is currently in dispute. We are currently negotiating a resolution to the dispute. We currently estimate the amount in dispute to be between $210,000 and $357,000. At December 31, 2005 $210,000 has been accrued in connection with the dispute. We currently do not know when, or if at all, the switchover to the Tak data center site will actually occur. Our total commitment to Tak under the term of the disputed Remote Resourcing Agreement is approximately $7.3 million over a period of five years, which represents approximately $3.6 million for data center services, as well as our current estimate of potential obligations for remaining services required to be performed by Tak under the agreement.
Our suite of supply chain solutions is built on a common data model, has a common user interface, and offers an integration module that easily connects our applications with other enterprise applications such as ERP or CRM systems. Supported database platforms include Oracle and SQL Server. We expect to issue a major software release on an annual basis, and expect to provide service packs with enhancements throughout the year.
SALES AND MARKETING
We sell our products and services primarily through our direct sales force , which is divided into two business units: advanced commerce and supply chain. The advanced commerce business unit includes field sales representatives who are focused on US retailers. Our supply chain business unit includes field sales representatives in the Northeast, Midwest, Southeast, and the Southwest regions who are focused on suppliers within their territories.

Sales strategies include:
•	The network effect: By targeting leading retailers and suppliers and providing the services necessary to create efficiencies for all participants, the value to each participant using our advanced commerce services increases with the addition of each new participant, increasing the overall value of the solution. Consequently, our best sales and marketing support often comes from our existing customers.

•	Partnerships: To further our penetration into the mid-market sector, we are a Microsoft Business Solutions ISV partner, and are integrated with Microsoft’s mid-market enterprise resource planning (ERP) packages, including Axapta, Navision, and Great Plains.

•	Industry consultants: We maintain working relationships with several industry consultants who have extensive expertise in various segments of the market, such as retail effectiveness and trade promotion management.
Our marketing strategy is to focus on what we believe are the main concerns of retail trading partners. We believe their primary objective is to better serve the consumer at the store shelf, which they accomplish through increased visibility of scan sales data, better demand planning and forecasting, increased service levels, and a more efficient supply chain.
To support this strategy, our marketing programs include: public relations activities such as regular announcements, by-lined articles, company mentions in industry articles, and customer testimonials; developing relationships with leading industry analysts; a monthly series of educational online seminars; development of a sophisticated database targeted at specific consumer products SIC codes within specific revenue ranges; bi-monthly electronic communications to the database; targeted direct mail and electronic campaigns; and informative content on our web site.
CUSTOMERS
We service over 800 customers – manufacturers, wholesalers, distributors , suppliers and retailers – from small companies to regional retail chains to large national customers whose names are well known.
Some of our customers include:
•	Retailers and Wholesalers: AutoZone, ExxonMobil, Harris Teeter, Meijer, Rite Aid, Schnuck Markets, Sunoco, SuperValu (and its banner stores Farm Fresh, Shop N Save, and Cub Foods), WinCo Foods, Winn-Dixie, and Ahold.

•	Suppliers: American Greetings, Bausch & Lomb, Bimbo Bakeries, BIC Corporation, Binney & Smith, Boar’s Head, Bob Evans Farms, Bush Brothers, Chicken of the Sea, Churchill China, Cliffstar, Coors Brewing Company, Dean Foods, Domino’s Pizza, Dreyer’s/ Edy’s Grand Ice Cream, Faultless/ Bon Ami, Flowers Foods, Franklin Electronic Publishers, General Mills, General Nutrition Corporation, George Weston Bakeries, Hallmark, I & K Distributors, Interstate Brands, J.M. Smucker Co., Keebler, Marcal Paper Mills, NutriSystem, PaperPak Products, Pepperidge Farm, Perfection Bakeries, Ranir, Riviana Foods, Rose Art Industries, Rhodes International, Russell Stover, Sara Lee Bakery Group, Schwan’s Consumer Brands, Snyder’s of Hanover, Tropicana, Well’s Dairy, Wise Foods, Wyeth, Vi-Jon Laboratories, and Zondervan.

•	On the advanced commerce side of our business, two customers individually accounted for 13%, and 11%, respectively, of our total revenues in 2005. Likewise, approximately 43% of our total revenues were attributable to five customers in 2005.

•	Retailer-centric solutions accounted for more than 41% of our total revenues in 2005. One of our customers accounted for 4% of our total revenues in 2005.
PRODUCT DEVELOPMENT AND ENHANCEMENT
All development of our advanced commerce services and supply chain software is conducted by an in-house staff that consists of development, quality assurance, technical writing and technical support personnel.
We intend to continue to make investments in product development and enhancements in order to improve and extend our services. Growth of our advanced commerce services requires us to continue to invest in our hardware platform, including additional servers, enterprise storage systems and additional backup and recovery capabilities.

Our supply chain application suite has been designed to meet the needs of mid-market manufacturers and distributors. These needs include ease of initial implementation, ease of use by the average worker, and a low cost of maintenance of the application set over time.
A major supply chain software release is anticipated once a year, and service packs with enhancements are provided throughout the year. In addition, our advanced commerce services have four feature enhancements each year.
Currently, the dynamic nature of the information technology industry places significant research and development demands on businesses that desire to remain competitive. Our future success, particularly our ability to achieve widespread market adoption, depends on the success of our product development and enhancement efforts in a timely manner.
PROPRIETARY RIGHTS
Our success and ability to compete are dependent upon our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights in all of our products and licensing arrangements in our software products. We have no patents or pending patent applications. We believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are very important to establishing and maintaining a technology leadership position in our product and service offerings, in addition to the various legal protections available for our technology.
In the future, we may receive notice of claims of infringement of other parties’ proprietary rights. Although we do not believe that our products infringe on the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business, operating results, or financial condition. Regardless of the validity or the successful assertion of such claims, defending against such claims could result in significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on our business, operating results, or financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing us from distributing certain products or providing certain services, which could have a material adverse effect on our business, operating results, or financial condition. If any claims or actions are asserted against us, we may seek to obtain a license to such intellectual property rights. There can be no assurance, however, that such a license would be available on reasonable terms, or at all.
We require all of our employees and consultants to enter into non-disclosure and confidentiality agreements. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot be certain that others will not develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets owned by us. We believe, however, that these measures afford only limited protection. Despite these precautions, it may be possible for unauthorized parties to copy portions of our products, reverse engineer, or obtain and use information that we regard as proprietary.
In our retailer-centric solutions business, we enter into license agreements with each of our customers. Each of our license agreements provides for non-exclusive license of the software. Our license agreements generally allow the use of our retailer-centric software solely by the customer for internal purposes without the right to sublicense or transfer the software to third parties. Our contracts also contain strict confidentiality and non-disclosure provisions, a limited warranty covering the software and indemnification for the customer from any infringement action related to the retailer-centric software.
We believe that the foregoing measures afford only limited protection. Despite our efforts, it may be possible for third parties to copy certain portions of our retailer-centric solutions or reverse engineer or obtain and use information that we regards as proprietary. In addition, the laws of certain countries do not protect our proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that we will be able to protect our proprietary retailer-centric software against unauthorized third party copying or use, which could adversely affect our competitive position. Policing unauthorized use of our retailer-centric software products is difficult, and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a problem. Furthermore, there can be no assurance that our competitors will not independently develop similar technologies to what we offer.

On April 21, 2004, we sold to Ross Systems, Inc. (Ross Systems) a software license and object code that grants Ross Systems non-exclusive, royalty-free, irrevocable, and perpetual rights to copy, distribute, license and sublicense the following software products: Release 6.0 and 5.0 of Demand Planning, Inventory Planning, Replenishment Planning, Optimized Orders, Sales Forecasting, Planning Portal, Advanced Planning and Scheduling (APS), Sales and Operations Planning and ABC Analyzer, as well as Release 4.5 of the APS software. This license allows Ross Systems to use these products on a worldwide basis as a component program(s) within Ross Systems software product.
On March 30, 2001, we granted to webplan, Inc. a software license and provided object code as well as system and operational documentation for the following products: Demand Planning Versions 3.0, Forecast Planning Version 3.0 and API COM Version 1.0. On June 30, 2004, we received notice that webplan no longer wished to continue maintenance and support. We are not aware of any efforts by webplan to market the licensed products that were sold to them; however, they have a perpetual right to the listed products above.
COMPETITION
Our advanced commerce solutions currently compete principally with a potential customer’s desire to build the functionality in-house. This is a costly approach to advanced commerce, one that many retailers can no longer afford. We believe the in-depth industry knowledge embedded in the functionality of our advanced commerce services, cost-effective subscription pricing, and the accessibility of our services to all potential customers in the industry are competitive advantages for us. Additionally, we believe that we have the most advanced electronic commerce solutions in production today built on synchronized item, price and promotion information. As the cost-savings and benefits of scan based trading become more mainstream, direct competition for advanced commerce services will continue to develop and increase in the future, coming from several potential sources, including but not limited to:
•	Large enterprise-wide software vendors, developers and integrators such as Oracle and SAP;

•	EDI providers such as GXS, Inovis, and Sterling Commerce;

•	Industry consolidation in the B2B exchanges such as 1Sync (Transora and UCCNet) and Agentrics (GNX and WWRE);

•	Consulting firms such as Cap Gemini; and

•	Existing industry participants who may attempt to deploy their proprietary systems as industry solutions.
These potential competitors, if successful, may provide functionality similar to our advanced commerce services. Many potential competitors have substantially greater resources than we do. Any failure by us to achieve rapid market penetration or to successfully address the risks posed by expected competition could have a material adverse effect on our business, financial condition and operating results.
The market for our supply chain solutions currently has more direct competitors. Our competitors offer a variety of solutions directed at various aspects of the supply chain, as well as the enterprise application market as a whole. These include, but are not limited to:
•	Supply Chain vendors such as Logility and Demantra, who will compete primarily on functionality, domain expertise, and price;

•	Major Enterprise Resource Planning (ERP) vendors including SAP and Oracle (which recently acquired PeopleSoft/JD Edwards and Retek), each of which offers ERP solutions that currently incorporate supply chain management modules. SAP and Oracle are also marketing more aggressively to the mid-market; and

•	Mid-Market ERP vendors such as Infor and Ross, who also offer supply chain capabilities and will position their solutions as offering “one-stop shopping” to mid-market prospects.
We believe our supply chain solutions are designed to address the need of mid-sized suppliers in the consumer goods industry, including: industry-specific functionality such as vendor-managed inventory and collaborative planning; the ability to easily integrate with companies’ existing enterprise resource planning backbones; and rapid implementation that results in faster return on investment. We also believe that our domain expertise, our flexible pricing options, our customer support, and our reputation in the market also provide us with a competitive advantage.
EMPLOYEES

          As of December 31, 2005, Prescient has 56 full-time employees: 11 employed in sales and marketing, 12 employed in technical development, 3 employed in technical support and operations, 24 employed in implementation, client support and professional services and 6 employed performing the roles of human resources, administration, legal, finance and accounting.
          None of Prescient’s employees are represented by a labor union. The company has experienced no work stoppages and believes that its employee relations are generally good. In addition, the company utilizes consultants, independent contractors, and temporary employees to meet its staffing needs. The company’s success depends to a significant extent upon its chief executive officer and a limited number of key employees, many of whom are not parties to employment or similar agreements that would prevent them from leaving Prescient’s employment. There can be no assurance that Prescient will be successful in retaining such personnel or in attracting new qualified employees, and the failure to retain and attract such personnel could have a material adverse effect on Prescient’s business.
Description of Property
          Prescient currently leases the following facilities under operating leases:
•	Approximately 12,050 square feet of space in Dallas, Texas under a lease expiring on October 31, 2006. The lease requires monthly rental payments over the term of the lease of $22,597.50, subject to normal operating expense escalations beginning January 2005. This location served as viaLink’s corporate headquarters through December 31, 2004.

•	Approximately 7,634 square feet of office space in West Chester, Pennsylvania. This lease expires April 30, 2010. This location served as Prescient Systems’ corporate headquarters through December 31, 2004 and is the current corporate headquarters of Prescient Applied Intelligence.
          Prescient believes that its existing facilities are adequate for its current needs and that additional space will be available as needed.
Legal Proceedings
          The company is not party to any legal proceedings.
MANAGEMENT
     The executive officers and directors of Prescient are as follows:

Name	Age	Position
Jane F. Hoffer	40	Chief Executive Officer and Director
Thomas W. Aiken	60	Senior Vice President and Chief Financial Officer
Patrick L. Kiernan	61	Director
Michael A. DiPiano	47	Director
Warren D. Jones	63	Director
Mary Lou Fox	63	Director
Daniel W. Rumsey	44	Director
Jane F. Hoffer has served as our Chief Executive Officer and as a member of our board of directors since December 2004, following her appointment in connection with the merger between our predecessor, The viaLink Company and Prescient Systems on December 31, 2004. Ms. Hoffer previously served as President, Chief Executive Officer and a member of the board of directors of Prescient Systems. Ms. Hoffer founded Prescient Systems, Inc. having led the management buyout from Lucas, Bear and Associates, Inc. in December 1996. From 1994 to 1996, she served as Chief Executive Officer of Lucas, Bear and Associates, Inc. Ms. Hoffer was elected to the Albert Einstein Healthcare Network, a private not-for-profit company in July 2002 and was elected to the Board of Trustees in July 2003 and still serves as a trustee ..

Thomas W. Aiken joined us in October 2005 as our Senior Vice President and Chief Financial Officer .. From 2002 to 2005, Mr. Aiken served as Vice President and Chief Financial Officer at Lamina Ceramics, Inc. From, 2000 to 2002, Mr. Aiken served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Sychip, Incorporated.
Daniel W. Rumsey has served as Chairman of our board of directors since December  2004, following his election in connection with the merger between our predecessor, The viaLink Company and Prescient Systems on December 31, 2004. He is currently the acting Chief Executive Officer for Wave Wireless Corporation and has served in that capacity since April 2005. From 2003 to 2005 he held various other positions at Wave Wireless Corporation including Vice President, General Counsel and Secretary, and Chief Financial Officer. From 2000 to 2002, Mr. Rumsey was Vice President and General Counsel of Knowledge Kids Network, Inc., a multi-media education company. Prior to joining Knowledge Kids Network, Inc., Mr. Rumsey was the President and General Counsel of Aspen Learning Systems and NextSchool, Inc., which he joined in February 1997. Mr. Rumsey sold Aspen Learning Systems and NextSchool to Knowledge Kids Network in 1999. Mr. Rumsey has an extensive legal and finance background, dating back to 1987 when he served as a staff attorney in the SEC’s Division of Corporation Finance. Mr. Rumsey serves on the board of directors of Wave Wireless Corporation (OTCBB: WVWC.OB) and DIRT MotorSports, Inc. (OTCBB: DMSP.OB).
Patrick L. Kiernan has served as a member of our board of directors since January 2004. Mr. Kiernan currently serves as the President of Day/Kiernan & Associates, a consulting group focused on growth strategies and emerging issues with an emphasis on consumer future forces, customized education programs, and trade policy development, were he has served since 1998. Mr. Kiernan is a contributing editor writing for Grocery Headquarters Magazine, serves on the staff of Saint Joseph’s University Center for Food Marketing, The Council of Logistics Management Research Strategies Committee, and is a research affiliate with the Institute for the Future.
Michael A. DiPiano has served as a member of our board of directors since December 2004, following his election in connection with the merger between our predecessor, The viaLink Company and Prescient Systems on December 31, 2004. Mr. DiPiano is the Managing Partner of NewSpring Capital and has served in that capacity since, 2001. From 1998 to 2004, he was Chairman of Maxwell Systems, a venture-funded e-commerce and software company during which time he also co-founded four additional venture backed startups, including MessageLink, HR Division, Alliance One, and Vytek Wireless. From 1996 until 1998, Mr. DiPiano was affiliated with Safeguard Scientifics, Inc. and its related venture funds, serving in high-level management positions, and working on investment matters with several of their wireless and IT related companies. He is currently a director of Nutrisystem, Inc. (Nasdaq: NTRI). He is also a director of a number of private companies including Ecount and FemmePharma. Mr. DiPiano is also a director of the University City Science Center.
Warren D. Jones has served as a member of our board of directors since December 1999. From September 2001 until August 2002, he served as our interim Chief Executive Officer. Prior to his retirement, Mr. Jones spent 31 years at PricewaterhouseCoopers LLP where he served as managing partner in New Orleans and Pittsburgh, and most recently was responsible for risk management and compliance for the firm’s Southwest region technology, telecommunications and entertainment customers.
Mary Lou Fox has served as a member of our board of directors since December 2004, following her election in connection with the merger between our predecessor, The viaLink Company and Prescient Systems on December 31, 2004. She previously served as a director of Prescient Systems from August 2001 until the completion of the merger in December 2004. Ms. Fox is currently President o f Fox Supply Chain Consulting and has served in that capacity since 2001. Ms. Fox is a recognized expert in supply chain management and has broad experience in the software and services industry. Her career at Manugistics spanned the growth of Manugistics from the beginning of its supply chain business through 1999, where Ms. Fox built the consulting services business as well as serving in executive positions in marketing and product development. Ms. Fox was chief operating officer at NextLinx, a global trade software company, from January 2000 to January  2001.
Executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.
Board Committees and Meetings
Our board of directors has an audit committee, a compensation committee and a nominating and governance committee.
Audit Committee. Presicent has established a standing audit committee in accordance with 3(a)(58)(A) of the Exchange Act that makes recommendations to the board of directors regarding the selection of an independent registered public accounting firm, reviews the results and scope of Prescient’s audits and other accounting-related services and reviews and evaluates our internal control functions. Our audit committee is comprised of Messrs. Jones (Chair) and Rumsey. Our board of directors has determined that Mr. Jones is an

“audit committee financial expert” as currently defined under the SEC rules implementing Section 407 of SOX. Prescient believes that the composition and functioning of our audit committee complies with all applicable requirements of SOX and SEC rules and regulations, including those regarding the independence of our audit committee members .. Prescient intends to comply with future requirements to the extent that they become applicable to us.
Compensation Committee. Prescient has a standing compensation committee that reviews and makes recommendations to our board of directors concerning salaries and incentive compensation for our officers and employees. The compensation committee also administers the 1999 Option/Stock Issuance Plan and our 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan has been suspended. The compensation committee is currently comprised entirely of directors, each of whom is (a) “independent” as defined by the listing standards of The Nasdaq Stock Market, (b) a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and (c) an “outside director” as defined for the purposes of Section 162(m) of the Internal Revenue Code. The members of the compensation committee are Messrs. Rumsey (Chair) and Kiernan.
Nominating and Governance Committee. Prescient’s nominating and governance committee is responsible for the recommendation of the criteria for the selection of board members and assisting our board of directors in identifying candidates. Prescient’s nominating and governance committee is currently composed entirely of independent directors that are “independent” as defined by the listing standards of The Nasdaq Stock Market. Prescient’s nominating and governance committee is comprised of Messrs. Kiernan (Chair) and Fox.
Compensation of Directors
     Effective May 3, 2005, Prescient approved a compensation program that provides for its non-employee directors to be paid $3,000 quarterly and $1,000 for every audit committee meeting attended. Prescient also reimburses its directors for any out-of-pocket expenses and additional fees incurred in attending meetings of the board of directors and committees thereof on which such directors serve.
     During 2004, Prescient did not grant any options to its directors. Effective May 2005, Prescient approved a program providing that its directors would receive annual grants of stock options to purchase the number of shares equal to $25,000 divided by the fair market value of Prescient’s common stock on the date of grant. Such options will vest one year after grant. On December 9, 2005, Prescient issued stock options to purchase 714,288 shares of common stock at $.21 per share to non-employee directors, including options to purchase 119,048 shares to Brian Carter who resigned as director in February 2006. These options will terminate in 90 days.
EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation
The following table sets forth summary information concerning the compensation of our Chief Executive Officer and Chief Financial Officer for 2005. These individuals are our only executive officers. We refer to these persons as our named executive officers.
Summary Compensation Table

Long-term
Compensation
Annual
		Compensation			Securities
				Other Annual	Underlying	All Other
Name	Year	Salary	Bonus	Compensation	Options/SARs	Compensation
Jane F. Hoffer	2005	225,000	—	—	600,000	$—
Presidend and Chief Executive Officer	—	—	—	—	—	—
	—	—	—	—	—	—
Thomas W. Aiken (1)	2005	44,000	—	—	402,880	$—
Senior Vice President and	—	—	—	—	—	—
Chief Financial Officer	—	—	—	—	—	—

(1)	Mr. Aiken started employment on October 21, 2005 at a base salary of $175,000.
Employment Contracts, Termination of Employment and Change in Control Arrangements
     On December 8, 2005, we entered into employment agreements with Jane F. Hoffer, our Chief Executive Officer, and Thomas W. Aiken, our Senior Vice President and Chief Financial Officer.
     Ms. Hoffer’s employment agreement is for a term of two years commencing on January 1, 2005, and automatically renews for successive one-year periods thereafter unless the agreement is earlier terminated pursuant to its terms. Under the agreement, Ms. Hoffer receives an annual base salary of $225,000 and is entitled to receive incentive stock options exercisable for 1,248,274 shares of our common stock under our Amended and Restated 1999 Stock Option/Stock Issuance Plan. Ms. Hoffer received 600,000 of the 1,248,274 incentive stock options in December 2005 at an exercise price of $0.21 per share, and the remaining incentive stock options will be granted at a later date. The stock options were approved by our compensation committee and our board of directors on November 30, 2005. Ms. Hoffer’s stock options vest on a three-year schedule, and for purposes of vesting, shall be considered granted as of May 26, 2004, the date of our definitive merger agreement with Prescient Systems.
     We may terminate Ms. Hoffer’s employment at any time, with or without cause. If her employment is terminated by us for cause, Ms. Hoffer shall receive her base salary through the date of termination. If her employment is terminated by us without cause or by Ms. Hoffer for good reason, then Ms. Hoffer shall receive payment of an amount equal to her current base salary for a period of one year following the termination date. In the event of a change of control, Ms. Hoffer shall receive a single payment of an amount equal to her current base salary, and all options granted to her shall immediately vest. Thereafter, we shall have no further obligations under her employment agreement.
     Mr. Aiken’s employment agreement was executed on December 8, 2005 and is effective retroactively as of October 3, 2005. The employment agreement is for a term of one year and automatically renews for successive one-year periods unless the agreement is earlier terminated pursuant to its terms. Under the agreement, Mr. Aiken receives an annual base salary of $175,000 and has received a grant of incentive stock options exercisable for 402,880 shares of our common stock, at an exercise price of $0.21 per share, under our Amended and Restated 1999 Stock Option/Stock Issuance Plan. The stock options were approved by our compensation committee and our board of directors on November 30, 2005. Mr. Aiken’s stock options vest on a three-year schedule which commenced on October 3, 2005.
     We may terminate Mr. Aiken’s employment at any time, with or without cause. If we terminate his employment for cause, Mr. Aiken shall receive his base salary through the date of termination. If we terminate his employment without cause, then Mr. Aiken shall receive payment of his current base salary for a period of six months from the date of termination. In addition, we shall continue to provide health insurance to Mr. Aiken for a period of six months following the date of termination. In the event of a change of control, Mr. Aiken shall receive a single payment of an amount equal to six months of his current base salary, and shall also be provided health insurance for a period of six months following the change of control. All options granted to Mr. Aiken shall immediately vest upon a change of control. Thereafter, we shall have no further obligations under his employment agreement.
Option Grants in Last Fiscal Year
     The following table contains information concerning the grant of options to purchase shares of our common stock to each of our named executive officers during the year ended December 31, 2005. The percentage of total options granted to employees set forth below is based on an aggregate of 2,097,168 shares of our common stock underlying options granted to employees, directors and consultants during the year ended December 31, 2005. All options were granted under our Amended and Restated 1999 Stock Option/Stock Issuance Plan.

Individual Grants
	Number of
	Securities	Percent of Total
	Underlying Options	Options Granted to	Exercise or Base
Name	Granted	Employees in 2005	Price ($/Share)	Expiration Date
Jane F. Hoffer	600,000 (1)	29%	$0.21	12/09/15
Thomas W. Aiken	402,880 (2)	19%	$0.21	12/09/15

(1)	199,980 options vested and became exercisable on May 26, 2005 and 16,668 options vest and become exercisable on a monthly basis thereafter.

(2)	134,280 options vest and become exercisable on October 3, 2006 and 11,192 options vest and become exercisable on a monthly basis thereafter.
Aggregate Option/SAR Exercises in 2005 and Option Values at Year End
None of our named executive officers exercised any of their options during the year ended December 31, 2005. In addition, none of our named executive officers had unexercised options that were “in-the-money” as of December 31, 2005.
Compensation Committee Report
     The compensation committee provides guidance and periodic monitoring for all corporate compensation, benefit, perquisite, and employee equity programs. The compensation committee’s actions will generally relate to overall considerations, policy, and strategy. The administration of all compensation plans is the responsibility of management. However, the compensation committee specifically reviews and authorizes specific actions on the following matters: (a) compensation, benefit, perquisite, and equity action for all corporate officers and for all others with annual base salaries in excess of $100,000, (b) all employee equity plans and individual equity grants, (c) all individual awards to all corporate officers, (d) benefit plans, and (e) succession planning for corporate officers.
     Prescient’s executive compensation practices are designed to attract, retain and motivate key employees while maximizing shareholder value by combining annual and long-term compensation to executives. Prescient seeks to provide compensation that motivates executives by recognizing and rewarding individual initiative and achievement. Long-term compensation to executives is based on stock ownership by management and is designed to ensure that such executives have a continuing stake in the long-term success of Prescient.
     For fiscal 2004, Prescient’s executive compensation program consisted only of base salary. Compensation paid during fiscal 2003 reflected an emphasis on determining pay on an individualized basis. An executive’s base salary is periodically reviewed to determine if such salary is comparable to the base salaries of others holding similar positions in Prescient’s industry. Subjective measures of performance include a review of each executive’s past and anticipated level of performance and level and scope of responsibility. Base salaries were voluntarily reduced by all employees of Prescient in 2001, and many executive officers elected to reduce and/or defer their base salaries by as much as 35%. This policy continued throughout 2003 and due to financial constraints continued in 2004.
     The compensation committee’s general approach in reviewing Ms. Hoffer’s annual compensation is to seek to be competitive with other companies of a similar size in Prescient’s industry, to recognize and reward initiative, overall corporate performance and managerial ability, and to provide long-term incentive to increase shareholder value. In setting Ms. Hoffer’s cash compensation, the committee targeted her cash compensation to fall within the range of such amounts. The committee also considered the circumstances of Prescient, other opportunities in the market for Ms. Hoffer, and the cash compensation of her predecessors in the CEO role at Prescient.
Compensation Committee Interlocks And Insider Participation

     None of the members of the compensation committee of the board of directors was at any time during fiscal year 2004 an officer or employee of Prescient or any of its subsidiaries. None of Prescient’s executive officers served as a member of a compensation committee or as a director of any entity of which any of Prescient’s directors served as an executive officer.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Prescient engaged Acquisition Management Services, or AMS, in October 2003 to perform temporary financial management duties to assist in reviewing potential strategic opportunities and to perform due diligence as well as transaction advisory services. For the year ended December 31, 2004 and 2005, Prescient incurred $210,397 and $0, respectively, in fees for the services rendered by AMS. Accounts payable and accrued expenses due to AMS for the periods ended December 31, 2004 and 2005 was $12,261 and $0, respectively. AMS is wholly-owned by Mr. DiPiano, one of Prescient’s directors.
On December 31, 2004, we completed our merger with Prescient Systems. Pursuant to the merger agreement, we issued 11.9 million shares of our common stock, 745.55 shares of our Series E Convertible Preferred Stock, 27.44 shares of our Series F Convertible Preferred Stock and warrants to purchase an additional 1,125,000 shares of our common stock to the former shareholders of Prescient Systems, including certain Prescient Systems’ shareholders that became our officers, directors and 10% stockholders. Our issuance of shares to the former shareholders of Prescient Systems constituted approximately 45% of the outstanding shares of each class of our capital stock after giving effect to the merger.
On December 31, 2004, we also entered into a stock purchase agreement with 20 investors, including certain of our affiliates, New Spring Ventures (and Michael DiPiano as an affiliate of NewSpring), SDS Capital Group SPC LTD, North Sound Capital LLC, Hudson Ventures and Jane Hoffer, providing for the issuance and sale of 150 shares of our Series F Convertible Preferred Stock at a price of $10,000 per share. Of the purchase price of $1.5 million, $1,150,000 was funded on December 31, 2004 and the remaining $350,000 was pre-funded prior to December 31, 2004. This transaction was contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of May 24, 2004 by and among our predecessor, viaLink, and Prescient Systems. On December 31, 2004, we also issued 125 shares of our Series F Convertible Preferred Stock to the holders of certain secured notes issued from May through August 2004 upon conversion of these notes.
On April 12, 2005 and April 28, 2005, we received two bridge loans from Tak Investments, LLC for $250,000 in anticipation of the consummation of an equity financing that was completed on May 4, 2005. The bridge notes were converted in this financing and accrued interest was paid to Tak Investments, LLC in the form of 4,340 shares of our common stock. Concurrent with the closing of this financing, we executed a Remote Resourcing Agreement with an affiliate of Tak Investments , LLC. Under the terms of this five-year agreement, effective April 2005, we are currently receiving EDI VAN services. In addition, under the terms of the agreement, we are required to move our data center to an affiliate of Tak Investments, LLC at the conclusion of our HP contract which was expected to be October 2005. Finally, under the agreement, we are obligated to utilize Tak Investments, LLC for other technical and professional consulting services. These activities have not yet commenced. We are currently disputing certain amounts due to Tak Investments, LLC in connection with the Remote Resourcing Agreement. Damages related to this dispute are estimated to range from $210,000 to $357,000. At December 31, 2005, $210,000 has been accrued in connection with this dispute. Our total commitment to Tak under the term of the disputed Remote Resourcing Agreement is approximately $7.3 million, which represents approximately $3.6 million for data center services, as well as our current estimate of potential obligations for remaining services required to be performed by Tak under the agreement.
The May 2005 financing transaction resulted in the receipt of $1.75 million from Tak Investments, LLC, net of the proceeds received in connection with the issuance of the bridge notes and resulted in the issuance by us to Tak Investments, LLC of 5,113,036 shares of our common stock and warrants to purchase 1,534,091 shares of our common stock for $1.00 per share. As a result of the closing of this financing, we converted all of our issued and outstanding Series F Convertible Preferred Stock into (i) 239.9 shares of a newly created Series G Convertible Preferred Stock; (ii) 3,357,745 shares of our common stock; and (iii) warrants to purchase 2,643,292 shares of our common stock for $1.00 per share. The Series G Convertible Preferred Stock does not require the payment of dividends, and ranks senior to the common stock, but junior to our Series E Convertible Preferred Stock.
In connection with this financing, we were required to obtain $1.5 million of additional financing within 120 days from the closing, which we did not do. As a result, we were required to issue to Tak Investments, LLC an additional 5,113,636 shares of our common stock and lower the exercise price on 1,534,091 of the warrants issued to Tak Investments, LLC from $1.00 to $0.50 per share. As a result of the additional issuances to Tak Investments, LLC, the Certificate of Designation for our Series F Convertible Preferred Stock required us to issue to the former holders of our Series F Convertible Preferred Stock an additional 3,357,745 shares of our common stock and 240 shares of our Series G

Convertible Preferred Stock. The additional shares of our common stock and Series G Convertible Preferred Stock were issued to the former holders of our Series F Convertible Preferred Stock on December 13, 2005. We failed to timely register shares issued to Tak Investments, LLC and former holders of our Series F Convertible Preferred Stock and penalties have been accrued in the amount of $182,000. In addition, there is a dispute over amounts due to Tak Investments, LLC in connection with the current contract. An estimate of the potential liability which could result ranges from $210,000 to $357,000. At December 31, 2005, $210,000 has been accrued in connection with this dispute.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of December 1, 2005, certain information concerning each person believed to be a beneficial owner of more than 5% of Prescient common stock and preferred stock and the beneficial ownership of Prescient common stock and preferred stock of each nominee, director, named executive officer and all directors and executive officers as a group.

				Series E Convertible		Series G Convertible
	Common Stock			Preferred Stock (1)		Preferred Stock (2)
			Percent of
			Class		Percent of Class		Percent of Class
Name of Beneficial Owner	Number		Outstanding	Number	Outstanding	Number	Outstanding
Directors and Named Executive Officers:

Jane F. Hoffer	1,352,350	(3)	3.05%	—	0%	—	0%

Thomas W. Aiken	—		*	—	0%	—	0%

Warren D. Jones	42,900	(4)	*	—	0%	—	0%

Patrick Kiernan	23,350		*	—	0%	—	0%

Michael A. DiPiano (5)	4,360,206		9.99%	—	0%	—	0%

Daniel W. Rumsey	—		*	—	0%	—	0%

Mary Lou Fox	33,880	(6)	*	—	0%	—	0%

Directors and Executive Officers as a group (7 persons)	5,812,686	(7)	12.98%	—	0%	—	0%

5% Stockholders:							0%

SDS Capital Group SPC LTD	5,731,743	(8)	13.13%	40	2%	237	49%

North Sound Capital LLC	4,360,206	(9)	9.99%	460	28%	222	46%

New Spring Ventures	4,360,206	(10)	9.99%	274	17%	21	4%

Hudson Ventures	3,864,777	(11)	8.7%	205	12%	—	0%

Tak Investments, LLC	11,765,703	(12)	26.0%	—	0%	—	0%

*	Less than 1%

(1)	The holder of each share of our Series E Convertible Preferred Stock shall be entitled to vote such number of shares of common stock into which such share of Series E Convertible Preferred Stock could be converted for purposes of determining the shares of our common stock entitled to vote at any regular, annual or special meeting of our stockholders, and shall have voting rights and powers equal to the voting rights and powers of our common stock. The holders of our Series E Convertible Preferred Stock also have separate class voting rights with respect to certain actions proposed to be taken by us. Each share of our Series E Convertible Preferred Stock is convertible into 5,000 shares of our common stock, subject to anti-dilution provisions. However, a holder of shares of our Series E Convertible Preferred Stock may not convert such shares of Series E Convertible Preferred Stock into shares of our common stock if the number of shares of our common stock to be issued pursuant to such conversion would cause, when aggregated with all other shares of our common stock owned by such holder at such time, such holder to beneficially own in excess of 9.99% of the then issued and outstanding shares of our common stock. Such holder of shares of our Series E Convertible Preferred Stock may elect to convert such shares of our Series E Convertible Preferred Stock into greater than 9.99% of all the then outstanding shares of our common stock by giving to us 61 days advance notice of its intention to do so.

(2)	The holders of Series G Convertible Preferred Stock shall be entitled to vote as a separate class on matters that affect their share ownership in our equity securities. Otherwise they will not be entitled to vote. Each share of Series G Convertible Preferred Stock is convertible into 22,727 shares of common stock, subject to anti-dilution provisions. However, a holder of shares of our Series G Convertible Preferred Stock may not convert such shares of Series G Convertible Preferred Stock into shares of our common stock if the number of shares of our common stock to be issued pursuant to such conversion would cause, when aggregated with all other shares of our common stock owned by such holder at such time, such holder to beneficially own in excess of 9.99% of the then issued and outstanding shares of our common stock. Such holder of shares of our Series G Convertible Preferred Stock may elect to convert such shares of our Series G Convertible Preferred Stock into greater than 9.99% of all the then outstanding shares of our common stock by giving to us 61 days advance notice of its intention to do so.

(3)	Includes 709,988 shares of our common stock issuable upon exercise of stock options and 41,153 shares of our common stock issuable upon exercise of warrants, each within 60 days of March 2, 2006.

(4)	Includes 32,900 shares of our common stock issuable upon exercise of stock options within 60 days of March 2, 2006.

(5)	Mr. DiPiano is the managing partner of New Spring Ventures.

(6)	Includes 29,680 of shares of our common stock issuable upon exercise of stock options within 60 days of March 2, 2006.

(7)	Includes 485,592 shares of our common stock issuable upon exercise of stock options and 41,153 shares of our common stock issuable upon exercise of warrants, each within 60 days of March 2, 2006.

(8)	Does not include warrants that are exercisable into 1,290,250 shares of our common stock, shares of our Series E Convertible Preferred Stock currently convertible into 1,912,630 shares of our common stock, and Series G Convertible Preferred Stock currently convertible into 5,375,000 shares of our common stock, each upon 61 days advance written notice to us. The address of SDS is P.O. Box 174865, Cayman Corporate Center, 27 Hospital Road, Grand Cayman, E9.

(9)	Includes a maximum of 2,705,265 shares of our common stock issuable upon conversion of either of our Series E Convertible Preferred Stock or our Series G Convertible Preferred Stock, or warrants within 60 days of March 2, 2006. Does not include shares of our common stock in excess of 2,705,265 shares issuable upon conversion of either our Series E Convertible Preferred Stock or our Series G Convertible Preferred Stock or warrants, each within 61 days advance written notice to us. In the aggregate, North Sound Capital LLC holds preferred stock convertible into 7,349,550 shares of our common stock and warrants exercisable into 1,630,680 shares of our common stock. The address of North Sound Capital LLC is 20 Horseneck Lane, Greenwich, CT 06830.

(10)	Includes a maximum of 306,640 shares of our common stock issuable upon conversion of either our Series E Convertible Preferred Stock or our Series G Convertible Preferred Stock, or warrants within 60 days of March 2, 2006. Does not include shares of our common stock in excess of 306,640 shares issuable upon conversion of either our Series E Convertible Preferred Stock or our Series G Convertible Preferred Stock, or warrants , each within 61 days advance written notice. In the aggregate, New Spring Ventures holds preferred stock convertible into 1,852,354 of our common stock and warrants exercisable into 467,070 shares of our common stock. The address of New Spring Ventures is 500 N Gulph Road, Suite 500, King of Prussia, PA 19406.

(11)	Includes 1,023,795 shares of our common stock issuable upon conversion of our Series E Convertible Preferred Stock within 60 days of March 2, 2006. The address of Hudson Ventures is 660 Madison Avenue, 14 th Floor, New York, NY 10021.

(12)	Does not include 1,534,091 shares of our common stock issuable upon 61 days advance written notice to us. The address of Tak Investments LLC is 400 Professional Drive, Suite 420, Gaithersburg, MD 20879.
DESCRIPTION OF SECURITIES
Authorized Capital Stock
     Prescient’s authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
     The authorized common stock of Prescient consists of 400,000,000 shares of common stock, par value $0.001 per share. After taking into consideration the issuance of certain of the shares being registered, approximately 43,645,703 shares of common stock will be issued and outstanding. All of the shares of common stock are validly issued, fully paid and nonassessable. Holders of record of common stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of Prescient legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of Prescient, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of Prescient, including the liquidation preference of all classes of preferred stock of Prescient, each holder of common stock will be entitled to receive his pro rata portion of the remaining net assets of Prescient, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.
Preferred Stock

     Prescient’s Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001, which the Board of Directors is authorized to designate and issue, from time to time, in any number of separate series, and when designating each such series to fix and determine separately the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price and (vi) voting rights. As of the date of this prospectus, 1,660 shares of preferred stock were designated as Series E Preferred Stock, 1,657 of which were issued and outstanding and 480 shares of preferred stock were designated as Series G Preferred Stock, all of which were issued and outstanding.
Series D
     On February 5, 2003, Prescient completed the second of two closings for the sale of its Series D Convertible preferred stock to SDS Merchant Fund, L.P. and other purchasers. An aggregate of 831 shares of Series D preferred shares had been sold through December 31, 2004. Each share of Series D Convertible preferred stock has a face value of $12,000 and is convertible into Common stock at $0.12 per share. Additionally, in accordance with the Purchase Agreement, Prescient issued warrants to purchase 50,000 shares of its common stock for each share of Series D convertible preferred stock issued. On February 5, 2003, the Company issued warrants to purchase a total 5.3 million shares of common stock, which were exercised immediately at a nominal exercise price of $0.001. As of December 31, 2004, all of the Series D convertible preferred stock was exchanged for Series E preferred stock and common stock.
Series E
     In May 2004, the Company completed a series of financing transactions that commenced in April 2003, by which the Company issued an aggregate $5.4 million principal amount of its convertible promissory notes. The holders of the convertible notes agreed that upon approval of the merger by the stockholders of viaLink that on December 31, 2004, all outstanding notes would be converted into Series E preferred stock. A portion of the Series D convertible preferred stock was also converted into Series E preferred stock during 2004, such that an aggregate of 911 shares were issued during 2004. Upon completion of the merger with Prescient Systems, Inc the shareholders of Prescient System received an additional 746 shares of Series E preferred stock. As of December 31, 2005 there were a total of 1,657 shares of Series E preferred stock outstanding.
     Each share of Series E preferred stock is convertible, at an initial conversion price of $2.00 per share, into 5,000 shares of common stock, subject to adjustment as set forth below. Commencing 18 months after following the date of issuance of the Series E preferred Stock, the holders of the Series E Preferred Stock are entitled to dividends at a rate of 4% per annum, increasing to the rate of 8% per annum 30 months following the issuance date, payable semi-annually at the option of the Company in cash or in shares of Common Stock. Dividends on the Series E Preferred Stock are cumulative. Shares of Series E Convertible Preferred Stock are convertible into shares of common stock at the holders’ option at any time and will automatically convert to shares of common stock if certain closing price targets on Prescient’s common stock are met at as set forth below. Holders of shares of Series E Convertible Preferred Stock are entitled to voting rights together with the common stock, on an “as-if converted basis”.
     The conversion price of the Series E Convertible Preferred Stock is subject to appropriate adjustment in the event of stock splits, stock dividends, reverse stock splits, capital reorganizations, recapitalizations, reclassifications, and similar occurrences as well as the issuance of common stock in consideration of an amount less than the then-effective conversion price. Such adjustments are based on standard weighted average anti-dilution protection, subject to customary carve outs.
     At the later of the closing of a Qualifying Equity Financing (as defined below) or twelve (12) months following the issuance date of the Series E preferred stock, all of the shares of the Series E Preferred Stock that remains outstanding shall automatically convert into common stock at the then current conversion price, provided, that (A) the Closing Bid Price (as defined below) of the common stock is equal to or exceeds $4.00 for a period of ten (10) consecutive trading days and (B) the common stock issuable upon conversion of the Series E Preferred Stock is registered pursuant to an effective registration statement under the Securities Act and such registration statement has been effective, without lapse or suspension of any kind, for a period 60 consecutive calendar days. “Qualifying Equity Financing” means the consummation by the Company of a private placement of at least $3,000,000 of shares of the Company’s equity securities. “Closing Bid Price” shall mean, for any security as of any date, the last closing bid price of such security on any stock exchange or market on which the security is then listed or admitted for trading or quotation, as applicable, the OTC Bulletin Board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc.
     In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series E Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $10,000 per share (the “Liquidation Preference Amount”) of the Series E Preferred Stock plus any accrued but unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other classes or series of equity securities of Prescient which by its terms does not rank senior to the Series E Preferred Stock (“Junior Stock”).
     So long as at least five hundred (500) shares of Series E Preferred Stock are issued and outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds (2/3) of the shares of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series E Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series E Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock or the creation and issuance of the Series F Convertible Preferred Stock (which shall rank senior to the Series E Preferred Stock) shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (ii) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of the Company’s Junior Stock (other than de minimus repurchases from employees of the Company in certain circumstances) if dividends on the Series E Preferred Stock are due and remain unpaid; (iii) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series E Preferred Stock; (iv) effect any distribution with respect to Junior Stock; (v) authorize, create, issue or increase the authorized or issued amount of any securities or other financial instrument ranking senior to the Series E Preferred Stock (except for the issuance of shares of the Series F Convertible Preferred Stock which shall rank senior to the Series E Preferred Stock), with respect to the distribution of assets on liquidation, dissolution or winding up of the Company; (vi) sell all or substantially all of the assets of the Company, or liquidate or dissolve the Company, unless such action would result in the distribution to the holders of Series E Preferred Stock of at least the Liquidation Preference Amount plus all accrued but unpaid dividends, if any; or (vii) consummate the an equity financing if such consummation would result in the investors in the equity financing owning greater than twenty-five percent (25%) of the shares of Common Stock issued and outstanding at the time.
Series F
     In May 2004, following completion of the convertible debt financing, the Company received funding commitments in the aggregate amount of $2.75 million. The funding commitments were received from entities or their affiliates that were beneficial owners of shares of viaLink common stock, including the largest beneficial owner. The purpose of this financing was to fund operations through the completion of the merger. The first phase of this funding was made immediately prior to the execution of the merger agreement, at which time the Company issued its 10% secured promissory notes in the aggregate principal amount of $1.25 million, together with common stock purchase warrants, referred to as the “bridge warrants,” which were exercisable for 625,000 shares of common stock at an initial exercise price of $2.00 per share. The 10% convertible notes automatically converted into 160 shares of Series F preferred stock on December 31, 2004, upon the closing of the merger. The second phase of the approved funding was completed upon the closing of the merger. On December 31, 2004, the Company issued to the funding stockholders an additional 115 shares of Series F preferred stock for an aggregate $1,150,000 at a price of $10,000 per share, together with bridge warrants exercisable for 750,000 shares of common stock at an initial exercise price of $2.00 per share. Finally an additional 77.44 shares of Series F preferred stock were issued to the shareholders of Prescient Systems, Inc. and the placement agent in accordance with the merger agreement. As of December 31, 2004 there were a total of 352 shares of Series F preferred stock outstanding.
     On May 4, 2005, the Company completed a qualified financing and the shares of Series F preferred stock automatically have been converted into 239.9419 shares of a newly created Series G preferred stock, 3,357,745 shares of common stock and 2,643,292 warrants to purchase common stock of the Company at an exercise price of $1.00 per share. At conversion the Series F shareholders received a 10% conversion premium as per the original term of the issuance. This premium was offset by the conversion price being 10% above the market price on the day of conversion, resulting in no conversion expense. These stockholders received a penalty payment of $40,500 in the third quarter of 2005 because we failed to timely register the underlying shares of stock. Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, we have estimated the fair value of the liability of such rights and the rights of Tak Investments, LLC are $182,000 as of December 31, 2005.

In connection with the May 2005 financing, we were required to obtain $1.5 million of additional financing within 120 days, which we did not do. As a result, the investors in the May 2005 financing received additional shares of our common stock and additional warrants. As a result of the additional issuances, in December 2005 we issued to the former holders of our Series F preferred stock an additional 3,357,745 shares of our common stock and 240 shares of our Series G preferred stock. As of December 31, 2005 there were no shares of our Series F preferred stock outstanding.
Series G
     On May 4, 2005, concurrent with the conversion of the Series F preferred stock and the qualified financing, the Company issued 239.9419 shares of Series G preferred stock. We also issued an additional 239.93 shares of Series G preferred stock in December 2005 in connection with our failure to obtain additional equity financing as described above. As of December 31, 2005 there were a total of 479.9 shares of Series G preferred stock outstanding.
     The Series G preferred stock can be converted to common stock at an exchange rate of $0.44 (subject to adjustment), which was the purchase price of common stock sold at the qualified financing on May 4, 2005. Shares of the Series G Convertible Preferred Stock participate on an as-if converted basis in any dividends paid on common stock. Shares of Series G preferred stock are convertible into shares of common stock at the holders’ option. If a holder of Series G preferred stock beneficially owns less than 9.99% of the total shares of common stock outstanding, Prescient may, at its option, compel such holder, by written notice to such holder, to convert the portion of the Series G preferred stock owned by him into so many shares of common stock so that the total number of shares of common stock beneficially owned by such holder after such conversion shall be equal to or less than 9.99% of the total shares of Common Stock outstanding after such conversion.
     The conversion price of the Series G Convertible Preferred Stock is subject to appropriate adjustment in the event of stock splits, stock dividends, reverse stock splits, capital reorganizations, recapitalizations, reclassifications, and similar occurrences as well as the issuance of common stock in consideration of an amount less than the then-effective conversion price. Such adjustments are based on standard weighted average anti-dilution protection, subject to customary carve outs.
     In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series G Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $10,000 per share (the “Liquidation Preference Amount”) of the Series G Preferred Stock plus any accrued but unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other classes or series of equity securities of Prescient which by its terms does not rank senior to the Series G Preferred Stock (“Junior Stock”).
     So long as any shares of the Series G Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least three-fourths (3/4) of the shares of the Series G Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series G Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series G Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series G Preferred Stock; or (ii) effect any distribution with respect to Junior Stock except that the Company may effect a distribution on the Common stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series G Preferred Stock in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which such one share, or such fraction of a share, of Series G Preferred Stock can be converted at the time of such distribution. Unless waived by the holder upon 61 days’ notice to the Company, any holder of Series G Preferred is prohibited from converting such holder’s shares into shares of Common Stock, if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 9.99% of all of the Common Stock outstanding at the time of such proposed conversion.

SELLING STOCKHOLDERS
     The table appearing below sets forth the beneficial ownership of our common stock by the selling stockholders as of March 31, 2006, and after giving effect to the sale of the shares of common stock offered hereby. Except as otherwise noted, each of the selling stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned by that selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

	Number of
	Shares
	Beneficially		Number of Shares	Percentage of Shares
Name of	Owned before	Number of Shares	Beneficially Owned	Beneficially Owned
Beneficial Owner	the Offering	Offered for Sale	after the Offering(160)	after the Offering
Abrams, Micheal	591,382(1)	591,382(1)	—	*
Adelman, Jason	1,443,130(2)	1,443,130(2)	—	*
Anzalone Family Limited Partnership	13,267(3)	4,787(3)	8,480	*
Bala, Ravi	3,537(5)	153(6)	3,384	*
Bala, Ravi FBO Tejas Bala	19,644	842	18,802	*
Bala, Ravi FBO Vikram Bala	19,644(9)	842(10)	18,802	*
Balk, Dave & Marilyn	38,339(11)	28,609(11)	9,730	*
Balk, Ethan	19,644(12)	842(13)	18,802	*
Balk, Jonathan	2,554(14)	842(15)	1,712	*
Balk, Matthew	2,235,179(16)	2,217,928(16)	17,251	*
Balk, Matthew FBO Daniel Balk	4,473(17)	1,476(18)	2,997	*
Balk, Matthew FBO David Balk	4,473(19)	1,476(20)	2,997	*
Ball Family Trust	181,288(21)	147,982(22)	33,306	*
Bauthier, Frederick	189,697(23)	149,733(24)	39,964	*
Beard, Thomas	9,190(25)	1,197(26)	7,993	*
Bergman, Hillary	152,426(27)	147,639(27)	4,787	*
Bird, Phillip C	124,190(28)	116,197(29)	7,993	*
Brandeis, Clifford	2,554(30)	842(31)	1,712	*
Brown, Spencer	90,400(32)	4,680(33)	85,720	*
Callahan, Sean	57,500(34)	42,790(34)	14,710	*
CGA Resources LLC	1,053,567(35)	1,053,567(35)	—	*
Choma, Christopher P.	305,879(36)	289,893(37)	15,986	*
CNF Ventures LLC	1,468,081(38)	1,003,805(39)	464,276	*
Cristan, Louis & Kathy	9,190(40)	1,197(41)	7,993	*
Ehinger, Marissa	9,825(42)	423(43)	9,402	*
Ennis, Dana	9,190(44)	1,197(45)	7,993	*
Epton, John	41,607(46)	1,697(47)	39,910	*
Evans, Bruce L. & Kathryn Tenants by the Entirety	775,000(48)	575,000(48)	—	*
Eyde, Sam	385,958(49)	50,260(50)	335,698	*
Feinbaum, Jonathan & Christine	21,204(51)	7,069(52)	14,135	*
Fitzgerald, Paul	39,290(53)	1,687(54)	37,603	*
Gamus, David and Caren	9,120(55)	1,197(56)	7,923	*
Gordon, Michael & Lori	19,644(57)	842(58)	18,802	*
Gruber, Harry	40,971(59)	2,116(60)	38,855	*
Herman, Brian	320,986(61)	287,500(61)	33,486	*
Hobish, Richard & Wiener, Florence	15,206(62)	410(63)	14,796	*
Hoffer, Jane	642,361(64)	48,783(65)	593,578	*
Hudson Valley Capital Management	143,750(66)	143,750(66)	—	*
Hudson Ventures	4,176,356(67)	4,172,356(67)	4,000	*

	Number of
	Shares
	Beneficially		Number of Shares	Percentage of Shares
Name of	Owned before	Number of Shares	Beneficially Owned	Beneficially Owned
Beneficial Owner	the Offering	Offered for Sale	after the Offering(160)	after the Offering
Johnson, John	9,120(68)	1,197(69)	7,923	*
JRF Investments	9,120(70)	1,197(71)	7,923	*
Kaufman, Felix	5,111(72)	1,687(73)	3,424	*
Kaufman, Kenneth	64,839(74)	3,140(75)	61,699	*
Kaufman, Rebecca	39,290(76)	1,687(77)	37,603	*
Kaufman, Sara	39,290(78)	1,687(79)	37,603	*
Kaufman, Robert	5,111(80)	1,687(81)	3,424	*
Kaufman, Robert FBO Emily Kaufman	5,111(82)	1,687(83)	3,424	*
Keiser, Charles	9,190(84)	1,197(85)	7,993	*
Kuharchik, Walter	9,190(86)	1,197(87)	7,993	*
Lipson, David	37,538(88)	4,232(89)	33,306	*
Loew, Michael	162,500(90)	162,500(90)	—	*
Lucas Bear & Assoc	41,255(91)	1,772(92)	39,483	*
Lucas, Michael	130,612(93)	5,607(94)	125,005	*
Manos, George	82,705(95)	10,770(96)	71,935	*
Mark Capital LLC	28,750(97)	28,750(97)	—	*
McKaskill Family Trust	15,239(98)	5,028(99)	10,211	*
McMahon Investment Partners LLC	191,446(100)	24,931(101)	166,515	*
Mennes, Martin and Linda B	9,190(102)	1,197(103)	7,993	*
Michael, Julie	18,379(104)	2,393(105)	15,986	*
Muldowney, Carol Lee	2,949(106)	127(107)	2,822	*
Myskowski, Stephen	81,938(108)	4,232(109)	77,706	*
Nathan, Robert	143,750(110)	143,750(110)	—	*
Neborsky, Robert J MD, Inc. Combination Retirement Trust	287,500(111)	287,500(111)	—	*
New Spring Ventures	6,372,990(112)	6,364,990(112)	8,000	*
North Sound Legacy Institutional Fund LLC	4,100,053(113)(114)	3,866,439(113)(114)	233,614	*
North Sound Legacy International Ltd.	6,556,783(114)(115)	6,498,138(114)(115)	58,645	*
Omega Capital Management	18,770(116)	2,116(117)	16,654	*
Osman, Michael L.	57,500(118)	57,500(118)	—	*
Piontkowski, Shlomo & Pnina	18,770(119)	2,116(120)	16,654	*
Purjes, Dan	25,562(121)	14,922(122)	10,640	*
Reifler, Brad	152,426(123)	147,639(123)	4,787	*
Reynolds, Joseph	115,000(124)	115,000(124)	—	*
Rice, Lawrence	5,111(125)	1,687(126)	3,424	*
Rogstad, Barry & Lorraine	19,154(127)	823(128)	18,331	*
Rybacki, Ralph	82,705(129)	10,770(130)	71,935	*
SDS Capital Group SPC, LTD	10,802,295(131)(132)	7,755,003(131)(132)	3,047,292	*
SDS Merchant Fund LP	3,548,336(132)(133)	1,081,121(132)(133)	2,467,215	*
Singer, Eric	115,000(134)	115,000(134)	—	*
Solomon, Allan, Rev Trust 2/13/90	9,120(135)	1,197(136)	7,923	*
Strogen, Charles	9,120(137)	1,197(138)	7,923	*
SXJE LLC	308,570(139)	308,570(139)	—	*
Tak Investments LLC	11,765,703(140)	11,765,703(140)	—	*
Taunton, Chris	10,718(141)	3,536(142)	7,182	*
Thermiotis, George A.	300,616(143)	14,694(144)	285,922	*
Tomko, Mark	347,399(145)	17,775(146)	329,624	*
Vannatta, Fred	214,121(147)	9,191(148)	204,930	*
Weiner, Richard	31,185(149)	1,742(150)	29,443	*
Weisman, Scott	5,111(151)	1,687(152)	3,424	*
Wiener, Daniel	17,023(153)	806(154)	16,217	*

	Number of
	Shares
	Beneficially		Number of Shares	Percentage of Shares
Name of	Owned before	Number of Shares	Beneficially Owned	Beneficially Owned
Beneficial Owner	the Offering	Offered for Sale	after the Offering(160)	after the Offering
Wiener, David	35,533(155)	4,615(156)	30,918	*
Wiener, David Revocable Trust - 96	287,500(157)	287,500(157)	—	*
Wiener, Sara	9,576(158)	410(159)	9,166	*

*Less than 1%.
(1) Includes 6,000 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 75,000 shares issuable upon exercise of warrants at an exercise price of $.96 per share. Mr. Abrams acquired 250,000 shares of common stock and warrants exercisable for 75,000 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. Mr. Abrams acquired an additional 250,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. Mr. Abrams acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in December 2004 upon conversion of secured notes acquired by Mr. Abrams in 2004. Mr. Abrams acquired 764 shares of common stock as interest paid-in-common on those secured notes during 2004. Mr. Abrams acquired the shares of Series E Preferred Stock in December 2004 upon conversion of certain convertible promissory notes acquired by Mr. Abrams in 2004.
(2) Includes 56,000 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 180,000 shares issuable upon exercise of warrants at an exercise price of $.96 per share. Mr. Adelman acquired 600,000 shares of common stock and the warrants exercisable for 180,000 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. Mr. Adelman acquired an additional 600,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. Mr. Adelman acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in December 2004 upon conversion of secured notes acquired by Mr. Adelman in 2004. Mr. Adelman acquired 7,130 shares of common stock as interest paid-in-common on those secured notes during 2004. Mr. Adelman acquired the shares of Series E Preferred Stock in December 2004 upon conversion of certain convertible promissory notes acquired by Mr. Adelman in 2003. Mr. Adelman is an affiliate of a registered broker-dealer and acquired the shares being registered in the ordinary course of business. At the time of the acquisition of these shares there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.
(3) Includes 8,480 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share. Alfred J. Anzalone, is the Director of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.
(4) This selling stockholder acquired 4,787 shares of common stock as a dividend paid-in-common on preferred stock in 2004. Alfred J. Anzalone, is the Director of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.
(5) Includes 35 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 191 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.
(6) Includes 35 shares issuable upon exercise of warrants at an exercise price of $.96 per share. Mr. Bala received 118 shares of common stock and warrants exercisable for 35 shares upon conversion of Series F Preferred Stock in Prescient’s private placement of common stock and warrants. Mr. Bala acquired an additional 118 shares of common stock on December 13, 2005 when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. The shares of Series F Preferred Stock that were exchanged in the May 2005 private placement were acquired as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.
(7) Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 1,064 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.
(8) Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share. Mr. Bala received 648 shares of common stock and warrants exercisable for 194 shares upon conversion of Series F Preferred Stock in Prescient’s private placement of common stock and warrants. Mr. Bala acquired an additional 648 shares of common stock on December 13, 2005 when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(9)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 1,064 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(10)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share. Mr. Bala received 648 shares of common stock and warrants exercisable for 194 shares upon conversion of Series F Preferred Stock in Prescient’s private placement of common stock and warrants. Mr. Bala acquired an additional 648 shares of common stock on December 13, 2005 when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(11)	Includes 2,919 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 15,960 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. This selling stockholder acquired the warrants exercisable for 2,919 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 9,730 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement and the warrants exercisable for 15,960 shares of common stock as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(12)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 1,064 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(13)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 648 shares of common stock and the warrants exercisable for 194 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 648 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(14)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 1,064 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(15)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 648 shares of common stock and warrants exercisable for 194 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 648 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(16)	Includes 199,775 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 144,588 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 72,928 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. This selling stockholder acquired 481,960 shares of common stock and warrants exercisable for 144,588 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 481,961 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder received warrants exercisable for 72,928 shares of common stock and 836,717 common shares as part of the merger in December 2004. Mr. Balk acquired the shares of Series F Preferred Stock that he exchanged for the 481,960 shares of common stock and warrants exercisable for 144,588 shares common stock in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock. Mr. Balk acquired the shares of Series E Preferred Stock, 836,717 shares of common stock and warrants exercisable for 72,928 shares of common stock as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(17)	Includes 341 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 1,862 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(18)	Includes 341 shares issuable upon exercise of warrants at an exercise price of $.96 per share. Mr. Balk acquired 1,135 shares of common stock and warrants exercisable for 341 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. Mr. Balk acquired an additional 1,135 shares of common stock when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. Mr. Balk acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(19)	Includes 341 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 1,862 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(20)	Includes 341 shares issuable upon exercise of warrants at an exercise price of $.96 per share. Mr. Balk acquired 1,135 shares of common stock and warrants exercisable for 341 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. Mr. Balk acquired an additional 1,135 shares of common stock when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. Mr. Balk acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(21)	Includes 24,710 shares issuable upon conversion of Series E Preferred at an exercise price of $2.00 per share, 19,727 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 5,341 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Edward and Susan Ball are the Trustees of this selling stockholder and have the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(22)	Includes 19,727 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 65,755 shares of common stock and the warrants exercisable for 19,727 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 65,755 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that it exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. Edward and Susan Ball are the Trustees of this selling stockholder and have the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(23)	Includes 10,600 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 18,750 shares issuable upon exercise of warrants at an exercise price of $.96 per share.

(24)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $.96 per share. Mr. Bauthier acquired 62,500 shares of common stock and the warrants exercisable for 18,750 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 62,500 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. Mr. Bauthier acquired 5,983 shares of common stock as a dividend paid-in-common on preferred stock in 2004. Mr. Bauthier acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(25)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share.

(26)	This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(27)	Includes 3,450 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 18,750 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 62,500 shares of common stock and the warrants exercisable for 18,750 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 62,500 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement in December 2004 upon conversion of secured notes acquired by this selling stockholder in 2004. This selling stockholder acquired 439 shares of common stock as interest paid-in-common on those secured notes during 2004. This selling stockholder acquired the shares of Series E Preferred Stock in December 2004 upon conversion of certain convertible promissory notes acquired in 2004.
(28)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 15,000 shares issuable upon exercise of warrants at an exercise price of $.96 per share.

(29)	Includes 15,000 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 50,000 shares of common stock and the warrants exercisable for 15,000 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 50,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(30)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 1,064 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(31)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 648 shares of common stock and the warrants exercisable for 194 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 648 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(32)	Includes 27,690 shares issuable upon conversion of Series E Preferred Stock at an exercise price $2.00 per share, 1,080 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 5,908 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(33)	Includes 1,080 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 3,600 shares of common stock and the warrants exercisable for 1,080 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 3,600 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(34)	Includes 7,500 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 25,000 shares of common stock and the warrants exercisable for 7,500 shares of common stock to upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 25,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to converison provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(35)	Includes 199,775 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 63,750 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 41,008 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. This selling stockholder acquired 212,500 shares of common stock and warrants exercisable for 63,750 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 212,500 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F

Preferred Stock that were exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock and as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. This selling stockholder acquired the shares of Series E Preferred Stock, 324,034 shares of common stock, and warrants exercisable for 41,008 shares of common stock as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. Cass Adelman is the sole Member of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.
(36)	Includes 4,240 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 37,500 shares issuable upon exercise of warrants at an exercise price of $.96 per share.

(37)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 125,000 shares of common stock and the warrants exercisable for 37,500 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 125,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired 2,393 shares of common stock as a dividend paid-in-common on preferred stock in 2004. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(38)	Includes 392,025 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 17,164 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 93,843 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(39)	Includes 158,650 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 17,164 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 93,843 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. This selling stockholder acquired 57,213 shares of common stock and warrants exercisable for 17,164 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 57,213 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Certificate of Designation of the Series F Preferred Stock This selling stockholder acquired the shares of Series F Preferred Stock, Series E Preferred Stock, 678,724 shares of common stock and warrants for 93,843 shares of common stock as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. CNF Advisors LLC is the managing member of this selling stockholder. Pursuant to the CNF Advisors LLC Limited Liability Company Agreement, its directors Douglas Stotlar, Kevin Schick, Jennifer Pileggi and Mark Thickpenny have the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(40)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share.

(41)	This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(42)	Includes 98 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 532 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(43)	Includes 98 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 532 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. This selling stockholder acquired 325 shares of common stock and warrants exercisable for 98 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 325 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(44)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share.

(45)	This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(46)	Includes 392 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,140 shares issuable upon exercise of warrants at an exercise of $2.00 per share.

(47)	Includes 392 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,305 shares of common stock and warrants exercisable for 392 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,305 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(48)	Includes 75,000 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 250,000 shares of common stock and the warrants exercisable for 75,000 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 250,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(49)	Includes 89,040 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share.

(50)	This selling stockholder acquired 50,260 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(51)	Includes 1,631 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 8,697 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(52)	Includes 1,631 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 5,438 shares of common stock and warrants exercisable for 1,631 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 5,438 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(53)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,128 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(54)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,298 shares of common stock and warrants exercisable for 389 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,298 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(55)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share.

(56)	This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(57)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 1,064 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(58)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 648 shares of common stock and the warrants exercisable for 194 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 648 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.
(59)	Includes 12,355 shares issuable upon conversion of Series E Preferred Stock, 488 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 2,671 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(60)	Includes 488 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,628 shares of common stock and the warrants exercisable for 488 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,628 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(61)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 125,000 shares of common stock and the warrants exercisable for 37,500 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 125,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(62)	Includes 5,630 shares issuable upon conversion of Series E Preferred Stock, 95 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 519 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(63)	Includes 95 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 315 shares of common stock and the warrants exercisable for 95 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 315 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(64)	Jane Hoffer serves as President, Chief Executive Officer and as a director of Prescient. Includes 6,363 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 34,790 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(65)	Jane Hoffer serves as President, Chief Executive Officer and as a director of Prescient. Includes 6,363 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 21,210 shares of common stock and the warrants exercisable for 6,363 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 21,210 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(66)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 62,500 shares of common stock and the warrants exercisable for 18,750 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 62,500 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. Mark Gillis and

Charles Doller are both Managing Members of this selling stockholder and have the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.
(67)	Includes 1,023,795 shares issuable upon conversion of Series E Preferred Stock, 48,176 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 263,403 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. This selling stockholder acquired 160,585 shares of common stock and warrants exercisable for 48,176 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 160,585 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series E Preferred Stock, Series F Preferred Stock, 2,515,812 shares of common stock, and warrants exercisable for 263,403 shares of common stock as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. Jay Goldberg is a Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.
(68)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock.

(69)	This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(70)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock. James Fisher is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(71)	This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004. James Fisher is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(72)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,128 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(73)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,298 shares of common stock and warrants exercisable for 389 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,298 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(74)	Includes 12,355 shares issuable upon conversion of Series E Preferred Stock, 725 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 3,964 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(75)	Includes 725 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 2,415 shares of common stock and warrants exercisable for 725 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 2,415 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(76)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,128 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(77)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,298 shares of common stock and warrants exercisable for 389 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,298 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(78)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,128 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(79)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,298 shares of common stock and warrants exercisable for 389 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,298 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(80)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,128 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(81)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,298 shares of common stock and warrants exercisable for 389 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,298 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(82)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,128 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(83)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,298 shares of common stock and warrants exercisable for 389 shares of common upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,298 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(84)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock.

(85)	The selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(86)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock.

(87)	This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(88)	Includes 24,720 shares issuable upon conversion of Series E Preferred Stock, 977 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 5,341 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(89)	Includes 977 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 3,255 shares of common stock and warrants exercisable for 977 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 3,255 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(90)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 125,000 shares of common stock and the warrants exercisable for 37,500 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 125,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.
(91)	Includes 409 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,234 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Michael Lucas is the Owner and President of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it

(92)	Includes 409 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,363 shares of common stock and warrants exercisable for 409 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,363 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. Michael Lucas is the Owner and President of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(93)	Includes 1,294 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 7,074 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Michael Lucas is the President of Lucas Bear and Associates and has the right to exercise control the voting and disposition of the 41,255 shares of Prescient common stock owned by it.

(94)	Includes 1,294 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 4,313 shares of common stock and warrants exercisable for 1,294 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 4,313 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. Michael Lucas is the President of Lucas Bear and Associates and has the right to exercise control the voting and disposition of the 41,255 shares of Prescient common stock owned by it.

(95)	Includes 19,080 shares issuable upon conversion of Series E Preferred Stock.

(96)	This selling stockholder acquired 10,770 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(97)	Includes 3,750 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 12,500 shares of common stock and the warrants exercisable for 3,750 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 12,500 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. Evan Levine is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(98)	Includes 1,160 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 6,343 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Thomas Philip McKaskill is the Trustee of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(99)	Includes 1,160 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 3,868 shares of common stock and the warrants exercisable for 1,160 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 3,868 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that was exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. Thomas Philip McKaskill is the Trustee of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.
(100)	Includes 44,165 shares issuable upon conversion of Series E Preferred Stock. Gordon McMahon is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(101)	This selling stockholder acquired 24,931 shares of common stock as a dividend paid-in-common on preferred stock in 2004. Gordon McMahon is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(102)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock.

(103)	This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(104)	Includes 4,240 shares issuable upon conversion of Series E Preferred Stock.

(105)	This selling stockholder acquired 2,393 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(106)	Includes 29 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 160 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(107)	Includes 29 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 98 shares of common stock and warrants exercisable for 29 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 98 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(108)	Includes 24,710 shares issuable upon conversion of Series E Preferred Stock, 977 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 5,341 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(109)	Includes 977 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 3,255 common shares and warrants exercisable for
977 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 3,255 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(110)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 62,500 shares of common stock and the warrants exercisable for 18,750 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 62,500 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(111)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 125,000 shares of common stock and the warrants exercisable for 37,500 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 125,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. Robert

Neborsky has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by this selling stockholder.
(112)	Includes 1,370,990 shares issuable upon conversion of Series E Preferred Stock, 481,364 shares issuable upon conversion of Series G Preferred Stock, 72,218 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 394,852 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. This selling stockholder acquired 10.59 shares of Series G Preferred Stock and warrants exercisable for 72,218 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 10.59 shares of Series G Preferred Stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions of the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement, the Series E Preferred Stock, 4,045,566 shares of common stock and warrants exercisable for 394,852 shares of common stock as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. Michael DiPiano, a director of Prescient, is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(113)	Includes 1,059,100 shares issuable upon conversion of Series E Preferred Stock, 1,712,954 shares issuable upon conversion of Series G Preferred Stock, 256,950 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 310,860 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. The terms of the shares of Series E Preferred Stock and Series G Preferred Stock and the $.96 warrants held by this selling stockholder restrict the conversion or exercise, as the case may e, of the security into shares of Prescient common stock if the number of shares of Prescient common stock to be issued pursuant to such conversion or exercise would result, when combined with all other shares of Prescient common stock owned by this selling stockholder, in this selling stockholder owning more than of 9.9% of Prescient’s common stock. The terms of the $2.00 warrants held by this selling stockholder restrict the exercise of the warrants for shares of Prescient common stock if the number of shares of Prescient common stock to be issued pursuant to the exercise would result, when combined with all other shares of Prescient common stock owned by this selling stockholder, in this selling stockholder owning more than of 4.9% of Prescient’s common stock. The foregoing restrictions on exercise of the warrants and conversion of the preferred stock held by the selling stockholder may be waived by the selling stockholder providing at least sixty-one days notice to Prescient of its desire to do so. This selling stockholder acquired 37.68 of Series G Preferred Stock and warrants exercisable for 256,950 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 37.68 shares of Series G Preferred Stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the warrants exercisable for 310,860 shares of common stock in Prescient’s December 2004 private placement that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. This selling stockholder acquired the shares of Series E Preferred Stock in December 2004 upon conversion of certain convertible promissory notes acquired in 2003. This selling stockholder acquired 51,816 shares of common stock as interest paid-in-common on notes during 2003 and 182,701 shares of common stock as interest paid-in-common on notes during 2004. This selling stockholder acquired 529,559 shares of common stock upon conversion of notes in December 2004.

(114)	North Sound Capital LLC (“North Sound”) may be deemed the beneficial owner of the shares held by this entity in its capacity as the managing member of North Sound Legacy Institutional Fund LLC and the investment advisor of North Sound Legacy International Ltd. (the “Funds”), who are the holders of such shares. As the managing member or investment advisor, respectively, of the Funds, North Sound has voting and investment control with respect to the shares of common stock held by the Funds. The ultimate managing member of North Sound is Thomas McAuley.

(115)	Includes 1,240,900 shares issuable upon conversion of Series E Preferred Stock, 3,336,591 shares issuable upon conversion of Series G Preferred, 500,550 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 580,140 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. The terms of the shares of Series E Preferred Stock and Series G Preferred Stock and the $.96 warrants held by this selling stockholder restrict the conversion or exercise, as the case may be, of the security into shares of Prescient common stock if the number of shares of Prescient common stock to be issued pursuant to such conversion or exercise would result, when combined with all other shares of Prescient common stock owned by this selling stockholder, in this selling stockholder owning more than of 9.9% of Prescient’s common stock. The terms of the $2.00 warrants held by this selling stockholder restrict the exercise of the warrants for shares of Prescient common stock if the number of shares of Prescient common stock to be issued pursuant to the exercise would result, when combined with all other shares of Prescient common stock owned by this selling stockholder, in this selling stockholder owning more than of 4.9% of Prescient’s common stock. The foregoing restrictions on exercise of the warrants and conversion of the preferred stock held by the selling stockholder may be waived by the selling stockholder providing at least sixty-one days notice to Prescient of its desire to do so. This selling stockholder acquired 73.41 of Series G Preferred Stock and warrants exercisable for 500,550 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 73.41 shares of Series G Preferred Stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement and the warrants exercisable for 580,140 shares of common stock in Prescient’s December 2004 private placement that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. This selling stockholder acquired the shares of Series E Preferred Stock in December 2004 upon conversion of certain convertible promissory notes acquired in 2003. This selling stockholder acquired 50,253 shares of common stock as interest paid-in-common on notes during 2003 and 221,161 shares of common stock as interest paid-in-common on notes during 2004. This selling stockholder acquired 620,441 shares of common stock upon conversion of notes in December 2004.

(116)	Includes 12,355 shares issuable upon conversion of Series E Preferred Stock, 488 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 2,671 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. William Rutherford is a Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(117)	Includes 488 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,628 shares of common stock and warrants exercisable for 488 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,628 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. William Rutherford is a Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(118)	Includes 7,500 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 25,000 shares of common stock and the warrants exercisable for 7,500 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 25,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(119)	Includes 12,355 shares issuable upon conversion of Series E Preferred Stock, 488 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 2,671 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(120)	Includes 488 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,628 shares of common stock and warrants exercisable for 488 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,628 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(121)	Includes 1,946 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 10,640 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(122)	Includes 1,946 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 6,488 shares of common stock and warrants exercisable for 1,946 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 6,488 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(123)	Includes 3,450 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 18,750 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 62,500 shares of common stock and the warrants exercisable for 18,750 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 62,500 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement in December 2004 upon conversion of secured notes acquired in 2004. This selling stockholder acquired 439 shares of common stock as interest paid-in-common on those notes during 2004. This selling stockholder acquired the shares of Series E Preferred Stock in December 2004 upon conversion of certain convertible promissory notes acquired in 2004.

(124)	Includes 15,000 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 50,000 shares of common stock and the warrants exercisable for 15,000 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 50,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(125)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,128 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(126)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,298 shares of common stock and warrants exercisable for 389 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,298 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(127)	Includes 191 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 1,037 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(128)	Includes 191 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 633 shares of common stock and warrants exercisable for 191 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 633 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Certificate of Designation of the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(129)	Includes 19,080 shares issuable upon conversion of Series E Preferred Stock.

(130)	This selling stockholder acquired 10,770 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(131)	Includes 199,775 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 5,375,000 shares issuable upon conversion of Series G Preferred Stock at an exercise price of $0.44 per share, 806,250 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 525,008 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. This selling stockholder acquired 118.25 of Series G Preferred Stock and warrants exercisable for 806,250 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 118.25 shares of Series G Preferred Stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement and the warrants exercisable for 484,000 shares of common stock in Prescient’s December 2004 private placement and upon conversion of notes in December 2004. This selling stockholder acquired the shares of Series E Preferred Stock, 411,534 shares of common stock, warrants exercisable for 41,008 shares of common stock as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. This selling stockholder acquired 22,514 shares of common stock as interest paid-in-common on notes during 2004. This selling stockholder acquired 502,422 shares of common stock upon conversion of notes in December 2004.

(132)	Stephen Derby is the Managing Partner and has the right to exercise control over the voting and disposition of the shares of Prescient common stock beneficially owned by SDS Capital Group SPC, LTD and SDS Merchant Fund LP.

(133)	Includes 177,225 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share. This selling stockholder acquired the shares of Series E Preferred Stock in December 2004 upon conversion of certain convertible promissory notes acquired in 2003. This selling stockholder acquired 7,233 shares of common stock as interest paid-in-common on notes during 2003 and 28,600 shares of common stock as interest paid-in-common on notes during 2004. This selling stockholder acquired 868,063 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(134)	Includes 15,000 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 50,000 shares of common stock and the warrants exercisable for 15,000 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 50,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Certificate of Designation of the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that he exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(135)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share. Allan Solomon has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by this selling stockholder.

(136)	This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004. Allan Solomon has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by this selling stockholder.

(137)	Includes 2,120 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share.

(138)	This selling stockholder acquired 1,197 shares of common stock as a dividend paid-in-common on preferred stock in 2004.

(139)	Includes 250,000 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share. This selling stockholder acquired the shares of Series E Preferred Stock in December 2004 upon conversion of certain convertible promissory notes acquired in 2003. This selling stockholder acquired 17,714 shares of common stock as interest paid-in-common on notes during 2003 and 40,855 shares of common stock as interest paid-in-common on notes during 2004. Sam Eyde is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(140)	Includes 1,534,091 shares issuable upon exercise of certain warrants at $0.49 per share. This selling stockholder acquired 5,113,636 shares of common stock and warrants exercisable for 1,534,091 shares of common stock in Prescient’s May 2005 private placement of common stock and warrants, which this selling shareholder paid by exchanging an aggregate $500,000 of principal outstanding under two separate promissory notes issued by Prescient in April 2005, and the remainder was paid in cash. This selling stockholder acquired an additional 4,340 shares of common stock in payment of all accrued interest under those promissory notes. This selling stockholder acquired an additional 5,113,636 shares of common stock in September 2005. Sharad Tak is the Owner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(141)	Includes 816 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 4,462 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(142)	Includes 816 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 2,720 shares of common stock and warrants exercisable for 816 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 2,720 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(143)	Includes 61,770 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 3,391 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 18,539 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(144)	Includes 3,391 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 11,303 shares of common stock and warrants exercisable for 3,391 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 11,303 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(145)	Includes 98,835 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 4,102 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 22,428 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(146)	Includes 4,102 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 13,673 shares of common stock and warrants exercisable for 4,102 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 13,673 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(147)	Includes 2,121 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 11,597 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(148)	Includes 2,121 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 7,070 shares of common stock and warrants exercisable for 2,121 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 7,070 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(149)	Includes 402 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,200 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(150)	Includes 402 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,340 shares of common stock and warrants exercisable for 402 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,340 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(151)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 2,128 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(152)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 1,298 shares of common stock and warrants exercisable for 389 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 1,298 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(153)	Includes 2,620 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 186 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 1,018 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(154)	Includes 186 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 620 shares of common stock and warrants exercisable for 186 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 620 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(155)	Includes 21,530 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 1,065 shares issuable upon exercise of warrants at an exercise price of $.96 per share, and 5,838 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(156)	Includes 1,065 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 3,550 shares of common stock and warrants exercisable for 1,065 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 3,550 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(157)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 125,000 shares of common stock and the warrants exercisable for 37,500 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired an additional 125,000 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement in Prescient’s December 2004 private placement of shares of Series F Convertible Preferred Stock that was completed in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004. David Wiener has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by this selling stockholder.

(158)	Includes 95 shares issuable upon exercise of warrants at an exercise price of $.96 per share and 519 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(159)	Includes 95 shares issuable upon exercise of warrants at an exercise price of $.96 per share. This selling stockholder acquired 315 shares of common stock and warrants exercisable for 95 shares of common stock upon conversion of Series F Preferred Stock in Prescient’s May 2005 private placement of common stock and warrants. This selling stockholder acquired 315 shares of common stock on December 13, 2005, when Prescient issued additional shares to each stockholder that converted shares of Series F Preferred Stock in the May 2005 private placement. Prescient issued the additional shares in December 2005 pursuant to conversion provisions contained in the Series F Preferred Stock. This selling stockholder acquired the shares of Series F Preferred Stock that were exchanged in the May 2005 private placement as merger consideration in connection with the merger of Prescient (then known as The viaLink Company) and Prescient Systems, Inc. on December 31, 2004.

(160)	Assumes that all of the securities offered hereby are sold.
          The selling shareholders acquired the shares to be registered for sale under this prospectus in a number of private placements and private transactions with Prescient. Included in the shares to be offered hereunder are up to 18,106,328 shares that were issued in the May 2005 private placement to Tak Investments LLC (“TAK”) and the holders of Prescient’s outstanding Series F Preferred Stock, which includes 1,534,091 shares issuable upon exercise of warrants at $1.00 per share and further reduced to $.96 per share as the result of dilutive issuances of stock options, 2,643,292 shares issuable upon exercise of warrants at $.96 per share, and 5,453,225 shares that are issuable upon conversion of the Series G Preferred Stock. TAK paid an aggregate $2,250,000, or $0.44 per share, for the 5,113,636 shares of common stock and 1,534,091 warrants issued to it at the closing, which TAK paid by exchanging an aggregate $500,000 of principal outstanding under two separate promissory notes issued by the Company in April 2005, and the remainder was paid in cash. Prescient issued an additional 4,340 shares of common stock to TAK in payment of all accrued interest under those promissory notes. The holders of Prescient’s outstanding shares of Series F Preferred Stock exchanged all of the outstanding Series F Preferred Stock for 3,357,745 shares of common stock and approximately 240 shares of Series G Preferred Stock issued to them. The Series G Preferred Stock has an initial liquidation preference of $10,000 per share, and is convertible into 5,453,225 shares of Common Stock at an initial conversion price of $0.44 per share. The warrants are exercisable at an exercise price of $1.00 per share and may be exercised at any time on or before May 5, 2008.
          Prescient also issued two other common stock purchase warrants, exercisable for 409,091 shares of Common Stock at $0.48 per share and 122,727 shares of common stock at $1.00 per share, respectively, to the Company’s placement agent. The sale of the common stock and warrants were made pursuant to a Common Stock and Warrant Purchase Agreement, executed by Prescient, TAK Investments, LLC and certain holders of the Company’s Series F Preferred Stock on May 4, 2005. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, in reliance upon the representations and warranties made by the purchasers in the purchase agreements.
          In connection with the May 2005 private placement, Prescient was required to obtain $1.5 million of additional financing within 120 days from the closing of the private placement, which Prescient did not do. As a result, Prescient was required to issue to Tak Investments an additional 5,113,636 shares of the Company’s common stock and lower the exercise price on 1,534,091 of the Tak Warrants from $1.00 to $0.50 per share (the “Additional Issuance”). In connection with dilutive issuances of stock options, the exercise price of warrants issued to Tak were further reduced to $.49 per share. As a result of the Additional Issuance, the Certificate of Designation for the Company’s Series F Preferred Stock required Prescient to issue to the former holders of the Series F Preferred Stock an additional 3,357,745 shares of the Company’s common stock and 240 shares of the Company’s Series G Preferred Stock. The additional shares of the Company’s common stock and Series G Preferred Stock were issued to the former holders of the Series F Preferred Stock on December 13, 2005.
          The shares of the Series F Convertible Preferred Stock that were exchanged in the May 2005 private placement were issued to the holders in a series of transactions in connection with the merger of Prescient (f/k/a The viaLink Company) and Prescient Systems, Inc. Pursuant to the merger, Prescient issued 27.44 shares of its Series F Convertible Preferred Stock to the former shareholders of Prescient Systems, Inc., of which 23 shares of Series F Convertible Preferred Stock were issued without registration under the Securities Act of 1933. Also in connection with the merger, effective at December 31, 2004, Prescient completed the private placement of 150 shares of Series F Convertible Preferred Stock at a price of $10,000 per share. Of the purchase price of $1.5 million, $1,150,000 was funded on December 31, 2004 and the remaining $350,000 was pre-funded prior to December 31, 2004. The completion of this transaction was a condition precedent to the completion of the merger contemplated by the Merger Agreement. Separately, Prescient issued 125 shares of Series F Convertible Preferred Stock to the holders of secured notes issued from May through August 2004 upon conversion of such notes. This conversion was also contemplated by the Merger Agreement. Prescient also issued 50 shares of Series F Convertible Preferred Stock to Burnham Hill Partners (a division of Pali Capital, Inc.) and their designees, in connection with Burnham Hill’s acting as our financial advisors in connection with the merger and the Series F Purchase Agreement. Except as aforesaid, no underwriting discounts or commissions were paid by Prescient in connection with the issuance of shares of equity securities. All of the outstanding shares of Series F Convertible Preferred Stock were automatically converted into shares of common stock and Series G Preferred Stock in the May 2005 private placement.
          Also included in the shares to be offered hereunder are the shares of common stock, Series E Convertible Preferred Stock and warrants to purchase common stock that were issued in connection with merger. Prescient issued 11.9 million shares of common stock, 745.55 shares of Series E Convertible Preferred Stock, 27.44 shares of our Series F Convertible Preferred Stock and warrants to purchase an additional 1,125,000 shares of our common stock to the former shareholders of Prescient Systems, Inc. Of the shares of capital stock that were issued effective December 31, 2004, in connection with the merger, 9.5 million shares of common stock, 677 shares of Series E Convertible Preferred Stock, 23 shares of Series F Convertible Preferred Stock and warrants to purchase an additional 946,000 shares of common stock were issued without registration under the Securities Act, pursuant to the exemption provided by Section 4(2) of the Securities Act and the regulations thereunder. Shares of Series E and Series F Convertible Preferred Stock are convertible into shares of common stock at an initial conversion price of $2.00 per share. The warrants are exercisable at an initial exercise price of $2.00 per share.
          Also included in the shares to be offered hereunder are the shares issuable upon conversion of the Series E Convertible Preferred Stock issued upon conversion of certain promissory notes. In a series of transactions completed in May 2004, Prescient

(f/k/a The viaLink Company) concluded the issuance of convertible promissory notes. The proceeds from the issuance of these notes totaled $5.4 million and have been used to fund the Company’s operations since early 2003. In connection with the merger agreement with Prescient Systems, Inc., the holders of the notes converted the face value of the notes into Series E Convertible Preferred Stock. The Series E has a conversion price of $2.00 per share and beginning 18 months from the issuance date will pay a dividend of 4%.
          Prescient is registering the shares of the selling stockholders pursuant to certain registration rights granted to them under registration rights agreements entered into in connection with the private placements. The offering of the shares will terminate as of the date on which all shares offered hereby have been sold.
PLAN OF DISTRIBUTION
          The selling stockholders may offer the shares of common stock from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the OTC Bulletin Board or in private transactions at prices relating to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealer acting in connection with the sale of the shares offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The offering of the shares will terminate upon the earlier to occur of the sale of all the shares and the date on which all of the shares offered hereby that have not been sold are eligible for resale under the Securities Act, without the volume limitations of Rule 144 of the Securities Act.
          Prescient is registering the sale of the common stock held by the selling stockholders in satisfaction of its obligations under registration rights agreements that it entered into with each of the selling stockholders in connection with the private offerings in which such stockholders acquired their shares of common stock. In those registration rights agreements, Prescient agreed to pay the costs, expenses and fees incurred in connection with the registration of the selling stockholders’ shares, which we estimate to be approximately $51,800 (excluding selling commissions and brokerage fees incurred by the selling stockholders). Prescient also agreed to indemnify the selling stockholders, in connection with its registration of the sale of their shares of Prescient common stock, against any losses or damages to which they become subject under applicable state or federal securities laws that arise from an actual or alleged untrue statement of a material fact in this prospectus or the related registration statement or from an actual or alleged omission to state a material fact that causes the statements made in this prospectus or the registration statement to be misleading. However, Prescient is not responsible for indemnifying any selling stockholder against those liabilities to the extent that they arise from an untrue statement or omission that is made in reliance upon and in conformity with written information provided to Prescient from such stockholder for use in the preparation of this prospectus and the related registration statement. The selling stockholders agreed in return to indemnify Prescient against losses or damages arising from such untrue statements or omissions that are made in reliance upon the written information provided by those selling stockholders, but each stockholder’s liability is limited to the proceeds received by such stockholder for the registration of the sale of its shares under this prospectus.
LEGAL MATTERS
The validity of the common stock offered hereby is being passed upon by Hallett & Perrin, P.C., Dallas, Texas.
EXPERTS
          The consolidated financial statements of Prescient Applied Intelligence, Inc. (f/k/a The viaLink Company) as of December 31, 2005 have been included herein in reliance upon the report of Amper, Politziner & Mattia, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005 consolidated financial statements contains an explanatory paragraph that states that the company has suffered recurring losses from operations and is dependent upon access to additional external financing, which raises substantial doubt as to its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result form the outcome of that uncertainty.

          The consolidated financial statements of Prescient Applied Intelligence, Inc. (f/k/a The viaLink Company) as of December 31, 2004 and for the year ended December 31, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and resulting dependence upon access to additional external financing raise substantial doubt concerning its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
OTHER AVAILABLE INFORMATION
          We are subject to the reporting requirements of the SEC. Accordingly, we are required to file current reports with the SEC including annual reports, quarterly reports, proxy or information statements, and current reports as required by SEC rules. All reports that we file electronically with the SEC are available for viewing free of charge over the Internet via the SEC’s EDGAR system at http://www.sec.gov.
          We are filing a registration statement with the SEC on Form SB-2 under the Securities Act of 1933 in connection with the securities offered in this prospectus. This prospectus does not contain all of the information that is in those registration statements, and you may inspect without charge, and copy all materials that we file with the SEC, at the public reference room maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20459. Copies of these materials may also be obtained at prescribed rates by calling the SEC public reference room at 1-800-SEC-0330.

Report of Independent Registered Public Accounting Firm
We have audited the accompanying consolidated balance sheet of Prescient Applied Intelligence, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prescient Applied Intelligence, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company’s recurring losses from operations and resulting dependence upon access to additional external financing raise substantial doubt concerning its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Amper, Politziner & Mattia P.C.
March 3, 2006
Edison, New Jersey

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Prescient Applied Intelligence, Inc. f/k/a The viaLink Company:
We have audited the accompanying consolidated balance sheet of Prescient Applied Intelligence, Inc. f/k/a The viaLink Company and its subsidiary as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prescient Applied Intelligence, Inc. f/k/a The viaLink Company and its subsidiary as of December 31, 2004, and the results of their operations and their cash flows for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company’s recurring losses from operations and resulting dependence upon access to additional external financing raise substantial doubt concerning its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Dallas, Texas
March 28, 2005

Prescient Applied Intelligence, Inc.
CONSOLIDATED BALANCE SHEETS
December 31,

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$716,345	$1,476,975
Accounts receivable — net of allowance for doubtful accounts of $168,000 in 2005 and $199,000 in 2004	1,957,173	1,604,573
Prepaid and other current assets	138,009	232,703

Total current assets	2,811,527	3,314,251
Furniture, equipment and leasehold improvements, net	224,419	198,578
Intangible assets, net	2,143,750	2,243,750
Goodwill	17,380,456	17,495,727
Other assets	49,342	83,456

Total Assets	$22,609,494	$23,335,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$299,514	$730,688
Accrued expenses	1,340,864	1,154,516
Deferred revenues	1,083,216	1,038,350

Total current liabilities	2,723,594	2,923,554

Deferred maintenance — long-term portion	12,672	—

Stockholders’ equity:
Series E Preferred Stock, $.001 par value; 1,660 shares authorized; 1657 shares issued and outstanding at December 31, 2005 and 2004, (liquidation value $16,567,747 at December 31, 2005 and 2004	16,567,747	16,567,747
Series F Preferred Stock, $.001 par value; 395 shares authorized; 352 shares issued and outstanding at December 31, 2004	—	3,524,400
Series G Preferred Stock, $.001 par value; 480 shares authorized; 479.9 shares issued and outstanding at December 31, 2005 (liquidation value $4,798,838 at December 31, 2005)	4,798,838	—
Common stock, $.001 par value; 400,000,000 shares authorized; 43,645,703 and 26,686,801 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	43,645	26,687
Additional paid-in-capital	103,501,178	102,993,888
Accumulated deficit	(105,034,162)	(102,700,514)
Cumulative translation adjustment	(4,018)	—

Total stockholders’ equity	19,873,228	20,412,208

Total liabilities and stockholders’ equity	$22,609,494	$23,335,762

The accompanying notes are an integral part of these consolidated financial statements.

Prescient Applied Intelligence, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the years ended December 31,

	2005	2004
Revenue:
Subscription services	$5,306,092	$4,893,691
Implementation fees	212,309	280,808
Licenses	558,621	—
Maintenance	1,572,241	—
Professional services	1,741,076	—

Total revenue	9,390,339	5,174,499

Operating expenses:
Customer operations and support	4,571,792	3,371,067
Development	1,393,375	1,548,651
Selling and marketing	2,171,666	720,130
General and administrative	2,887,728	2,174,640
Non-cash stock compensation	—	301,250
Depreciation and amortization	517,549	146,721

Total operating expenses	11,542,110	8,262,459

Loss from operations	(2,151,771)	(3,087,960)
Other income (expense):
Interest income (expense)	4,123	(3,466,052)
Income and franchise tax expense	(51,000)	—
Accrued damages to stockholders	(135,000)	—
Loss upon conversion of debt	—	(1,117,000)
Change in fair value of derivative and warrant liability	—	198,376

Net loss	(2,333,648)	(7,472,636)
Items attributable to preferred stock:
Stated dividends	—	(1,216,930)
Payment of damages to certain preferred shareholders	(87,750)	—

Net loss applicable to common stock	$(2,421,398)	$(8,689,566)

Net loss applicable to common stock per common share — basic and diluted	$(0.07)	$(0.89)

Weighted average common shares outstanding — basic and diluted	34,074,366	9,804,701

Comprehensive loss:
Net loss	$(2,333,648)	$(7,472,636)
Foreign currency translation adjustment	(4,018)	—

Comprehensive loss	$(2,337,666)	$(7,472,636)

The accompanying notes are an integral part of these consolidated financial statements.

Prescient Applied Intelligence, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the years ended December 31, 2004 and 2005

					Additional		Cumulative
	Preferred Stock		Common Stock		paid-in	Accumulated	translation
	Shares	Amount	Shares	Amount	capital	deficit	adjustment	Total
Balance, January 1, 2004	831	$9,974,850	181,573,035	$181,573	$81,981,051	$(95,227,878)	$—	$(3,090,404)
Exercise of stock options and warrants			499,124	499	(499)			—
Stock issued under employee stock purchase and option plans			70,949	71	4,652			4,723
Restricted stock issued to employees			1,250,000	1,250	80,000			81,250
Stock issued under employee separation agreements			5,000,000	5,000	215,000			220,000
Series D Preferred Stock conversion:
Conversion of Series D Preferred Stock	(831)	(9,974,850)						(9,974,850)
Issuance of Series E Preferred Stock and common stock	352	3,524,447	47,879,280	47,879	6,402,524			9,974,850
Proceeds from issuance of Series F Preferred Stock	115	1,150,000						1,150,000
Conversion of debt securities into preferred stock:
Conversion of notes payable into Series E Preferred Stock	559	5,587,800						5,587,800
Conversion of secured notes payable into Series F Preferred Stock	160	1,600,000			206,537			1,806,537
Loss upon conversion of debt					1,117,000			1,117,000
Interest paid-in-kind with common stock			10,092,069	10,093	613,311			623,404
Value assigned to warrants and common shares issued in connection with the issuance of notes payable and conversion into Series F Preferred Stock			27,250,000	27,250	1,171,334			1,198,584
Offering, net of placement and registration costs	50	500,000	1,914,846	1,915	(26,915)			475,000
Dividends on preferred stock					(1,216,930)			(1,216,930)

Prescient Applied Intelligence, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the years ended December 31, 2004 and 2005

					Additional		Cumulative
	Preferred Stock		Common Stock		paid-in	Accumulated	translation
	Shares	Amount	Shares	Amount	capital	deficit	adjustment	Total
Dividends on preferred stock, paid in-kind with common stock			19,894,286	$19,894	$1,197,036			$1,216,930
Reverse stock split, December 31, 2004			(280,652,409)	(280,653)	280,653			—
Merger with Prescient Systems, Inc.	773	$7,729,900	11,915,621	11,916	10,969,134			18,710,950
Net loss for the year ended December 31, 2004						(7,472,636)	—	(7,472,636)

Balance, December 31, 2004	2,009	$20,092,147	26,686,801	$26,687	$102,993,888	$(102,700,514)	$—	$20,412,208

Issuance of common stock and warrants from the qualified financing, net of expenses and conversion of Series F Preferred Stock to common stock and Series G Preferred Stock	(112)	$(1,124,981)	8,471,381	$8,472	$3,000,799			$1,884,290
Issuance of common stock for interest on bridge financing			4,340	4	1,906			1,910
Issuance of common stock due to exercise of warrant			11,800	12	224			236
Issuance of common stock related to qualified financing			5,113,636	5,114	(5,114)			—
Issuance of stock without consideration for failure to timely complete additional financing	240	2,399,419	3,357,745	3,356	(2,402,775)			—
Payment of damages to certain preferred shareholders					(40,500)			(40,500)
Accrued damages to certain preferred stockholders					(47,250)			(47,250)
Net loss for the year ended December 31, 2005						$(2,333,648)		(2,333,648)
Foreign currency translation adjustment							$(4,018)	(4,018)

Balance, December 31, 2005	2,137	$21,366,585	43,645,703	$43,645	$103,501,178	$(105,034,162)	$(4,018)	$19,873,228

The accompanying notes are an integral part of these consolidated financial statements.

Prescient Applied Intelligence, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31

	2005	2004
Cash flows from operating activities:
Net loss	$(2,333,648)	$(7,472,636)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	517,549	146,721
Provision for bad debts	239,000	51,000
Non-cash stock compensation	—	301,250
Non-cash loss on conversion of debt	—	1,117,000
Mark-to-market derivative and warrant instruments	—	(198,376)
Non-cash interest expense	—	3,431,352
Increase (decrease) in cash for changes in:
Accounts receivable, net	(608,183)	57,488
Prepaid expenses and other assets	93,541	58,902
Accounts payable and accrued liabilities	(238,604)	293,840
Accrued damages to certain preferred stockholders	(47,250)
Deferred revenue	60,868	(52,186)

Net cash used in operating activities	(2,316,727)	(2,265,645)

Cash flows from investing activities:
Capital expenditures	(115,382)	(71,187)
Cash and cash equivalents acquired in connection with merger	—	724,840
Direct costs in connection with merger	(173,532)	(597,870)

Net cash (used in) provided by investing activities	(288,914)	55,783

Cash flows from financing activities:
Proceeds from issuance of stock	—	1,150,000
Proceeds from issuance of notes payable	—	2,625,000
Payment of damages to certain preferred stockholders	(40,500)	—
Offering, placement and registration costs	—	(25,000)
Payments of capital lease obligation	—	(229,549)
Proceeds from exercise of stock options, warrants and stock purchase plans	236	4,723
Proceeds from issuance of stock from qualified financing, net of expenses	1,886,200

Net cash provided by financing activities	1,845,936	3,525,174

Net (decrease) increase in cash and cash equivalents	(759,705)	1,315,312
Effect of foreign currency translation on cash balances	(925)	—
Cash and cash equivalents, beginning of period	1,476,975	161,663

Cash and cash equivalents, end of period	$716,345	$1,476,975

Supplemental schedule of non-cash activities
Interest on notes payable paid in-kind with common stock	$1,910	$623,404

Additional common stock issued for no consideration	$3,356	$—

Additional preferred stock issued for no consideration	$2,399,419	$—

Preferred stock, dividends, paid with common stock	$—	$1,216,930

Placement agent fees paid, issuance of notes payable and preferred stock	$—	$638,000

The accompanying notes are an integral part of these consolidated financial statements.

Prescient Applied Intelligence, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Business and Summary of Significant Accounting Policies
General Description of Business — Prescient Applied Intelligence, Inc. was originally formed in 1985 as Applied Intelligence Group, an Oklahoma corporation. In 1998, we changed our name to The viaLink Company. In 1999, we reorganized as a Delaware corporation.
On December 31, 2004 we merged with Prescient Systems, Inc. (“Prescient Systems”) and changed our name to Prescient Applied Intelligence, Inc. (the “Merger”). In connection with the Merger, we recapitalized by converting all of our debt instruments to equity instruments, converted certain preferred stock instruments to common stock and other preferred stock issuances, effected a 20-for-1 reverse stock split and raised cash through the sale of equity instruments. (see Note 3)
We provide subscription-based business-to-business electronic commerce services that enable companies in the consumer packaged goods, retail and automotive industries to efficiently manage their highly complex supply chain information. These activities are referred to as advanced commerce offerings. We also sell supply chain planning solutions to consumer products companies, referred to as supply chain offerings. Our offerings allow manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to plan, communicate and synchronize item, pricing and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. We offer both advance commerce and supply chain applications in combined offerings to existing and potential customers and considers this one business segment.
Our customers range from small, rapidly growing companies to large corporations in the consumer packaged goods, retail and automotive parts retail industries and are geographically dispersed throughout the United States, Canada and the United Kingdom.
Basis of Presentation — Our financial statements include the accounts of Prescient Applied Intelligence, Inc. (formerly known as The viaLink Company) and our wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. On December 31, 2004, the merger with Prescient Systems was completed. Our balance sheet as of December 31, 2004 and 2005, includes the assets and liabilities of the combined companies. Our statements of operations and cash flows for the years ended December 31, 2004 do not include the operations of Prescient Systems. There were no intercompany balances or transactions to be eliminated as of December 31, 2004. Our statements of operations and cash flows for the year ended December 31, 2005 include the operations of the consolidated companies. Certain items have been reclassified to conform with the current presentation.
Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management’s estimates and assumptions in determining the carrying values of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include the carrying amount of long lived assets, intangible assets and goodwill, certain accrued expense and valuation allowances for accounts receivable and deferred income tax assets.
Cash and Cash Equivalents and Short-term Investments — For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less at the time of purchase are considered to be cash equivalents. Similar investments with a maturity, at purchase, of more than three months are classified as short-term investments held to maturity and are carried at amortized cost. At December 31, 2004 and 2005, there were no cash equivalents.
Risks from Concentrations — Financial instruments which potentially subject us to concentrations of credit risk consist principally of temporary cash investments, notes receivable and accounts receivable. Temporary cash investments are placed with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of individual accounts and their dispersion across different regions. We do not believe a material risk of loss exists with respect to the financial position due to concentrations of credit risk.

Revenues are dependent on large implementation and subscription fees from a limited number of customers. In 2004, three customers individually accounted for 12%, 9% and 5% of our revenues, respectively. In 2005, three customers individually accounted for 13%, 11% and 8% of our revenues, respectively. We will continue to be dependent upon revenues from a limited number of customers until we achieve market penetration. During 2005 and 2004 our statement of operations includes provisions for bad debt of $239,000 and $51,000, respectively. The allowance for doubtful accounts at 2005 and 2004 is $168,000 and 199,000, respectively. During 2005 and 2004 we wrote-off uncollectible accounts receivable of $292,000 and $32,000, respectively.
Trade Accounts Receivable – Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience by industry and national economic data. Our customers in the consumer product goods and retail industries are affected by decreased corporate and consumer spending. We review the allowance for doubtful accounts monthly. Past due balances over 90 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We do not have any off-balance-sheet credit exposure related to our customers.
Furniture, equipment and leasehold improvements — Furniture, equipment and leasehold improvements are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations for the period. Furniture and equipment are deprecated using the straight-line method over their estimated useful lives ranging from 2 to 10 years. Leasehold improvements are amortized over the lessor of the useful life or the lease term using the straight-line method.
Goodwill and Other Intangible Assets – Goodwill and other Intangible Assets represent the excess of costs over the fair value of the acquired assets of a business. Amortization expense for intangible assets with a finite life recorded in the year ended December 31, 2005 was $400,000. Estimated amortization expense for the next five years is $400,000 in each year 2006 through 2009 and $100,000 in 2010. Goodwill and intangible assets acquired in the purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.
Determining fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and determination of appropriate market comparables. We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. Actual results may differ from those estimates. Our goodwill impairment analysis, which was performed as of December 31, 2005, did not result in an impairment charge. We based our determination on a valuation completed by an outside consulting firm using estimates and assumptions provided by management.
Impairment of long-lived assets — In accordance with FASB Statement No. 144, long-lived assets, such as software, furniture, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or the fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. Our impairment analyses did not result in an impairment charge through December 31, 2005.
Revenue Recognition. We generate revenues from monthly subscriptions to our advance commerce services. Additionally, we generate revenues from the sale of licenses of our supply chain planning software along with related maintenance revenue. We also provide professional services to our customers.

Subscriptions — For use of our subscription advance commerce service, customers pay either a flat monthly subscription rate or a rate based on the number of trading partners and the size and complexity of the trading relationships. Other services are available for additional monthly subscription fees. Subscription advance commerce services are provided by and are resident on our database servers. Customers gain access to and use our advance commerce services through means ranging from Internet web browsers to fully automated batch interfaces imbedded in the customer’s IT systems. For new advanced commerce transactions, customers are charged an implementation fee ranging from $200 for an on-line implementation to more than $100,000 for complex supplier and retailer installations, and such fees are due in advance, are nonrefundable and are separately priced from the use of advance commerce services. Implementation fees are separately priced based on time and materials. Complex implementation costs consist primarily of labor by technical support personnel to configure customer data and establish a connection to our advance commerce services. Basic implementation services, including training the customer on how to use these services and how to format and populate the database with the customer’s data, are provided to all customers. Services beyond the basic implementation services include consulting services that help customers modify their own IT systems and procedures to enable more automated interfaces with our advance commerce services. We have no obligation to perform any future implementation services and no additional implementation services are necessary upon renewal of the service by the customer.
We recognize revenues for our subscription and basic implementation services ratably over the term of the subscription arrangement. Revenues collected in advance are deferred and recognized as earned. We recognize implementation fees and associated costs for the more involved implementation activities as the services are provided. Implementation fees and associated direct costs to provide basic implementations are deferred and recognized over the period the subscription-based services are provided. Implementation fees and associated direct costs for basic implementations are deferred because we do not have an objective basis to determine the fair value of the basic implementation services and they are essential to subscription to our services. The fair value of more involved implementation activities is established using a residual method and generally equals the amount charged by us based on time and materials.
In cases where customers are charged a “per use” fee, we recognize revenues for subscription fees for customer use of services as these services are provided. Revenues collected in advance and revenues dependent upon future performance criteria are deferred and recognized as earned and those performance criteria are met.
License and maintenance — Software license revenue is recognized upon shipment of the software product, where no significant obligations by us exist, the payment is fixed or determinable, the arrangement is evidenced by an agreement and collection is probable. Maintenance revenues are recognized ratably over the maintenance period, in accordance with the terms of the related agreements. We use the residual method of allocating a portion of the total fee to maintenance and license fees when both are included in the total contract fee (license and maintenance). Service revenues, including training and implementation consulting, are separately priced and are recognized as the services are performed, based upon the fair value of services performed.
Professional services revenue is recorded as service is performed. A Professional Services Agreement is a time and materials agreement for services provided by us for new and existing customers. Professional services performed include implementation, training, audit assessment, upgrades, and enhancements.
Development — We incurred costs and expenses of approximately $1.4 million and $1.5 million, for product development in 2005 and 2004, respectively. We have not capitalized these costs. Previously capitalized software is fully depreciated at December 31, 2005. Capitalization of costs for internal use software begins after the preliminary project stage and ends when the software is substantially complete and ready for its intended use. We also capitalize certain of these costs for software to be sold beginning when technological feasibility has been established and ending when the product is available for customers. Capitalized software development costs are amortized using the straight-line method over the estimated useful life of three to five years and are subject to impairment evaluation in accordance with the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
Earnings Per Share — Basic earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Diluted earnings per share also includes the impact of convertible debt, if dilutive, using the if-

converted method. Our diluted earnings per share is the same as the basic earnings per share for 2005 and 2004 because our common stock equivalents are anti-dilutive.
Income Taxes — We account for income taxes using the asset and liability method. Deferred tax liabilities or assets are recognized for the anticipated future tax effects of temporary differences that arise as a result of the differences in the carrying amounts and tax bases of assets and liabilities, and for loss carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The company records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Foreign Current Translations — The financial statements of our foreign subsidiary have been translated in accordance with SFAS No. 52 “Foreign Currency Translation”. Our subsidiaries assets and liabilities are translated into US dollars at the year-end rate of exchange. Income and expense items are translated at the average exchange rate during the year. The resulting foreign currency translation adjustment is included in stockholders’ equity and shown as “Cumulative Translation Adjustment”. Transaction gains and losses are recorded in the consolidated statement of operations.
Debt Discount and Beneficial Conversion Feature – Our notes payable contained certain provisions allowing at the option of the holder, the conversion of the principal amount of each of the notes into our equity securities. We determined these provisions created a beneficial conversion ratio.
We allocate the proceeds from issuance of the notes payable, the beneficial conversion ratio at the issuance date and warrants to each instrument based on their relative fair values. The sum of the relative fair value of the warrants and the intrinsic value of the beneficial conversion ratio of the notes payable was determined to be in excess of the total proceeds received by us; therefore, the entire proceeds is considered a non-cash debt discount. We estimate the fair value of warrants and beneficial conversion feature using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. These equity linked securities have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate. The resulting debt discount is being amortized as interest over the life of each of the notes payable. The debt discount was recorded at the date of each issuance and the amortization of the debt discount is included in the determination of net loss as interest expense.
In certain cases in 2004 the amounts allocated to the beneficial conversion feature were treated as an embedded derivative and the amounts allocated to warrants were also recorded as a liability. These liabilities were marked to market quarterly and any resulting change in fair value was recorded on our statement of operations. All such notes and embedded derivatives were converted into other instruments as of December 31, 2004.
Preferred Stock Classification — We follow SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS No. 150). SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities. We do not have any preferred stock or other financial instruments outstanding at December 31, 2005 that should be classified as a liability.
Stock Based Compensation — We use the intrinsic-value method as provided by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for our various fixed stock option plans and our employee stock purchase plan (“ESPP”) and provide pro forma disclosures of the compensation expense determined under the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Accordingly, we did not recognize compensation expense upon the issuance of certain of its stock options because the option terms were fixed and the exercise price equaled the market price of our common stock on the date of grant
Pro forma information regarding net loss and loss per share is required by and has been determined as if we had accounted for our employee stock options under the fair value method defined by SFAS No. 123 and amended by SFAS No. 148. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for options granted in each of the following fiscal years ended December 31, (no options were granted in 2004):

2005
Interest rates, (Zero-coupon U.S. Government Bonds issued with remaining life equal to expected term of options	4.45%
Dividend yields	0.00%
Volatility factors of our common stock	115%
Weighted average expected life	6 years
Resulting weighted average grant date fair value	$.18
Additional expense under fair value method	$378,550
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our stock options.
The following table displays the effect on net loss and loss per share had the fair value method been applied during each of the following periods:

	2005	2004
Basic and diluted:
Net loss applicable to common stock, as reported	$(2,421,398)	$(8,689,566)
Stock-based compensation included in the determination of net loss under APB No. 25	—	301,250

Stock-based compensation to be included the determination of net loss under SFAS No. 123	(106,221)	(561,814)

Net loss	$(2,527,619)	$(8,950,130)

Net loss applicable to common stock, per common share:
As reported	$(0.07)	$(0.89)
Pro-forma	$(0.07)	$(0.91)
Average weighted shares outstanding	34,074,366	9,804,701
In situations where we issue shares to employees or former employees, we recognize expense based upon the fair value of the stock at the date of issuance. Such expense was $0 in 2005, as compared to $301,000 in 2004.
Recently Issued Accounting Standards – In March 2005, FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143” (“FIN 47”). This Interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005, for calendar-year enterprises). We adopted FIN 47 during the first quarter of 2005 and the adoption did not have a material effect on our financial position or results of operations.

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), “Share-Based Payment,” which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25. Accounting for Stock Issued to Employees, and its related implementation guidance, this statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of those awards. This statement will become effective for us on January 1, 2006. . The value of the unvested stock options at December 31, 2005 is approximately $379,000. This amount will be expensed in the future over the remaining vesting period, which is approximately three years.
In December 2004, FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, which eliminates an exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This Statement became effective for us for nonmonetary asset exchanges occurring on or after January 1, 2006. We do not anticipate this to have a material impact.
In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections, which addresses the accounting and reporting for changes in accounting principles. FAS 154 replaces APB 20 and FIN 20 and is effective for accounting changes in fiscal years beginning after December 31, 2005. This Statement applies to all voluntary changes in accounting principle. This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. We do not anticipate this to have a material impact ..
In February 2006, the Financial Accounting Standards Board (“FASB” ) issued FASB Statement No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140” (“FAS 155”). FAS 155 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” FAS 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 was issued to improve financial reporting by eliminating the exemption from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. Providing a fair value measurement election also results in more financial instruments being measured at what the FASB regards as the most relevant attribute for financial instruments, fair value. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative-effect adjustment to beginning retained earnings. We do not expect the adoption of FAS 155 to have a material impact on our financial condition or results of operations.
2. Liquidity and Going Concern
Our principal potential sources of liquidity are cash on hand, cash generated from current revenues and cash provided from financing activities. As of December 31, 2005, we had cash and cash equivalents of $716,345. Based on our most recent projections, we believe our current level of liquid assets and the expected cash flows from contractual revenue arrangements will not be sufficient to finance our capital requirements and anticipated operating losses through 2006. We will require additional capital in the near future. We retained an investment banker in

March 2006 to assist us in raising capital. There are, however, no assurances that funding will be available when we need it on terms that we find favorable, if at all.
During the twelve months ended December 31, 2005, $2.3 million was used in our operating activities. Cash used in operating activities during 2005 reflects a net loss of $2.3 million. Cash used in operating activities also reflects $518,000 of depreciation and amortization. Primary uses of cash include a decrease in accounts payable and accrued liabilities of $239,000 relating mainly to higher legal, and accounting fees paid, partially offset by amounts due to Tak Investments, LLC and an increase in accounts receivable, net of provision for bad debt , of $369,000 due to a higher revenue base with additional revenue categories including licenses, maintenance and professional fee billings. There is a dispute over amounts due to Tak Investments , LLC over unpaid fees related to the new data center and certain other services. An estimate of the liability is between $210,000 and $357,000. At December 31, 2005, $210,000 has been accrued in connection with this dispute. Our total commitment under the term of the disputed Remote Resourcing Agreement is approximately $7.3 million, which represents approximately $3.6 million for data center services, as well as our current estimate of potential obligations for remaining services required to be performed by Tak under the agreement. The Remote Resourcing Agreement is for a term of five years beginning April 2005.
During the twelve months ended December 31, 2005, approximately $289,000 was used in our investing activities reflecting capital expenditures of $115,000, which was for telephone and computer equipment, as well as $174,000 for merger related expenses. During 2004, our capital expenditures were $71,000.
Effective May 4, 2005, we closed a financing transaction pursuant to which we received $2,250,000 (gross) or $1,895,000 (net) of new financing. This new capital was initially received as bridge notes payable for a total of $500,000. The bridge note funds were received on April 12, 2005 ($250,000) and April 28, 2005 ($250,000) and these notes, including interest, were converted to common stock along with $1,750,000 of additional cash at the closing of this financing in May 2005.
This financing transaction resulted in the issuance by us to Tak Investments, LLC of 5,113,036 shares of our common stock and warrants to purchase 1,534,091 shares of our common stock for $1.00 per share. As a result of the financing, we converted all of our issued and outstanding Series  F Convertible Preferred Stock into (i) 239.9 shares of newly created Series  G Convertible Preferred Stock; (ii) 3,357,745 shares of our common stock; and (iii) warrants to purchase 2,643,292 shares of our common stock for $1.00 per share. In connection with dilutive issuances of stock options, the exercise price of these warrants were reduced to $.96 per share.
In connection with this financing, we were required to obtain $1.5 million of additional financing within 120 days from closing, which we did not do. As a result, we were required to issue to Tak Investments, LLC an additional 5,113,636 shares of our common stock and to lower the exercise price on 1,534,091 of the warrants issued to Tak Investments, LLC from $1.00 to $0.50 per share. In connection with dilutive issuances of stock options, the exercise price of warrants issued to Tak were further reduced to $.49 per share. As a result of this additional issuance, the Certificate of Designation for our Series F Convertible Preferred Stock required us to issue to the former holders of our Series F Convertible Preferred Stock an additional 3,357,745 shares of our common stock and 240 shares of our Series G Convertible Preferred Stock .. The additional shares of our common stock and Series G Convertible Preferred Stock were issued to the former holders of our Series F Convertible Preferred Stock on December 31, 2005. We do not believe any “beneficial conversion features” resulted from these transactions.
We have incurred operating losses and negative cash flow in the past and expect to incur operating losses in the future. Spending may increase in the future for further technology and product development and other technology and database costs. We expect to incur increases in sales related expense as additional sales management and sales representatives are hired.
Our current and former independent auditors issued their Independent Auditors’ Report on our consolidated financial statements for the fiscal year ended December 31, 2005 and 2004, respectively, with an explanatory paragraph regarding our ability to continue as a going concern. We have generated net losses for the years ended December 31, 2005 and 2004 and have an accumulated deficit of $105 million as of December 31, 2005. We have incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow in the future. We have experienced lower new license signings for our supply chain solutions and delays in signing small supplier customers, which were an important component of expected subscription and implementation revenues for advance commerce. We continue to pursue sales efforts with (a) new retailers to create new communities, (b) small to medium size suppliers for the use of the supply chain software and (c) suppliers that will become subscribers to our advanced commerce services within existing and new hub communities.
We need additional capital in 2006 in order for us to execute our current business plan successfully. The amount of additional capital needed will be dependent upon (a) our services achieving market penetration, (b) the timing of additional customer signings, (c) the ability to maintain current decreased levels of spending, and/or (d) the amount, if any, of unanticipated expenditures. There can be no assurance as to whether, when or the terms upon which any such capital may be obtained. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms will have a material adverse effect on our business, financial condition and results of operations, including our ability to continue as a going concern. Refer to Note 9 for a summary of all commitments and contingencies for the next five years.
3. Merger of Prescient Systems, Inc.
On December 31, 2004, we merged with Prescient Systems. Under the terms of the merger agreement, the security holders of Prescient Systems received 45% of the combined company’s outstanding fully-converted shares at closing, and our security holders continued to hold the remaining 55% of the combined company’s outstanding fully-converted shares at closing. Effective December 31, 2004, we changed our name and corporate identity to Prescient Applied Intelligence, Inc. Our balance sheet as of December 31, 2004 and December 31, 2005 includes the assets and liabilities of the combined companies, the financing transactions completed on December 31, 2004 and the allocation of purchase price to the assets acquired and liabilities assumed in connection with the merger. The statements of operations and cash flows for the year ended December 31, 2004 do not include the results of operations of Prescient Systems. The statements of operations and cash flows for the year ended December 31, 2005 reflects the combined activities commencing January 1, 2005.
The merger was accounted for as a purchase business combination. We were the acquirer. The assets acquired and the liabilities assumed of Prescient Systems have been adjusted to their respective fair values. The purchase price was allocated based on the fair value as follows (in thousands, except shares):

Consideration:
Issuance of Equity Securities:
Common stock (11,915,621)	$10,498,000
Common stock purchase warrants (warrants to purchase 1,125,000 shares)	256,000
Stock options exchanged (options to purchase approximately 625,000 shares)	227,000
Series E Preferred stock (746 shares)	7,456,000
Series F Preferred stock (27 shares)	274,000

Fair value of equity securities issued	18,711,000
Other direct costs incurred by Company	1,098,000

Adjusted purchase price	$19,809,000

Purchase price allocation:
Net working capital deficit assumed	(81,000)
Property and equipment	116,000
Other assets acquired	150,000
Identifiable intangibles, primarily software and customer contracts and relationships	2,244,000
Excess of cost over fair value of net identifiable assets	17,380,000

$19,809,000

The following unaudited pro-forma summary financial information for the year ended December 31, 2004 has been prepared to give effect of our combination with Prescient Systems. accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” The unaudited summary financial information for the year ended 2004 gives pro-forma effect to the merger as if the merger had occurred on the first day of the year.

The unaudited pro-forma summary financial information is based upon available information and upon certain estimates and assumptions that are believed to be reasonable. These estimates and assumptions are preliminary and have been made solely for the purposes of developing this pro-forma financial information. This unaudited pro-forma summary financial information is presented for illustrative purposes only and does not purport to be indicative of the results of operations of the combined company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. This unaudited pro-forma financial information is based upon our respective historical consolidated financial statements and those of Prescient Systems and the respective notes thereto.
Actual summary financial information for the year ended December 31, 2005 compared to pro-forma financial information for the year ended December 31, 2004 follows:

		2004
	2005 Actual	Pro-Forma
	(in thousands except per share data)
Revenue	$9,390	$10,681
Loss from operations	(2,152)	(2,996)
Net loss	(2,334)	(7,075)
Net loss applicable to common stock	(2,421)	(8,292)
Net loss applicable to common stock per share	$(0.07)	$(0.31)
4. Furniture, Equipment, Leasehold Improvements and Software Development Costs
Furniture, equipment and leasehold improvements at December 31, 2005 and 2004 consisted of the following:

	2005	2004
Furniture and fixtures	174,619	177,909
Computer equipment	2,983,101	2,898,460
Computer software	2,281,313	2,247,589
Leasehold improvements	68,514	65,890

	5,507,547	5,389,848

Less: accumulated depreciation	(5,283,128)	(5,191,270)

Furniture, equipment and leasehold improvements, net	224,419	198,578

Computer equipment in 2004 included $413,606 of assets under capital leases. This computer equipment is fully depreciated as of December 31, 2005. The capital leases were paid in full and the liability retired in 2004.
We incurred total costs of approximately $1.4 and $1.5 million for development of software in both 2005 and 2004, respectively. No amounts were capitalized in each of the two years. Previously capitalized developed software is fully depreciated as of December 31, 2005.
5. Accrued Expenses
Accrued expenses at December 31, 2005 and 2004 consisted of the following:

	December 31,
	2005	2004
Accrued employee compensation	234,309	710,623
Accrued professional fees and contract labor	226,978	288,948
Accrued liability in connection with Remote Resourcing Agreement (1)	231,236	—
Accrued royalty payments	74,383	48,413
Accrued damages to stockholders	182,250	—
Accrued obligation to placement agent	100,000	—
Other accrued expenses	291,708	106,532

Total accounts payable and accrued liabilities	$1,340,864	$1,154,516

(1)	The accrued liability in connection with the Remote Resourcing Agreement at December 31, 2005 is $231,236, of which $210,000 is in dispute.
6. Common Stock
A reconciliation of the numerator and the denominator used in the calculation of earnings (loss) per share is as follows:

	For the Years ended December 31,
	2005	2004

Basic and diluted:
Net loss applicable to common stock	$(2,421,398)	$(8,689,566)
Weighted average common shares outstanding	34,074,366	9,804,701

Net loss per share	$(0.07)	$(0.89)

For the year ended December 31, 2005 we had outstanding (a) options to purchase 2,958,411 shares at a weighted average exercise price of $2.02 (b) 8.2 million shares of common stock to be issued upon the conversion of Series E Preferred Stock at a conversion price of $2.00 per share (c) 10.9 million shares of common stock to be issued upon the conversion of Series G Preferred Stock at a conversion price of $.44 per share, and (d) warrants to purchase 7,230,110 common shares at exercise prices in the following table. These securities were outstanding but were not included in the computation of diluted earnings per share because the effect of these outstanding options, stock issuable upon conversion of Preferred Stock and warrants would be antidilutive.

Underlying Common Shares	Exercise Price

10,459	$0.02
409,091	0.48
1,534,091	0.49
2,766,018	0.96
2,500,000	2.00
5,000	3.00
2,500	6.00
2,952	203.20

7,230,111

For the year ended December 31, 2004 we had outstanding (a) options to purchase 1,225,374 shares at a weighted average exercise price of $10.16 (b) 10.0 million shares of common stock to be issued upon the conversion of Series E and F Preferred Stock at a conversion price of $2.00 per share, and (c) warrants to purchase 2,532,710 common shares at exercise prices in the following table. These securities were outstanding but were not included in the computation of diluted earnings per share because the effect of these outstanding options, stock issuable upon conversion of Preferred Stock and warrants would be antidilutive.

Underlying Common Shares	Exercise Price

22,259	$.02
2,500,000	2.00
5,000	3.00
2,500	6.00
2,952	203.20

2,532,711

7. Stock Option and Stock Purchase Plans
Our 1999 Employee Stock Purchase Plan provides our eligible employees with the opportunity to purchase shares of our common stock through participation in a payroll deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. The purchase price for shares of our common stock under the plan will be 85 percent of the per share fair market value on either the granting date or the exercise date, whichever market value is lower. The number of shares of common stock authorized and reserved for issuance under the Plan is 40,000 shares. For the year ended December 31, 2004, 3,547 shares of common stock have been purchased under our stock purchase plan. The stock purchase plan has been suspended, and no shares were issued during 2005 and 36,453 shares remain eligible to be purchased under the plan as of December 31, 2005.
Stock Option and Grant Plans — We adopted the 1999 Stock Option Plan/Stock Issuance Plan to attract and retain the services of individuals essential to our long-term growth and financial success. Officers and other key employees, non-employee board members and consultants and other advisors are eligible to receive option grants under the 1999 Plan.
We have reserved 4,800,000 shares of common stock for issuance over the ten year term of the 1999 Plan. This share reserve will automatically increase on the first trading day of each calendar year, beginning with the 2006 calendar year, by an amount equal to 1% of the shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will such annual increase exceed 50,000 shares. Options may be granted under the 1999 Plan at an exercise price per share not less than the fair market value per share of common stock on the option grant date.
A summary of the stock option activity and related information follows for the years ended December 31, 2005 and 2004 is as follows:

		Weighted Average
	Number of Shares	Exercise Price

Outstanding January 1, 2004	890,046	31.60
Granted	624,982	1.43
Exercised	—	—
Canceled	(289,654)	57.22

Outstanding December 31, 2004	1,225,374	10.16
Granted	2,097,168	0.21
Exercised	—	—
Canceled	(364,131)	19.01

Outstanding December 31, 2005	2,958,411	2.02

The following table summarizes information about stock options outstanding at December 31, 2005:

					Weighted
		Weighted	Weighted		Average
		Average Exercise	Average		Exercise
Range of Exercise Price	Outstanding	Price	Remaining Life	Exercisable	Price

$0.21	2,097,168	$0.21	9.9
$0.62	173,701	$0.62	9	173,701	$0.62
$1.00	261,554	$1.00	9	261,554	$1.00
$1.87	—	$1.87	9	—	$1.87
$1.90 to $2.00	169,900	$2.00	7.9	169,900	$2.00
$2.30	65,000	$2.30	6.6	65,000	$2.30
$2.49	52,311	$2.49	9	52,311	$2.49
$5.00 to $5.40	57,337	$5.13	5.6	57,337	$5.13
$5.67	38,213	$5.67	9	38,213	$5.67
$9.00	197	$9.00	0.2	197	$9.00
$11.80	2,400	$11.80	5.6	2,400	$11.80
$15.00	22,625	$15.00	3.6	22,625	$15.00
$19.40 to $20.80	1,230	$19.91	4.5	1,230	$19.91
$32.00	300	$32.00	5.5	300	$32.00
$45.00	—	$45.00	3	—	$45.00
$58.76	1,900	$58.76	4.4	1,900	$58.76
$72.25 to $76.25	1,600	$74.75	3	1,600	$74.75
$120.00	1,000	$120.00	4	1,000	$120.00
$178.12	5,450	$178.12	4.7	5,450	$178.12
$201.20	825	$201.20	4.4	825	$201.20
$304.38	4,900	$304.38	4	4,900	$304.38
$350.00	—	$350.00	4	—	$350.00
$805.00	800	$805.00	4.2	800	$805.00

At December 31, 2005	2,958,411	$2.02		861,243	$6.42

At December 31, 2004	1,225,374			1,225,374	$10.16

8. Income Taxes
The differences in federal income taxes at the statutory rate and the provision for income taxes (which is consisting of state income and franchise taxes in 2005) for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004

Income tax expense (benefit) at federal statutory rate	$(793,444)	$(2,540,696)
State income taxes	(140,955)	(298,905)
Effect of change of foreign valuation allowance and differences between U.S. and foreign rates	9,489	—
Reduction of valuation allowance to be credited to Additional paid-in capital	—	1,767,466
Benefit of net operating loss carryforwards	1,068,566	1,123,468
Change in valuation allowance for current year temporary differences	(246,595)	(53,997)
Other	153,935	2,664

Provision for income taxes	$51,000	$—

Deferred tax assets (liabilities) are comprised of the following:

	December 31,
	2005	2004

Deferred tax assets:
Allowance for doubtful accounts	$67,177	$75,687
Compensated absences	50,012	63,684
Depreciation and amortization	166,018	208,970
Deferred revenues	426,000	—
AMT credit carryforwards	36,274	41,133
Net operating loss carryforwards	40,666,073	35,303,951

	41,411,554	35,693,425
Valuation allowance	(41,411,554)	(35,693,425)

Net deferred tax assets	$—	$—

The discount and interest expense recognized in 2005 and 2004 for the value of the beneficial conversion feature in the notes payable and the value of the warrants issued were not recognized for income tax purposes. The tax deduction for stock-based compensation in 2005 and 2004 exceeds the cumulative expense for those options and warrants recognized for financial reporting purposes by approximately $12.2 million. This excess deduction is a component of the net operating loss carryforwards for which a deferred tax asset and corresponding valuation allowance of approximately $4.9 million have been recognized at December 31, 2005. When the net operating loss carryforwards are utilized for financial reporting purposes, this portion of the benefit will be credited directly to additional paid in capital.
At December 31, 2005, the we had net operating loss (NOL) carryforwards for federal and sta te purposes of approximately $101.6 million. The Federal and State NOL carryforwards begin to expire in 2012. Our ability to utilize the NOL carryforwards to reduce future taxable income may be limited under IRC Section 382 as a result of our change in ownership as a result of our acquisition of Prescient Systems.
SFAS 109 requires the recording of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset depends on our ability to generate sufficient taxable income in the future. We have recognized a full valuation allowance for the amount of net deferred tax asset at December 31, 2005 and 2004 since there is uncertainty of realization.
9. Commitments and Contingencies
We are party to a Remote Resourcing Agreement with an affiliate of Tak Investments, LLC. This agreement is for a term of five years effective April 2005. Under the terms of this agreement, we are to receive a number of services, including, without limitation, a new data center, EDI VAN services and technical and professional consulting services. These activities have not commenced through December 31, 2005, except for EDI VAN services. There is a dispute over amounts due to Tak Investments, LLC in connection with the Remote Resourcing Agreement. An estimate of the potential liability which could result ranges from $210,000 to $357,000. At December 31, 2005, $210,000 has been accrued in connection with this dispute. Our total commitment under the term of the disputed Remote Resourcing Agreement is approximately $7.3 million, which represents approximately $3.6 million for data center services, as well as our current estimate of potential obligations for remaining services required to be performed by Tak under the agreement.
We lease our office and storage space under operating leases. The terms range from month-to-month up to five years. We also lease office equipment under various non-cancelable lease agreements. Total facility rental expense in 2004 and 2005 were $298,000 and $484,000, respectively.
We amended our lease agreement for our Dallas office in February 2004. The amendment decreased the rented area from 21,696 square feet to 12,052 square feet within the same building. The basic monthly rent decreased effective January 1, 2004 from $44,500 to $22,598. In November 2004 another amendment was executed to reduce the rented area further from 12,052 square feet to 11,658 square feet within the same building. The basic monthly rent decreased effective November 2004 from $22,598 to $21,859 through the end of the lease which is October 2006.

We amended our lease agreement for our West Chester office in February  2005. The amendment extended the lease agreement to April 30, 2010. The basic monthly rent effective January 2005 was $10,179 per month with annual increases of approximately 2% per year thereafter.
We entered into three equipment lease agreements in 2005. Each operating lease agreement is for a term of three years. We have the option to purchase equipment at its fair market value at the end of the lease term. The basic monthly rent is $4,748 per month for this equipment.
Future minimum lease payments under non -cancelable operating leases and commitments at December 31, 2005 follows:

Contractual Obligations	Total	Within 1 year	2 - 3 years	4 - 5 years
Rental lease obligations	$875,000	$351,000	$257,000	$267,000
Equipment lease obligations	152,000	57,000	95,000	—
Obligations under Remote Resourcing Agreement (1)	7,305,000	1,565,000	3,444,000	2,296,000
Obligations in conneciton with HP data center	426,000	426,000	—	—

	$8,758,000	$2,399,000	$3,796,000	$2,563,000

(1)	Includes $3.6 million for data center services , as well as our current estimate of the potential obligations for remaining services required to be performed by Tak under the Remote Resourcing Agreement.
10. Legal Proceedings
We are not party to any legal proceedings.
11. Retirement Plan
We have a profit sharing plan (the Plan) for certain eligible employees who have attained the age of 18 and completed one year of service. Under the Plan, employer contributions are made at management’s discretion. Participants may contribute up to 6% of earnings as eligible contributions and up to 15% of earnings in total for any Plan year. There can be a discretionary matching percentage of up to 100% of each participant’s total eligible contributions for a year. We made no contributions in 2004 or 2005.
12. Convertible Preferred Stock
Series E
In May 2004, we completed a series of financing transactions t hat commenced in April 2003, by which we issued an aggregate $5.4 million principal amount of convertible promissory notes. The proceeds from these transactions had been used to fund our operations since early 2003. The holders of the convertible notes agreed that upon approval of our merger with Prescient Systems by our stockholders, all outstanding notes would be converted into Series E preferred stock. This conversion occurred on December 31, 2004. A portion of our Series D convertible preferred stock was also converted into Series E preferred stock during 2004, such that an aggregate of 911 shares were issued during 2004. Upon completion of the merger with Prescient Systems the shareholders of Prescient System received an additional 746 shares of Series E preferred stock. As of December 31, 2004 and December 31, 2005 there were a total of 1,657 shares of Series E preferred stock outstanding. The Series E preferred stock is convertible into shares of our common stock at an initial conversion price of $2.00 per share, and 18 months after being issued the Series E preferred shares will begin accruing dividends at a rate of 4% per annum. No accrual has occurred through December 31, 2005, however, the accrual is expected to commence in June 2006. The liquidation preference for the Series E preferred stock is $10,000 per share plus accrued dividends.
Series F

In May 2004, following completion of the convertible debt financing, we received funding commitments in the aggregate amount of $2.75 million. The funding commitments were from entities or their affiliates that were beneficial owners of our common stock, including the largest beneficial owner. The purpose of this financing was to fund operations through the completion of the merger with Prescient Systems. The first phase of this funding was made immediately prior to the execution of the merger agreement, at which time we issued 10% secured promissory notes in the aggregate principal amount of $1.25 million, together with common stock purchase warrants, referred to as the “bridge warrants,” which were exercisable for 625,000 shares of our common stock at an initial exercise price of $2.00 per share. The 10% convertible notes converted into 160 shares of our Series F preferred stock on December 31, 2004, upon the closing of the merger. The second phase of the approved funding was completed upon the closing of the merger. On December 31, 2004, we issued to the funding stockholders an additional 115 shares of our Series F preferred stock for an aggregate $1,150,000 at a price of $10,000 per share, together with bridge warrants exercisable for 750,000 shares of our common stock at an initial exercise price of $2.00 per share. Finally an additional 77.44 shares of our Series F preferred stock were issued to the shareholders of Prescient Systems and the placement agent in accordance with the merger agreement. As of December 31, 2004 there were a total of 352 shares of Series F preferred stock outstanding.
On May 4, 2005, we completed an equity financing and all shares of our Series F preferred stock automatically converted into 239.9419 shares of a newly created Series G preferred stock, 3,357,745 shares of common stock and 2,643,292 warrants to purchase our common stock at an exercise price of $1.00 per share. At conversion the Series F stockholders received a 10% conversion premium as per the original term of the issuance. This premium was offset by the conversion price being 10% above the market price on the day of conversion, resulting in no conversion expense. These stockholders received a penalty payment of $40,500 in the third quarter of 2005 because we failed to timely register the underlying shares of stock. Under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to , and Potentially Settled in, a Company’s Own Stock”, we have estimated the fair value of the liability of such rights and the rights of Tak Investments, LLC are $182,000 as of December 31, 2005.
In connection with the May 2005 financing, we were required to obtain $1.5 million of additional financing within 120 days, which we did not do. As a result, the investors in the May 2005 financing received additional shares of our common stock and additional warrants. As a result of the additional issuances, in December 2005 we issued to the former holders of our Series F preferred stock an additional 3,357,745 shares of our common stock and 240 shares of our Series G preferred stock. As of December 31, 2005 there were no shares of our Series F preferred stock outstanding.
Series G
We also issued an additional 3,357,745 of common shares and 239.93 shares of our Series G preferred stock in December 2005 in connection with our failure to obtain additional equity financing as described above. As of December 31, 2005 we had 479.9 shares of Series G preferred stock outstanding.
On May 4, 2005, concurrent with the conversion of the Series F preferred stock and the qualified financing, we issued 239.9419 shares of Series G Preferred Stock. The Series G preferred stock earns no dividends and can be converted to common stock at an exchange rate of $0.44, which was the purchase price of common stock sold at the qualified financing on May 4, 2005. The liquidation preference for the Series G preferred stock is $10,000 per share.
13. Notes Payable
Beginning on April 9, 2003, throughout 2003 we received $4.4  million in working capital funding from certain existing stockholders in exchange for the issuance of promissory notes. During 2004, we received an additional $2.6 million in working capital funding from the same investors in exchange for the issuance of promissory notes. The details of the various 2004 note issuances are as follows:
Between January 1, 2004 and February 5, 2004, we received proceeds of $1  million for promissory notes. Together with the 2003 notes issued, the promissory notes were originally due on the earlier of the six-month anniversary of the issuance of each note or the consummation of a proposed financing as defined in the note agreement. The notes bore interest, payable quarterly in cash or common stock, at 10% per annum. For each $10,000 in principal, the notes holders were issued warrants to purchase 50,000 shares of common stock at $.12 per share. The notes contained certain provisions allowing, at the option of the holder, the conversion of the principal amount of each of the notes into our equity securities. If the holder elected to convert the notes into equity securities, the principal amount of the note would convert into such amount of equity securities equal to 110% of the principal amount of the note. These provisions created a beneficial conversion ratio. The maturity dates for each of the promissory notes, which matured during 2004 and 2003, were extended to mature on February 28, 2005. No additional warrants or other consideration was issued as part of the note extensions. In connection with the completion and approval of the merger with Prescient Systems, the holders of the notes totaling $5.4 million issued in 2003 and in the first quarter of 2004 agreed to convert the face value into 545 shares of a newly designated Series E Convertible Preferred Stock upon shareholder approval of the merger which occurred on December 31, 2004. Each Series E is convertible into 5,000 common shares at a conversion price of $2.00 per share and beginning 18 months from the issuance date will pay a dividend of 4%. In connection with these issuances, we issued a promissory note in the amount of $138,000 in consideration for placement fees related to the promissory notes discussed above. These notes had the same terms and conditions as the notes discussed above. These notes also converted into 14 shares of Series E Convertible Preferred Stock on consummation of the merger.
The proceeds from issuance of the notes payable, the beneficial conversion ratio at the issuance date, and warrants were allocated to each instrument based on their relative fair values. The sum of the relative fair value of the warrants and the intrinsic value of the beneficial conversion ratio of the notes payable was determined to be in excess of the total proceeds received by us; therefore, the entire proceeds is considered a non-cash debt discount. The debt discount was amortized as interest over the life of each of the notes payable. The debt discount was recorded at the date of each issuance and the amortization of the debt discount is included in the determination of net loss as interest expense in 2004 and 2003.
Additionally, in May 2004, we received funding commitments for an additional $2.75 million. $1.6 million was funded through 10% secured promissory notes through December 30, 2004 and an additional $1.15 million of Series F Preferred stock was funded on December 31, 2004 in connection with the closing of the merger with Prescient Systems. The secured promissory notes automatically converted into our Series F Preferred Stock upon closing of the merger. Of the $1.6 million of promissory notes, $1.25 million was issued between May 4 and September 30, 2004. The notes bore interest, payable quarterly in cash or common stock, at 10% per annum, and were due on February 28, 2005, or upon the consummation of the merger with Precient Systems. In connection with the issuance of these notes, we issued warrants to purchase 1.375 million shares of common stock with an exercise price of $2.00 to the providers of this funding. The Series F Preferred Stock has an initial conversion price of $2.00 per share. Under the terms of the Series F Preferred Stock, the Series F Preferred Stock will convert into qualified equity financing that results in at least $3 million of gross proceeds to the merged company. On May 4, 2005, we completed an equity financing and all shares of our Series F preferred stock converted to a newly created Series G preferred stock (Note 12).
The proceeds from issuance of the $1.25 million secured promissory notes payable, the beneficial conversion ratio at the issuance date and warrants were allocated to each instrument based on their relative fair values. The fair value of the warrants is considered a non-cash debt discount. The debt discount is being amortized as interest over the life of each of the notes payable. The debt discount was recorded at the date of each issuance and the amortization of the debt discount is included in the determination of net loss as interest expense. Immediately prior to the merger, we executed a 20-for-1 reverse stock split, and as a result reclassified the warrant and derivative liability to equity. The related notes, net of remaining unamortized discount on the date of conversion in the amount of $6.7 million was transferred to equity. In addition, we recorded an expense of $1.1 million, which is included in Loss on Conversion of Debt on the consolidated statement of operations, related to inducing the conversion of the notes as we reduced the exercise price of the outstanding warrants issued with the promissory notes from $.12 to $0 per share ..
14. Selected Quarterly Data
Selected unaudited quarterly data are as follows:

	2005
	March 31,	June 30,	September 30,	December 31,

Revenues	$2,291,198	$2,471,594	$2,348,870	$2,278,677
Loss from Operations	(652,460)	(246,687)	(389,417)	(863,207)
Net loss	(651,071)	(244,008)	(388,493)	(1,050,076)
Net loss applicable to common stock	(651,071)	(244,008)	(428,993)	(1,097,326)
Net loss applicable to common stock per share	$(0.02)	$(0.01)	$(0.01)	$(0.03)

	2004
	March 31,	June 30,	September 30,	December 31,

Revenues	$1,201,764	$1,320,108	$1,311,541	$1,341,086
Loss from Operations	(759,363)	(470,851)	(464,822)	(1,392,924)
Net loss	(2,037,935)	(1,451,582)	(1,064,497)	(2,918,622)
Net loss applicable to common stock	(2,340,505)	(1,754,152)	(1,370,392)	(3,224,517)
Net loss applicable to common stock per share	$(0.26)	$(0.18)	$(0.14)	$(0.31)

PART II
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the Delaware General Corporation Law provides generally and in pertinent part that a Delaware corporation may indemnify a director or officer against expenses (including attorneys’ fees), judgments, fines and settlement payments actually and reasonably incurred in connection with an action, suit or proceeding (other than an action by or in the right of the corporation) to which he is made a party by virtue of his service to the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.
     Article VII of the Registrant’s Certificate of Incorporation, as amended, provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.
     Prescient has entered into Indemnification Agreements with the each of its directors and officers. Pursuant to these agreements, Prescient will be obligated, to the extent permitted by applicable law, to indemnify its directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Prescient or assumed certain responsibilities at Prescient’s direction. Prescient also has purchased directors and officers liability insurance in order to limit its exposure to liability of indemnification of directors and officers.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     It is estimated that the expenses incurred in connection with this offering will be as follows:

Fees and Expenses:	Amount Payable by the Registrant:
SEC Registration Fee	$1,800.00
Printing and Engraving	$15,000.00
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$25,000.00

Total	$51,800.00

All expenses other than the SEC registration fee are estimated. All expenses will be paid by the registrant.
RECENT SALES OF UNREGISTERED SECURITIES
     On May 5, 2005, the registrant, Prescient Applied Intelligence, Inc. (“Prescient”), completed the private placement of 8,471,381 shares of its common stock, 239.9419 shares of its Series G Preferred Stock, and warrants exercisable for an aggregate 4,177,383 shares of Prescient’s common stock, to TAK Investments LLC and certain holders of Prescient’s outstanding Series F Convertible Preferred Stock. TAK paid an aggregate $2,250,000, or $0.44 per share, for the shares of common stock and corresponding warrants issued to it at the closing, which TAK paid by exchanging an aggregate $500,000 of principal outstanding under two separate promissory notes issued by the Company in April 2005, and the remainder was paid in cash. Prescient issued an additional 4,340 shares of common stock to TAK in payment of all accrued interest under those promissory notes. The holders of Prescient’s outstanding shares of Series F Preferred Stock exchanged all of the outstanding Series F Preferred Stock for the shares of common stock and Series G Preferred Stock issued to them. The Series G Preferred Stock has an initial liquidation preference of $10,000 per share, and is convertible into shares of Common Stock at an initial conversion price of $0.44 per share. The warrants are exercisable at an exercise price of $1.00 per share and may be exercised at any time on or before May 5, 2008. The Company also issued two other common stock purchase warrants, exercisable for 409,091 shares of Common Stock at $0.48 per share and 122,727 shares of common stock at $1.00 per share, respectively, to the Company’s placement agent. The sale of the common stock and warrants were made pursuant to a Common Stock and Warrant Purchase Agreement, executed by Prescient, TAK Investments, LLC and certain holders of the Company’s Series F Preferred Stock on May 4, 2005. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, in reliance upon the representations and warranties made by the purchasers in the purchase agreements. No advertising or general solicitation was employed in offering these securities. The offering and sale was made to only accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Securities Act of 1933.
     On September 8, 2005, Prescient issued an additional 5,113,636 shares of common stock to TAK Investments LLC and amended the warrants held by TAK, which are exercisable for 1,534,091 shares of common stock, in order to reduce the exercise price of those warrants to $0.50 per share, because the Company had not completed a subsequent qualifying equity financing as required under the Common Stock and Warrant Purchase Agreement. Prescient issued these securities to TAK in reliance on the exemptions set forth in Regulation D of the Securities Act of 1933, on the basis of the representations of TAK set forth in the purchase agreement.
     On December 13, 2005, Prescient issued 3,357,745 additional shares of common stock and 240 additional shares of Series G Preferred Stock to its former holders of Series F Convertible Preferred Stock, for no additional consideration, pursuant to the rights of those holders under the Certificate of Designation for the Series F Convertible Preferred Stock. Prescient issued these securities in reliance on the exemptions set forth in Regulation D of the Securities Act of 1933, on the basis of the representations of the holders set forth in the purchase agreement.
     On December 31, 2004, Prescient (f/k/a The viaLink Company), completed a merger with Prescient Systems, Inc. to form Prescient Applied Intelligence, Inc. Pursuant to the Merger, Prescient issued 11.9 million shares of common stock, 745.55 shares of Series E Convertible Preferred Stock, 27.44 shares of our Series F Convertible Preferred Stock and warrants to purchase an additional 1,125,000 shares of our common stock to the former shareholders of Prescient Systems, Inc. Shares of Series E and Series F Convertible Preferred Stock are convertible into shares of common stock at an initial conversion price of $2.00 per share. The warrants are exercisable at an initial exercise price of $2.00 per share.
     Of the shares of capital stock that were issued effective December 31, 2004, in connection with the merger, 9.5 million shares of common stock, 677 shares of Series E Convertible Preferred Stock, 23 shares of Series F Convertible Preferred Stock and warrants to purchase an additional 946,000 shares of common stock (at an exercise price of $2.00 per share) were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 4(2) of the Securities Act and the regulations thereunder. Each of the recipients of these shares represented itself to be an “accredited investor” for purposes of the Securities Act and to be acquiring the shares for investment and not with a view to distribution. There was no public advertising or solicitation made. Further, each of these recipients had access to appropriate financial and operating information regarding Prescient.
     On December 31, 2004, Prescient completed the private placement of 150 shares of Prescient’s Series F Convertible Preferred Stock at a price of $10,000 per share. Of the purchase price of $1.5 million, $1,150,000 was funded on December 31, 2004 and the remaining $350,000 was pre-funded prior to December 31, 2004. The completion of this transaction was also a condition precedent to the completion of the merger contemplated by the Merger Agreement. Separately, Prescient issued 125 shares of Series F Convertible Preferred Stock to the holders of secured notes issued from May through August 2004 upon conversion of such notes. This conversion was also contemplated by the Merger Agreement. Shares of Series F Convertible Preferred Stock are convertible into shares of Prescient common stock at an initial conversion price of $2.00 per share. The shares of Series F Preferred Stock were issued without registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act and the regulations thereunder. Each of the investors and secured note holders represented itself to be an “accredited investor” for purposes of the Securities Act and to be acquiring the shares for investment and not with a view to distribution. There was no public advertising or solicitation made. Further, each of the investors and secured note holders had access to appropriate financial and operating information regarding Prescient.
     Prescient also issued 50 shares of Series F Convertible Preferred Stock to Burnham Hill Partners (a division of Pali Capital, Inc.) and their designees, in connection with Burnham Hill’s acting as our financial advisors in connection with the merger and the Series F Purchase Agreement. Except as aforesaid, no underwriting discounts or commissions were paid by Prescient in connection with the issuance of shares of equity securities. The outstanding shares of Series F Convertible Preferred Stock were automatically converted into shares of common stock and Series G Preferred Stock in the May 5, 2005 private placement
     In a series of transactions completed in May 2004, Prescient (f/k/a The viaLink Company) concluded the issuance of convertible promissory notes and warrants. The proceeds from the issuance of these notes totaled $5.4 million and have been used to fund the Company’s operations since early 2003. For each increment of $10,000 loaned to the Company, warrants to purchase 50,000 shares were issued. The warrants expire five (5) years from the date of issuance. In connection with the merger agreement with Prescient Systems, Inc., the holders of the notes converted the face value of the notes into Series E Convertible Preferred Stock. The Series E has a conversion price of $0.10 per share and beginning 18 months from the issuance date will pay a dividend of 4%.
     On October 9, 2003, the Company issued common stock to certain holders of outstanding promissory notes as payment of interest due on the promissory notes. The Company extended the maturity dates for the promissory notes due October 9, 2003 with a total principal balance of $1.3 million. The maturity dates were extended to April 9, 2004 through the issuance of new notes in the same form. The maturing notes were surrendered to the Company in exchange for the new notes and payment of all interest due under the maturing notes paid in common stock through September 30, 2003 and in cash for the period from October 1 through October 9, 2003. The notes bear interest at an annual rate of ten percent (10%) and mature upon the earlier of six months from the issuance date or a triggering event as defined in the notes.

EXHIBITS

Exhibit
Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant. (6)

3.2	First Amendment to Amended and Restated Certificate of Incorporation of the Registrant. (7)

3.3	Amended and Restated Bylaws of the Registrant. (13)

3.4	Certificate of Designation relating to Series D Convertible Preferred Stock. (8)

3.5	Certificate of Designation relating to Series E Convertible Preferred Stock. (7)

3.6	Certificate of Correction of the Certificate of Designation relating to Series E Convertible Preferred Stock. (1)

3.7	Certificate of Designation relating to Series F Convertible Preferred Stock. (7)

3.8	Certificate of Designation relating to Series G Convertible Preferred Stock. (2)

3.9	Certificate of Correction to the Certificate of Designation of Series G Preferred Stock. (1)

3.10	Certificate Increasing the Maximum Number of Series G Convertible Preferred Stock. (1)

4.1	Common Stock and Warrant Purchase Agreement, dated May 4, 2005, by and among Prescient, TAK Investments, LLC, and certain holders of Series F Preferred Stock. (2)

4.2	Registration Rights Agreement, dated May 4, 2005, by and among registrant and the purchasers executing the Common Stock and Warrant Purchase Agreement. (2)

4.3	Lock-Up Agreement between registrant and TAK Investments, LLC. (2)

4.4	Warrant for the purchase of shares of Common Stock, issued in the name of TAK Investments, LLC, as amended. (3)

4.5	Warrant for the purchase of shares of Common Stock, to be issued in the name of the holders of Series F Preferred Stock and the placement agent. (2)

4.6	10% Demand Promissory Note, dated April 12, 2005. (4)

4.7	Amended and Restated Agreement and Plan of Merger, dated as of May 24, 2004, by and among the registrant, viaLink Acquisition, Inc. and Prescient Systems, Inc. (5)

4.8	Form of Certificate of Common Stock. (9)

4.9	Form of Series D Convertible Preferred Stock. (10)

4.10	Registration Rights Agreement dated as of September 30, 2002. (8)

4.11	Series D Convertible Preferred Stock Purchase Agreement dated as of September 30, 2002, among the Registrant and Certain Individual Purchasers. (10)

4.12	Form of Promissory Note issued by Registrant to certain note holders. (11)

4.13	Form of Warrant to purchase shares of Common Stock of Registrant issued to certain note holders. (11)

4.14	Form of Warrant to purchase shares of Common Stock of Registrant issued to Purchasers of Series E and Series F Convertible Preferred Stock and Related Senior Secured Notes. (12)

4.15	Form of Series F Convertible Preferred Stock Purchase Agreement dated as of December 31, 2004. (7)

4.16	Employment Agreement dated as of December 8, 2005, between the Registrant and Jane F. Hoffer. (1)

4.17	Employment Agreement dated as of December 8, 2005, between the Registrant and Thomas W. Aiken. (1)

5.1	Opinion of Hallett & Perrin, P.C. (1)

23.1	Consent of KPMG, LLP (1)

23.2	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1)

(1)	Filed herewith.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on May 5, 2005.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on September 14, 2005.

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on April 14, 2005.

(5)	Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-4 filed by Registrant on November 10, 2004.

(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB filed by Prescient on March 31, 2005.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 31, 2004.

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 2, 2002.

(9)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form 8-A filed by Registrant under Section 12(g) of the Exchange Act on June 21, 2000.

(10)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-2 filed by Registrant on January 23, 2003.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 10, 2003.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 27, 2004.

(13)	Incorporated by reference to Post-Effective Amendment No. 2 to the Registration Statement on Form S-2 filed by Registrant on January 15, 2004.

UNDERTAKINGS
     Prescient hereby undertakes that it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) Reflect in the prospectus any factors or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and
     (iii) Include any additional or changed material information on the plan of distribution.
     For the purpose of determining liability under the Securities Act of 1933, Prescient hereby undertakes to treat each post-effective amendment of this registration statement as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     Prescient hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     For determining liability of Prescient under the Securities Act to any purchaser in the initial distribution of the securities, Prescient undertakes that in a primary offering of securities of Prescient pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Prescient will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of Prescient relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of Prescient or used or referred to by Prescient;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about Prescient or its securities provided by or on behalf of Prescient; and
     (iv) Any other communication that is an offer in the offering made by Prescient to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Prescient pursuant to the foregoing provisions or otherwise, Prescient has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Prescient of expenses incurred or paid by a director, officer or controlling person of Prescient in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Prescient will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of West Chester, State of Pennsylvania on April 21, 2006.

PRESCIENT APPLIED INTELLIGENCE, INC.

By:	/s/ Thomas W. Aiken

Thomas W. Aiken
Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
     Each of the undersigned hereby appoints Thomas W. Aiken as the attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.
     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Jane F. Hoffer	President, Chief Executive Officer and

Jane F. Hoffer	Director (Principal Executive Officer)
Date: April 21, 2006

/s/ Thomas W. Aiken	Senior Vice President and Chief Financial Officer

Thomas W. Aiken	(Principal Financial and Accounting Officer)
Date: April 21, 2006

*	Director

Michael A. DiPiano
Date: April 21, 2006

*	Director

Mary Lou Fox
Date: April 21, 2006

*	Director

Warren D. Jones
Date: April 21, 2006

*	Director

Patrick L. Kiernan
Date: April 21, 2006

*	Director

Brian M. Carter
Date: April 21, 2006

*	Director

Daniel W. Rumsey
Date: April 21, 2006

*By:	/s/ Thomas W. Aiken

Thomas W. Aiken
Attorney-in-Fact
Date: April 21, 2006

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of the Registrant. (6)

3.2	First Amendment to Amended and Restated Certificate of Incorporation of the Registrant. (7)

3.3	Amended and Restated Bylaws of the Registrant. (13)

3.4	Certificate of Designation relating to Series D Convertible Preferred Stock. (8)

3.5	Certificate of Designation relating to Series E Convertible Preferred Stock. (7)

3.6	Certificate of Correction of the Certificate of Designation relating to Series E Convertible Preferred Stock. (1)

3.7	Certificate of Designation relating to Series F Convertible Preferred Stock. (7)

3.8	Certificate of Designation relating to Series G Convertible Preferred Stock. (2)

3.9	Certificate of Correction to the Certificate of Designation of Series G Preferred Stock. (1)

3.10	Certificate Increasing the Maximum Number of Series G Convertible Preferred Stock. (1)

4.1	Common Stock and Warrant Purchase Agreement, dated May 4, 2005, by and among Prescient, TAK Investments, LLC, and certain holders of Series F Preferred Stock. (2)

4.2	Registration Rights Agreement, dated May 4, 2005, by and among registrant and the purchasers executing the Common Stock and Warrant Purchase Agreement. (2)

4.3	Lock-Up Agreement between registrant and TAK Investments, LLC. (2)

4.4	Warrant for the purchase of shares of Common Stock, issued in the name of TAK Investments, LLC, as amended. (3)

4.5	Warrant for the purchase of shares of Common Stock, to be issued in the name of the holders of Series F Preferred Stock and the placement agent. (2)

4.6	10% Demand Promissory Note, dated April 12, 2005. (4)

4.7	Amended and Restated Agreement and Plan of Merger, dated as of May 24, 2004, by and among the registrant, viaLink Acquisition, Inc. and Prescient Systems, Inc. (5)

4.8	Form of Certificate of Common Stock. (9)

4.9	Form of Series D Convertible Preferred Stock. (10)

4.10	Registration Rights Agreement dated as of September 30, 2002. (8)

4.11	Series D Convertible Preferred Stock Purchase Agreement dated as of September 30, 2002, among the Registrant and Certain Individual Purchasers. (10)

4.12	Form of Promissory Note issued by Registrant to certain note holders. (11)

4.13	Form of Warrant to purchase shares of Common Stock of Registrant issued to certain note holders. (11)

4.14	Form of Warrant to purchase shares of Common Stock of Registrant issued to Purchasers of Series E and Series F Convertible Preferred Stock and Related Senior Secured Notes. (12)

4.15	Form of Series F Convertible Preferred Stock Purchase Agreement dated as of December 31, 2004. (7)

4.16	Employment Agreement dated as of December 8, 2005, between the Registrant and Jane F. Hoffer. (1)

4.17	Employment Agreement dated as of December 8, 2005, between the Registrant and Thomas W. Aiken. (1)

5.1	Opinion of Hallett & Perrin, P.C. (1)

23.1	Consent of KPMG, LLP (1)

23.2	Consent of Amper, Politziner & Mattia P.C. (1)

23.3	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1)

(1)	Filed herewith.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on May 5, 2005.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on September 14, 2005.

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on April 14, 2005.

(5)	Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-4 filed by Registrant on November 10, 2004.

(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB filed by Prescient on March 31, 2005.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 31, 2004.

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 2, 2002.

(9)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form 8-A filed by Registrant under Section 12(g) of the Exchange Act on June 21, 2000.

(10)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-2 filed by Registrant on January 23, 2003.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 10, 2003.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 27, 2004.

(13)	Incorporated by reference to Post-Effective Amendment No. 2 to the Registration Statement on Form S-2 filed by Registrant on January 15, 2004.